    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1997
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                        U.S. TIMBERLANDS COMPANY, L.P.
            (Exact name of registrant as specified in its charter)

         DELAWARE                    0800                   91-1842156
                         (Primary Standard Industrial    (I.R.S. Employer
     (State or other      Classification Code Number) Identification Number)
     jurisdiction of
     incorporation or
      organization)

          6400 HIGHWAY 66, KLAMATH FALLS, OREGON 97601 (541) 884-2240
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------
                        U.S. TIMBERLANDS FINANCE CORP.
            (Exact name of registrant as specified in its charter)

         DELAWARE                    0800               [TO BE APPLIED FOR]
                         (Primary Standard Industrial    (I.R.S. Employer
     (State or other      Classification Code Number) Identification Number)
     jurisdiction of
     incorporation or
      organization)

          6400 HIGHWAY 66, KLAMATH FALLS, OREGON 97601 (541) 884-2240
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------
                            AS TO BOTH REGISTRANTS:

  JOHN J. STEPHENS, P.O. BOX 10, 6400 HIGHWAY 66, KLAMATH FALLS, OREGON 97601
                                (541) 884-2240
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------
                                  Copies to:
ANDREWS & KURTH L.L.P. 425 LEXINGTON       BAKER & BOTTS, L.L.P. 910 LOUISIANA
   AVENUE NEW YORK, NEW YORK 10017         HOUSTON, TEXAS 77002 (713) 229-1234
           (212) 850-2800                         ATTN: JOSHUA DAVIDSON
      ATTN: JONATHAN P. CRAMER
                                 ------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                 ------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------
                        CALCULATION OF REGISTRATION FEE
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
                                              PROPOSED MAXIMUM
            TITLE OF EACH CLASS              AGGREGATE OFFERING    AMOUNT OF
       OF SECURITIES TO BE REGISTERED             PRICE(1)      REGISTRATION FEE
--------------------------------------------------------------------------------
  % Senior Notes Due 2007..................     $100,000,000        $30,304

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                                 ------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1997
PROSPECTUS
                                  $100,000,000

                         U.S. TIMBERLANDS COMPANY, L.P.
                         U.S. TIMBERLANDS FINANCE CORP.

                             % SENIOR NOTES DUE 2007

                                    -------

  The   % Senior Notes due 2007 (the "Notes") offered hereby are being issued, jointly and severally, by U.S. Timberlands Company, L.P., a recently formed Delaware limited partnership (the "Company"), and U.S. Timberlands Finance Corp. ("Finance Corp."), a wholly owned subsidiary of the Company. The Company and Finance Corp. are collectively referred to as the "Issuers."

  The Notes will bear interest from the date of issuance at the rate of   % per
annum, payable semi-annually in arrears, on        and        of each year,
commencing       , 1998, and will mature on       , 2007, unless previously
redeemed. The Notes are redeemable at the option of the Issuers, in whole or in
part, on or after       , 2002, at the redemption prices set forth herein, plus
accrued and unpaid interest to the redemption date. In addition, at any time on
or prior to       , 2000, the Issuers may redeem Notes with the net cash
proceeds of a public offering of common units or other equity interests of the
Partnership, at   % of the principal amount thereof, plus accrued interest to the redemption date, provided that at least 65% of the principal amount of Notes originally issued remain outstanding immediately following such redemption. In the event of a Change of Control (as defined herein), holders of the Notes will have the right to require the Issuers to purchase each such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  The Notes will be general unsecured obligations of the Issuers, and will rank pari passu in right of payment with all existing and future senior indebtedness of the Issuers and senior to all existing and future subordinated indebtedness of the Issuers. However, the Notes will be subordinated, in effect, in right of payment to claims of creditors (other than the Company) and preferred securityholders of the Company's subsidiaries, including U.S. Timberlands Klamath Falls, L.L.C. ("USTK"), a Delaware limited liability company which, upon consummation of the transactions described herein, will become the Company's subsidiary operating company (in such capacity, the "Operating Company"). In connection with the Offering, the Operating Company intends to complete a private placement of $150 million aggregate principal amount of unsecured senior notes (the "Private Notes"). At March 31, 1997, after giving pro forma effect to this offering and the other transactions described herein, the Company's subsidiaries had outstanding liabilities to creditors other than the Company of approximately $185.9 million, including $150.0 million outstanding pursuant to the Private Notes and $32.6 million outstanding under the Acquisition Facility (as defined below).

  This offering is subject to, among other things, the completion by the Operating Company of the private placement of the Private Notes, the completion by the Company of a public offering of approximately 7,232,000 common units representing limited partner interests in the Company (the "Common Units"), and the closing by the Operating Company of a $25.0 million revolving credit facility to be used for working capital and other partnership purposes (the "Working Capital Facility") and a $100.0 million revolving credit facility to be used for acquisitions and capital improvements (the "Acquisition Facility" and, together with the Working Capital Facility, the "Bank Credit Facility"). See "The Transactions."

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

                                    -------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
    PASSED  UPON  THE ACCURACY  OR  THE ADEQUACY  OF THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
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
                                                          UNDERWRITING
                                        PRICE TO          DISCOUNTS AND      PROCEEDS TO THE
                                       PUBLIC (1)        COMMISSIONS (2)       ISSUERS (3)
--------------------------------------------------------------------------------------------
Per Note                                        %                %                   %
--------------------------------------------------------------------------------------------
Total                                 $                      $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 (1) Plus accrued interest, if any, from the date of issuance.
 (2) The Issuers have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
 (3) Before deducting estimated expenses of $250,000, payable by the Issuers.

                                    -------

  The Notes are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company on or about
      , 1997.

                                    -------

SMITH BARNEY INC.
             BANCAMERICA SECURITIES, INC.
                                                        DEUTSCHE MORGAN GRENFELL

    , 1997

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and historical and pro forma financial data appearing elsewhere in this Prospectus. The transactions related to the formation of the Company, the public offering of Common Units, the issuance of the Private Notes, the entering into of the Bank Credit Facility and the other transactions to occur in connection with this offering are referred to in this Prospectus as the "Transactions." See "The Transactions." Except as the context otherwise requires, references to, or descriptions of, assets and operations of the Company in this Prospectus include the assets and operations of the Operating Company and any other subsidiary and the predecessors of the Company. References to percentage ownership of the Company reflect the approximate effective ownership interest of the Unitholders and the General Partner in the Company and the Operating Company on a combined basis. For ease of reference, a glossary of certain terms used in this Prospectus is included as Appendix A to this Prospectus.

                         U.S. TIMBERLANDS COMPANY, L.P.

THE COMPANY

  The Company's business consists of the growing of trees and the sale of logs and standing timber. The Company owns approximately 643,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing an estimated total merchantable timber volume of approximately 2.2 billion board feet ("BBF") in Oregon east of the Cascade Range (the "Timberlands"). Logs harvested from the Timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, plywood and other wood products, primarily for use in new residential home construction, home remodeling and repair and general industrial applications. The Company also owns and operates its own seed orchard and produces approximately 5 million genetically improved conifer seedlings annually from its nursery, about half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

  The Timberlands include substantial holdings of merchantable, good quality timber. The Timberlands' merchantable timber consists of Ponderosa Pine (approximately 42%) and Douglas Fir (approximately 14%), species which have historically commanded premium prices over other softwood species, with the balance consisting of Lodgepole Pine, White Fir and other softwood species. The Timberlands have stands of varying ages and are unique in the forests east of the Cascade Range in Oregon in that approximately 184,000 acres are actively managed tree farms (the "Plantations"). The Plantations were first established by Weyerhaeuser Company ("Weyerhaeuser") in the early 1970s and acreage has been planted each year since then. Currently, the Plantations contain age classes ranging generally from two to 25 years old. Initial thinning of the Plantation stands, including the thinning of commercial quantities of merchantable timber, is expected to begin within the next five years. Because the timber on the Plantations is generally not yet considered merchantable, volumes of timber on the Plantations are not included in the Company's estimated merchantable timber volume. The balance of the Timberlands are composed of natural stands.

  The Company was recently formed to acquire and own substantially all of the equity interests in USTK and to acquire and own the business and assets of U.S. Timberlands Management Company, L.L.C., formerly known as U.S. Timberlands Services Company, L.L.C. ("Old Services"). USTK and Old Services acquired approximately 601,000 fee acres of timberland (the "Klamath Falls Timberlands"), containing an estimated merchantable timber volume of approximately 1.9 BBF and related assets from Weyerhaeuser in August 1996 (the "Weyerhaeuser Acquisition"). Most of the Klamath Falls Timberlands had been owned by Weyerhaeuser for more than 50 years. On July 15, 1997, USTK acquired approximately 42,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland (the "Ochoco Timberlands"), containing an estimated merchantable timber volume of approximately 280 million board feet ("MMBF") from Ochoco Lumber Company ("Ochoco") (the "Ochoco Acquisition"). Over 45% of the merchantable timber on the Ochoco Timberlands is at least 80 years old. The Company believes that the age classes and species mix of the Ochoco Timberlands fit well with the Klamath Falls Timberlands and provide the Company flexibility in developing its harvest plans. Most of the land comprising the Ochoco Timberlands had been owned by Ochoco since the 1920s. The Company expects that during 1997, including the five and one-half months of its operations on the Ochoco Timberlands, it will harvest approximately 153 MMBF of timber (including the sale of harvest rights) from the Timberlands.

  Prior to the sale of the Klamath Falls Timberlands to USTK, approximately 65% of the logs harvested from the Klamath Falls Timberlands had been delivered to a plywood mill owned by Weyerhaeuser at Klamath Falls, Oregon. In recent years, substantially all of the timber harvested from the Ochoco Timberlands had been delivered to Ochoco's mills. The Company does not currently own any conversion facilities nor does it intend in the future to own any such facilities on a long-term basis; consequently all of the Company's sales are made to unaffiliated third parties. Concurrent with USTK's acquisition of the Klamath Falls Timberlands, USTK arranged for Collins Products LLC ("Collins"), a privately owned forest products company located within the Klamath Falls Timberlands area, to purchase Weyerhaeuser's Klamath Falls mill facilities. The Company has entered into a 10-year log supply agreement with Collins (the "Collins Supply Agreement") providing for the purchase by the plywood mill and delivery by the Company of a minimum of 34 MMBF of logs each year at market prices (approximately 25% of the Company's estimated annual harvest in the next three years). In addition to its sales under the Collins Supply Agreement, the Company sells logs to conversion facilities located in the area surrounding the Timberlands and operated by third parties. There are currently approximately 55 primary conversion facilities located within a 150 mile radius of the Company's base of operations in Klamath Falls.

  The Company believes that it is well positioned to compete successfully in the timber business for the following reasons: (i) the Company has substantial holdings of timber properties which include over 2.2 BBF of merchantable, good quality timber, approximately 184,000 acres of plantation timberland and a full-scale seed orchard and nursery operation located in a region where conversion facilities have been experiencing shortages in the supply of wood fiber; (ii) the Company focuses on owning timberlands rather than operating conversion facilities, which minimizes the Company's cost structure and capital expenditures, allows the Company to seek the most favorable markets for its timber rather than being committed to supply its own facilities, and ensures that the Company will not compete with its customers; (iii) the Company's senior operating management team has an average of more than 20 years of experience in the forest products industry, including experience in identifying, evaluating, completing and integrating acquisitions of timber properties; (iv) the Company's lean operating structure allows it to efficiently manage its Timberlands, and should enable it to acquire additional timberlands without commensurate increases in overhead; and (v) the Company's computerized geographic information system ("GIS") enables the Company to evaluate the optimal timing and patterns of the harvest of its Timberlands and evaluate and integrate acquisitions of additional timberlands.

BUSINESS STRATEGY

  The Company's business strategy is to manage its Timberlands in a manner that will enable it to pay the Minimum Quarterly Distribution on all the Units and to increase the per Unit value of the Company's assets and cash flow. Management intends to pursue this strategy in a number of ways:

 Continue to Increase Productivity of the Timberlands

  The Company intends to continue to utilize and increase the use of various modern forestry practices on its Timberlands in order to increase their productivity. Examples of these practices include the use of the Company's GIS, which enables it to develop optimal harvest plans; the application of selective harvesting and thinning practices, which improve the productivity of the remaining stand while providing merchantable timber for sale;

and the development of genetically improved seedlings to grow trees with desirable traits such as superior size and disease resistance. Certain members of senior management were involved in the development of these practices while at Weyerhaeuser, and the Company expects to benefit from their experience.

 Maximize Investment in Ochoco Timberlands

  In order to maximize its investment in the Ochoco Timberlands, the Company intends to harvest the mature timber thereon over the next several years. As a result, the Company will convert Ochoco's older, slower growing forests to younger, more productive forests. In addition, by increasing the harvest on the Ochoco Timberlands, the Company will be able to reduce the amount of timber harvested on the Klamath Falls Timberlands, allowing these faster growing Timberlands to continue to mature, thereby increasing their commercial value.

 Pursue Accretive Acquisition Opportunities

  The Company intends to identify, evaluate and acquire undervalued timberlands in North America with the objective of increasing both the value of the Company's Units and its cash flow. The Company believes that management's relationships within the timber industry, as well as its focus on operating timberlands, rather than conversion facilities, give it a competitive advantage in developing acquisition opportunities. The Company believes that its use of independent contractors to conduct its silviculture and harvesting activities should enable it to operate significantly increased acreage without a commensurate increase in fixed overhead costs. The Company intends to evaluate and pursue those opportunities that are located within markets distinguished by strong demand, that include ages and species that complement the Company's existing inventory, and that fit the Company's current and long term value objectives. In addition, the Company may in the future acquire timberlands located in areas, and containing timber, suitable for export. By early January 1998, it is expected that Edward J. Kobacker, the Company's current Executive Vice President and Chief Operating Officer, will become the President and Chief Executive Officer of the Company and that John J. Stephens, the current President and Chief Executive Officer, will become Vice Chairman in order to devote more time to the Company's acquisition program.

 Implement Flexible Marketing Strategies

  The Company's marketing strategy emphasizes flexibility in structuring the sales of its timber assets. Depending upon the needs of its customers and current market conditions, the Company can either sell harvested logs or sell harvest rights to standing timber ("stumpage") and can sell forest by-products, such as wood chips. The Company believes that its strategy of owning timberlands rather than conversion facilities that compete with its customers is an important factor in developing and maintaining strong customer relationships. Since the Weyerhaeuser Acquisition, the Company has sold logs to 17 different customers and expects to sell to a greater number in the future. In addition to log and stumpage sales, the Company may also sell or exchange parcels of land with other timberland owners. For example, the Company may seek to realize the value of portions of the Plantations by exchanging them for more mature timber owned by other timberland owners or by selling them for immediate cash proceeds.

 Sell Land for Higher and Better Uses

  The Company seeks to realize the value of land that may have a higher and better use than for timberland management or that is otherwise a candidate for sale or exchange. For example, some of the Timberlands may have greater value if used for ranching, farming or recreational purposes. The Company has identified approximately 30,000 acres of small tracts that it intends to sell for higher and better uses over the next ten years. In addition, the Company has identified two tracts aggregating approximately 35,000 acres that it intends to sell over the next five years. The Company will also seek to exchange lands with significant environmental sensitivity or recreational values for lands that are more suitable for commercial timberland management.

INDUSTRY CONDITIONS

  The Company's ability to implement its business strategy over the long term and its results of operations will depend upon a number of factors, many of which are beyond its control. These factors include general industry conditions, domestic and international prices and supply and demand for logs, lumber and other wood products, seasonality and competition from other domestic and international supplying regions and substitute products.

 Supply

  The supply of logs available for purchase has been most affected in recent years by significant reductions in timber harvested from public timberlands, principally as a result of efforts to preserve the habitat of certain endangered species, as well as a change in the emphasis of government policy toward habitat preservation, conservation and recreation and away from timber management. Since the early 1970s, environmental and other similar concerns and governmental policies have substantially reduced the volume of timber under contract to be harvested from public lands. The pace of regulatory activity accelerated in the late 1980s. Federal timber under contract in Washington and Oregon decreased approximately 88% from approximately 8.4 BBF in January 1988 to approximately 1.0 BBF in January 1997. The resulting supply decrease caused prices for logs to increase significantly, reaching peak levels during late 1993 and early 1994. Although prices have declined from these record levels, current prices still exceed pre-1993 levels. The low supply of timber from public lands, which is expected to continue for the foreseeable future, has benefited private timber holders, such as the Company, through higher stumpage and log prices.

  Industry participants do not expect environmental restrictions to ease materially within any reasonable planning horizon. Consequently, many producers of lumber and wood products are attempting to adapt to the new supply environment by increasing their emphasis on raw material yields, entering into long term timber supply arrangements and value added manufacturing, and accessing previously untapped supplies (such as private wood lot owners, timber with difficult access, alternative species and imports). These factors have tended to restrict prices from even greater increases. While raw material supply is expected to be an ongoing challenge for the lumber and wood products industry, such conditions are likely to cause the favorable operating environment for timber owners, such as the Company, to continue for the foreseeable future.

  In response to an increase in timber prices in the early 1990s, imports of logs and lumber from abroad (from countries such as Canada and New Zealand) increased. These imports, however, only partially offset the lost volume of timber from public timberlands and did not replace the mature, high-quality timber found in greater quantities on public timberlands. Since 1993, imports have decreased and their impact on timber prices currently is minimal.

 Demand

  Changes in general economic and demographic factors, including the strength of the economy and interest rates for home mortgages and construction loans, have historically caused fluctuations in housing starts and, in turn, in the demand and prices for lumber and commodity wood products. With the growth of the home center distribution business, the repair and remodeling markets have become a significant factor in terms of the demand for lumber and commodity wood products and have dampened the wide fluctuations that occurred when new housing starts were the primary factor. A large portion of the Company's property consists of Pine species, which are used in the finishing market, for molding trim, doors and windows. This market is more affected by repair and remodeling than new housing construction. Prices for these species, primarily Ponderosa Pine, reached a peak in the spring of 1993 and as a result attracted imports of Radiata Pine from New Zealand and Chile. The market absorbed these relatively small quantities with little impact on prices. The demand for logs in the United States is also affected by the level of lumber imports. In response to increasing lumber imports from Canada, the United States and Canada signed an agreement in 1996 which restricts the availability of Canadian softwood lumber in the United States. The Company believes that to date this agreement has not had a material impact on the price or demand for logs in the United States, although its long-term effect is uncertain.

  Due to transportation costs, domestic conversion facilities in the Pacific Northwest tend to purchase raw materials within relatively confined geographic areas, generally within a 200-mile radius. The conversion facilities in the vicinity of the Timberlands need more wood supply to run at capacity than can be produced by nearby timberlands. As a result, the demand from this region is relatively steady, although prices fluctuate with market conditions.

U.S. TIMBERLANDS FINANCE CORP.

  Finance Corp., a wholly-owned subsidiary of the Company which has nominal assets and will not conduct any operations, is acting as co-obligor for the Notes. Certain institutional investors that might otherwise be limited in their ability to invest in securities issued by partnerships, by reason of the legal investment laws of their states of organization or their charter documents, may be able to invest in the Notes because Finance Corp. is a co-obligor.

TRANSACTIONS AT CLOSING

  Concurrently with the closing of this offering, Old Services will contribute all of its assets, including its timber operations, to U.S. Timberlands Services Company, L.L.C., a newly formed Delaware limited liability company (the "General Partner" or "New Services"), in exchange for interests therein. Immediately thereafter, USTK will assume certain indebtedness of U.S. Timberlands Holdings, L.L.C., an affiliate of USTK ("Holdings"), and the General Partner will contribute its timber operations to USTK in exchange for a member interest in USTK. Then the General Partner will contribute all but a 1% member interest in USTK to the Company in exchange for a general partner interest in the Company, the right to receive Incentive Distributions (as defined herein) and 1,463,417 subordinated limited partner interests in the Company ("Subordinated Units" and, collectively with the Common Units, the "Units") and Holdings will contribute all of its interest in USTK to the Company in exchange for 4,046,683 Subordinated Units. The General Partner will then distribute the Subordinated Units to Old Services. Approximately 163,749 Subordinated Units will be used by Old Services to redeem interests in Old Services held by John J. Stephens and George R. Hornig, founding directors of the General Partner. As a result of such transactions, USTK will become the Operating Company and the General Partner will own an aggregate 2% interest in the Company and the Operating Company, and the right to receive Incentive Distributions; Old Services will own 1,299,668 Subordinated Units; Holdings will own 4,046,683 Subordinated Units; and Messrs. Stephens and Hornig will own an aggregate of 163,749 Subordinated Units. The 5,510,100 Subordinated Units owned by Old Services, Holdings and Messrs. Stephens and Hornig will represent an aggregate 42.4% interest in the Company.

  Concurrently with the closing of this offering, (i) the Company expects to issue and sell approximately 7,232,000 Common Units through a public offering (the "MLP Offering"), (ii) the Operating Company expects to issue $150.0 million aggregate principal amount of Private Notes to certain institutional investors in a private placement (the "Private Note Placement"), (iii) the Operating Company expects to enter into the Bank Credit Facility, which will include a $25.0 million Working Capital Facility and a $100.0 million Acquisition Facility, and (iv) the Company will contribute to the Operating Company the proceeds from the sale of the Notes offered hereby (approximately $97.0 million after deducting underwriting discounts and commissions but before expenses associated with this offering) and the proceeds from the sale of the Common Units (estimated to be approximately $138.5 million after deducting underwriting discounts and commissions but before expenses associated with the MLP Offering and assuming that the underwriters' over-allotment option with respect to the MLP Offering is not exercised). Proceeds from the sale of the Notes, together with the proceeds from the sale of Common Units, approximately $17.9 million to be borrowed by the Operating Company under the Acquisition

Facility and cash on hand (estimated to be approximately $35.4 million), will be used by the Operating Company to repay approximately $434.3 million of indebtedness of the Operating Company (including accrued interest) and to pay expenses related to the Transactions (estimated to be approximately $17.3 million). See "The Transactions."

  For additional information regarding the terms of the Private Notes and the Bank Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

  The following table sets forth an estimated breakdown of the sources and uses of funds contemplated by the Transactions.

                                                                      AMOUNTS
                                                                   (IN MILLIONS)
                                                                   -------------
   SOURCES OF FUNDS
   Proceeds from Notes offering...................................    $100.0
   Proceeds from MLP Offering.....................................     148.3
   Proceeds from Private Note Placement...........................     150.0
   Drawdown on Acquisition Facility...............................      17.9
   Cash on hand...................................................      35.4
                                                                      ------
     Total........................................................    $451.6
                                                                      ======
   USES OF FUNDS
   Repayment of outstanding bank indebtedness (a).................    $434.3
   Payment of fees and expenses of the Transactions (b)...........      17.3
                                                                      ------
     Total........................................................    $451.6
                                                                      ======

--------
(a) Represents (i) $130.0 million of bank debt incurred by Holdings in connection with USTK's acquisition of the Klamath Falls Timberlands, $3.6 million in loan guarantee fees payable to Weyerhaeuser (the "Guarantee Fees") and approximately $9.3 million of accrued interest and (ii) $285.0 million of bank debt incurred by USTK to refinance indebtedness incurred in connection with its acquisition of the Klamath Falls Timberlands and to finance the acquisition of the Ochoco Timberlands and approximately $6.4 million of accrued interest.
(b) Represents approximately $3.3 million in underwriting discounts and commissions and expenses relating to this offering and approximately $14.0 million in underwriting discounts and commissions and expenses relating to the MLP Offering and the Private Note Placement.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

  The following tables set forth for the periods and at the dates indicated, summary historical financial and operating data for the Company, and pro forma financial and operating data after giving effect to the Weyerhaeuser Acquisition and the Transactions. The summary historical operating statement data for the two years ended December 31, 1995, the eight months ended August 29, 1996 and the balance sheet data as of December 31, 1995 are derived from the historical audited financial statements of the southern Oregon timberlands operations of Weyerhaeuser (the "Predecessor") which were prepared by the Company, and the summary historical operating statement data for the three months ended March 31, 1996 are derived from the historical unaudited financial statements of the Predecessor which were prepared by the Company, and should be read in conjunction with such financial statements included elsewhere in this Prospectus. The summary historical combined financial data for the four months ended December 31, 1996 are derived from the historical combined audited financial statements of the Company and the summary historical financial data for the three months ended March 31, 1997 are derived from the historical unaudited combined financial statements of the Company included elsewhere in this Prospectus. In the opinion of management each of the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited periods. The summary pro forma financial and operating data of the Company are derived from the pro forma consolidated financial statements and notes thereto included elsewhere in this Prospectus and should be read in conjunction therewith. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations." The dollar amounts in the table below are in thousands.

                                                                                           COMPANY PRO
                                             PREDECESSOR                       COMPANY(A)    FORMA(B)
                          --------------------------------------------------- ------------ ------------
                                                                   JANUARY 1,  AUGUST 30,
                                                                      1996        1996
                                  YEAR ENDED DECEMBER 31,           THROUGH     THROUGH     YEAR ENDED
                          ---------------------------------------  AUGUST 29, DECEMBER 31, DECEMBER 31,
                             1992        1993      1994    1995       1996        1996         1996
                          ----------- ----------- ------- -------  ---------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)                                          (UNAUDITED)
OPERATING STATEMENT
 DATA:
 Revenues:
 Logs...................    $27,225     $28,609   $29,102 $29,110   $14,077     $ 13,590     $ 27,667
 Timberland and property
  sales.................        --        4,180       --      --        --           --           --
 By-products and other..      4,354       3,537     3,240   2,623     1,501          429        1,930
                            -------     -------   ------- -------   -------     --------     --------
 Total revenues.........     31,579      36,326    32,342  31,733    15,578       14,019       29,597
 Operating costs:
 Cost of products sold..     12,830      15,697    16,351  14,951     9,225        6,179       15,404
 Cost of timber and
  property sales........        --           58       --      --        --           --           --
 Depreciation, depletion
  and road
  amortization..........      1,531       1,443     1,455   1,486       927        3,323        8,376
 Selling, general and
  administrative
  expenses..............      4,069       4,034     4,454   4,235     2,730        9,284        5,779
                            -------     -------   ------- -------   -------     --------     --------
 Operating income
  (loss)................     13,149      15,094    10,082  11,061     2,696       (4,767)          38
 Interest expense.......        --          --        --      --        --         7,316       23,592
 Amortization of
  deferred financing
  fees and debt
  guarantee fees........        --          --        --      --        --         1,326          330
 Interest income........        --          --        --      --        --          (409)        (409)
 Other (income) expense,
  net...................       (322)        297       140    (555)        1           36           37
                            -------     -------   ------- -------   -------     --------     --------
 Net income (loss)
  before minority
  interest..............     13,471      14,797     9,942  11,616     2,695      (13,036)     (23,512)
 Minority interest(c)...        --          --        --      --        --           --           139
                            -------     -------   ------- -------   -------     --------     --------
 Net income (loss)(d)...    $13,471     $14,797   $ 9,942 $11,616   $ 2,695     $(13,036)    $(23,373)
                            =======     =======   ======= =======   =======     ========     ========
 Limited partners'
  interests in net
  loss..................                                                                     $(23,138)
                                                                                             ========

                                                                                          COMPANY PRO
                                             PREDECESSOR                      COMPANY(A)    FORMA(B)
                          -------------------------------------------------- ------------ ------------
                                                                  JANUARY 1,
                                                                     1996     AUGUST 30,
                                  YEAR ENDED DECEMBER 31,          THROUGH   1996 THROUGH  YEAR ENDED
                          --------------------------------------- AUGUST 29, DECEMBER 31, DECEMBER 31,
                             1992        1993      1994    1995      1996        1996         1996
                          ----------- ----------- ------- ------- ---------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)
CASH FLOWS AND OTHER
 DATA:
 EBITDDA(e).............   $ 14,680     $16,595   $11,537 $12,547  $ 3,623     $ (1,444)    $ 8,414
 Capital expenditures--
  Maintenance(f)........      1,553       1,157     2,098   2,082      459          360
 Cash flow from
  operations............     16,784      15,124    13,173  11,810    5,512       (2,984)
 Ratio of earnings
  (losses) to fixed
  charges(g)............
 Ratio of EBITDDA to
  interest expense(h)...
BALANCE SHEET DATA (AT
 PERIOD END):
 Working capital........   $    793     $ 2,068   $   211 $ 1,304  $   524     $ 21,459
 Timber, timberlands and
  logging roads.........     22,050      21,495    20,885  20,822   21,275      273,457
 Total assets...........     30,787      32,292    29,844  30,947   27,839      310,191
 Long-term debt.........        --          --        --      --       --       305,000
 Excess of assets over
  liabilities...........     29,220      29,643    27,745  29,155   27,839          --
 Members' deficit.......                                                         (2,936)
OPERATING DATA
 (UNAUDITED):
 Harvest volumes (MBF):
 Used in log and
  stumpage sales(i).....     70,982      69,291    69,311  63,235   32,398       27,389      59,787
 Used in chip sales.....     33,012      18,996    10,224  18,315    5,195          --        5,195
  Total.................    103,994      88,287    79,535  81,550   37,593       27,389      64,982
 Sales volumes:
 Log and stumpage sales
  (MBF)(i)..............     70,903      66,250    69,405  63,443   32,398       30,210      62,608
 Timber and property
  sales (MBF)...........        --        9,449       --      --       --           --          --
 Chip sales (BDT).......     98,802      52,278    38,380  25,702   20,568        7,174      27,742

                                                                    COMPANY PRO
                                            PREDECESSOR COMPANY(A)    FORMA(B)
                                            ----------- ----------- ------------
                                                 THREE MONTHS       THREE MONTHS
                                                     ENDED             ENDED
                                                   MARCH 31,         MARCH 31,
                                            -----------------------     1997
                                                                    ------------
                                               1996        1997
                                            ----------- -----------
                                            (UNAUDITED) (UNAUDITED) (UNAUDITED)
OPERATING STATEMENT DATA:
 Revenues:
 Logs.....................................    $ 3,417    $  8,827     $  8,827
 Timberland and property sales............        --        3,494        3,494
 By-products and other....................        616          13           13
                                              -------    --------     --------
 Total revenues...........................      4,033      12,334       12,334
 Operating costs:
 Cost of products sold....................      2,407       3,525        3,525
 Cost of timber and property sales........        --        1,191        1,191
 Depreciation, depletion and road
  amortization............................        332       2,360        2,360
 Selling, general and administrative
  expenses................................        941       1,190        1,565
                                              -------    --------     --------
 Operating income.........................        353       4,068        3,693
 Interest expense.........................        --        5,319        5,898
 Amortization of deferred financing fees
  and debt guarantee fees.................        --          999           82
 Interest income..........................        --         (366)        (366)
 Other expense, net.......................         95          63           63
                                              -------    --------     --------
 Net income (loss) before minority
  interest................................        258      (1,947)      (1,984)
 Minority interest(c).....................        --          --            (4)
                                              -------    --------     --------
 Net income (loss)(d).....................    $   258    $ (1,947)    $ (1,988)
                                              =======    ========     ========
 Limited partners' interests in net loss..                            $ (1,968)
                                                                      ========
CASH FLOWS AND OTHER DATA:
 EBITDDA(e)...............................    $   685    $  7,619     $  7,244
 Capital expenditures--Maintenance(f).....        126         199
 Cash flow from operations................        835       3,425
 Ratio of earnings to fixed charges (g)...
 Ratio of EBITDDA to interest expense(h)..                   1.43x        1.23x
BALANCE SHEET DATA (AT PERIOD END):
 Working capital..........................    $ 1,674    $ 20,728     $    284
 Timber, timberlands and logging roads....     20,762     269,948      380,378
 Total assets.............................     29,530     308,978      392,732
 Long-term debt...........................        --      305,000      282,594
 Excess of assets over liabilities........     28,464         --
 Members' deficit.........................                 (6,074)
 Partners' capital........................                             105,722
OPERATING DATA (UNAUDITED):
 Harvest volumes (MBF):
 Used in log and stumpage sales(i)........      7,850      21,373       21,373
 Used in chip sales.......................      1,414          73           73
  Total...................................      9,264      21,446       21,446
 Sales volumes:
 Log and stumpage sales (MBF)(i)..........      7,759      21,373       21,373
 Timber and property sales (MBF)..........        --       11,045       11,045
 Chip sales (BDT).........................      9,225         217          217

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the financial and operating data for the period from August 30, 1996 through December 31, 1996 are not comparable to financial and operating data of the Predecessor. See the financial statements of the Company and accompanying notes included elsewhere in this Prospectus for additional information.
(b) The Company's pro forma consolidated financial and operating data are derived from the unaudited consolidated pro forma financial statements of the Company included elsewhere in this Prospectus.
(c) Reflects the General Partner's 1% minority interest in USTK's pro forma net income (loss).
(d) Net loss per Unit is computed by dividing the limited partners' 99% interest in net loss by the number of Units expected to be outstanding at the closing of this offering.
(e) EBITDDA is defined as operating income plus depreciation, depletion and amortization and cost of timber and property sales. EBITDDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDDA is not intended to represent cash flow and does not represent the measure of cash available for distribution, but provides additional information for evaluating the Company's ability to make the Minimum Quarterly Distribution.

(f) Maintenance capital expenditures include the replacement of property, plant and equipment, capitalized seed orchard and nursery costs and additions to timber, timberlands and logging roads.
(g) For purposes of calculating the ratio of earnings (losses) to fixed charges, "earnings (losses)" are net income (loss) plus fixed charges. "Fixed charges" are composed of interest on indebtedness, amortization of deferred financing costs and debt guarantee fees. Earnings were insufficient to cover fixed charges by $13,036, $1,947, $23,373 and $1,988, for the historical period from August 30, 1996 through December 31, 1996, the historical period ended March 31, 1997 and for the pro forma year ended December 31, 1996 and three months ended March 31, 1997, respectively. The Predecessor participated in Weyerhaeuser's centralized cash management system and therefore had no indebtedness or fixed charges.
(h) EBITDDA was insufficient to cover interest expense by $8,760 and $15,178 for the historical period from August 30, 1996 through December 31, 1996 and for the pro forma year ended December 31, 1996. The Predecessor participated in Weyerhaeuser's centralized cash management system and therefore had no indebtedness or interest expense.
(i) The Company had no stumpage sales prior to April 1997.

                        COMPANY STRUCTURE AND MANAGEMENT

  The operations of the Company will be conducted through, and the operating assets will be owned by, USTK, as the Operating Company. Upon consummation of the Transactions, the Company will own a 98.9899% member interest in the Operating Company and the General Partner will own a 1% general partner interest in the Company and a 1.0101% managing member interest in the Operating Company. The General Partner therefore will own an aggregate 2% interest in the Company and the Operating Company on a combined basis.

  Following this offering and the MLP Offering, the senior executives who currently manage USTK and Old Services will manage and operate the Company's business as the senior executives of the General Partner. The General Partner will not receive any management fee or other compensation in connection with its management of the Company, but will be reimbursed for all direct and indirect expenses incurred on behalf of the Company and all other necessary or appropriate expenses allocable to the Company or otherwise reasonably incurred by the General Partner in connection with the operation of the Company's business.

  The principal executive offices of the Company and the Operating Company are located at 6400 Highway 66, Klamath Falls, Oregon 97601. The telephone number at such offices is (541) 884-2240.

  The following chart depicts the organization and ownership of the Company and the Operating Company immediately after giving effect to the consummation of the Transactions, including the sale of the Common Units, and assumes that the Underwriters' over-allotment option in connection therewith is not exercised. The percentages reflected in the following chart represent the approximate ownership interest in each of the Company and the Operating Company individually and not on an aggregate basis. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the Unitholders in the Company and the Operating Company on a combined basis. The 2% ownership percentage of the General Partner referred to in this Prospectus reflects the approximate effective ownership interest of the General Partner in the Company and the Operating Company on a combined basis.

                     [ORGANIZATIONAL CHART APPEARS HERE]


Effective Aggregate Ownership
of the Company and the
Operating Company

Public Unitholders....................................55.6%
U.S. Timberlands Management Company, L.L.C............10.0%
Holdings..............................................31.1%
Management............................................ 1.3%
General Partner's Combined Interest ...................2.0%

Management 163,749      U.S. Timberlands Management     Public Unitholders
Subordinated Units -    Company, L.L.C.                 7,232,000 Common
                        and Affiliates /1/              Units
                        ("Old Services")
                        1,299,668 Subordinated Units

30% Member Interest     70% Member Interest             100% Ownership

         U.S. Timberlands Services             U. S. Timberlands
         Company, L.L.C.                       Holdings, L.L.C.
         ("General Partner" or                 ("Holdings")
           "New Services")                     4,046,683 Subordinated Units

         1.0% General                          31.4% Limited
         Partner Interest                      Partner Interest

1.3% Limited               U.S. Timberlands    56.2% Limited
Partner Interest             Company, L.P.     Partner Interest
                              ("Company")

1.0101% Managing         98.9899% Member Interest      100% Ownership
Member Interest

U.S. Timberlands                                U.S. Timberlands Finance Corp.
Klamath Falls, L.L.C.                                  ("Finance Corp")
("USTK" or "Operating
Company")


/1/ 100% of the equity interests in Old Services are owned, directly or indirectly, by John M. Rudey, the Chairman of the Board of the General Partner.

                                  THE OFFERING

Issuers.....................  U.S. Timberlands Company, L.P. and U.S.
                              Timberlands Finance Corp.

Securities Offered..........  $100 million aggregate principal amount of  %
                              Senior Notes due 2007 (the "Notes").

Maturity Date...............        , 2007.

Payment Dates...............  The Notes will bear interest from the date of issuance at the rate of  % per annum, payable
                              semi-annually in arrears on      , and      , of
                              each year, commencing on       , 1998.

Ranking.....................  The Notes will be senior unsecured joint and several obligations of the Issuers. The Notes will rank senior to all existing and future subordinated indebtedness of the Issuers. The Notes will rank pari passu in right of payment with all future senior indebtedness of the Issuers. The Notes will be effectively subordinated to all secured and unsecured indebtedness and other liabilities of the Operating Company. At March 31, 1997, after giving pro forma effect to this offering and the other transactions described herein, the Company's subsidiaries had outstanding liabilities to creditors other than the Company of approximately $185.9 million, including $150.0 million outstanding pursuant to the Private Notes and $32.6 million outstanding under the Acquisition Facility. The Notes will be non-recourse to the General Partner of the Company.

Mandatory Redemption........  The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption.........  The Notes will be redeemable, in whole or in part, at the option of the Issuers on or after
                                    , 2002, at the redemption prices set forth
                              herein, plus accrued and unpaid interest thereon to the redemption date. In addition, at any time
                              on or prior to       , 2000, the Issuers may
                              redeem Notes with the net cash proceeds of a
                              public offering of Common Units or other equity
                              interests of the Company, at    % of the
                              principal amount hereof, plus accrued and unpaid interest thereon to the redemption date, provided that at least 65% of the principal amount of Notes originally issued remain outstanding immediately following such redemption. See "Description of the Notes--Optional Redemption."

Change of Control...........  Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Issuers to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. There can be no assurance that the Issuers will have adequate funds available to repurchase the Notes. See "Risk Factors--Inability to Fund Change of Control Offer."

Certain Covenants...........  The Indenture contains covenants restricting or limiting the ability of the Company and its Restricted Subsidiaries (as defined herein) to, among other things, (i) pay distributions or make other restricted payments, (ii) incur additional indebtedness and issue preferred stock, (iii) enter into sale and leaseback transactions, (iv) create liens, (v) incur dividend and other payment restrictions affecting Subsidiaries, (vi) sell assets or harvest timber in excess of certain limitations, (vii) enter into mergers, consolidations or sales of all or substantially all assets, (viii) enter into transactions with affiliates or (ix) engage in other lines of business. However, these covenants are subject to certain exceptions.

Use of Proceeds.............  The proceeds to the Company from the sale of the
                              Notes offered hereby will be approximately $97.0 million, after deducting underwriting discounts and commissions. The proceeds of this offering, the MLP Offering, the Private Note Placement, borrowings under the Acquisition Facility and cash on hand, will be applied to repay indebtedness of the Operating Company (including accrued interest and the Guarantee Fees) upon consummation of the Transactions and to pay expenses. See "Use of Proceeds."

RISK FACTORS

  Prospective purchasers of the Notes should consider carefully the information set forth in "Risk Factors" and elsewhere in this Prospectus in evaluating an investment in the Notes.

                                  RISK FACTORS

  Prospective purchasers of the Notes should consider the following risk factors in evaluating an investment in the Notes. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's business strategy, plans and objectives of management of the Company for future operations are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be met. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed below and elsewhere in this Prospectus.

RISKS INHERENT IN AN INVESTMENT IN THE COMPANY

 Holding Company Structure and Ability to Repay the Notes; Effective
   Subordination to Indebtedness and Liabilities of Operating Company

  The Company is a holding company for its subsidiaries, with no material operations and no substantial assets other than its approximate 99% member interest in the Operating Company. Accordingly, the Company is dependent upon the distribution of the cash flow generated by its subsidiaries, including the Operating Company, to service its debt obligations. The actual amounts of cash distributions from the Operating Company may fluctuate and will depend upon numerous factors, including cash flow generated by operations, required principal and interest payments on debt, including the Private Notes and the Bank Credit Facility, the costs of acquisitions (including related debt service payments), restrictions contained in the Operating Company's debt instruments, issuances of debt and equity securities by the Operating Company, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, a number of which will be beyond the control of the Operating Company and the Company.

  In addition, the Notes will be effectively subordinated to claims of creditors (other than the Company) and preferred stockholders of the Company's subsidiaries that are not Subsidiary Guarantors. Claims of creditors (other than the Company) of the Company's subsidiaries that are not Subsidiary Guarantors, including trade creditors, secured creditors, taxing authorities and creditors holding guarantees, and claims of holders of preferred stock of such subsidiaries will generally have priority as to assets of such subsidiaries over the claims and equity interest of the Company and, thereby indirectly, the holders of indebtedness of the Company, including the Notes. See "Description of Notes--General." At March 31, 1997, after giving pro forma effect to this offering and the other transactions described herein, the Company's subsidiaries had outstanding liabilities to creditors other than the Company of approximately $185.9 million, including $150.0 million outstanding pursuant to the Private Notes and $32.6 million outstanding under the Acquisition Facility. See "Capitalization" and "U.S. Timberlands Company, L.P. Pro Forma Consolidated Financial Statements."

  Distributions of cash by the Operating Company will be subject to the agreement governing the Private Notes (the "Private Note Agreement") and the Bank Credit Facility, which permit quarterly distributions in an amount equal to Available Cash for the immediately preceding quarter after reserves for principal and interest payments thereon, only for so long as no default exists or would result therefrom. The Private Note Agreement and the Bank Credit Facility will each contain various restrictive and affirmative covenants applicable to the Operating Company, the violation of which could result in a default thereunder. Among other things, such restrictions include (i) restrictions on the incurrence of additional indebtedness, (ii) restrictions on certain liens, investments, guarantees, loans, advances, payments, mergers, consolidations, sales of assets, engaging in new lines of business, entering into transactions with affiliates and the ability of the Company to harvest timber in excess of certain amounts and (iii) certain financial maintenance tests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

 The Company's Indebtedness May Affect its Operations

  On a pro forma basis at March 31, 1997, the Company's total indebtedness as a percentage of its total capitalization would have been approximately 73%. As a result, the Company will be significantly leveraged and will have indebtedness that is substantial in relation to its equity capital. Upon consummation of the Transactions, the Company contemplates that it will have outstanding $100.0 million in Notes, $150.0 million in Private Notes and $17.9 million in borrowings under the Acquisition Facility. The Company expects to have an additional $107.1 million of unused borrowing capacity under the Bank Credit Facility at the closing of this offering. Future borrowings could result in a significant increase in the Company's leverage. The ability of the Company to make principal and interest payments depends on future performance, which performance is subject to many factors, a number of which will be outside the Company's control. The Company's leverage may adversely affect the ability of the Company to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

 Possible Insufficiency of Assets in the Event of a Fraudulent Conveyance

  The incurrence by the Issuers of indebtedness such as the Notes for the purposes described herein may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of unpaid creditors of the Issuers. Under these laws, if a court were to find that, at the time the Notes were issued, (a) the Issuers either incurred indebtedness represented by the Notes with the intent of hindering, delaying or defrauding creditors or received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b) the Issuers (i) were insolvent or were rendered insolvent by reason of such transaction, (ii) were engaged in a business or transaction for which the assets remaining with them constituted unreasonably small capital or (iii) intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, such court may subordinate the Notes to presently existing and future indebtedness of the Issuers, void the issuance of the Notes and direct the repayment of any amounts paid thereunder to the Issuers or to a fund for the benefit of the Issuers' creditors, or take other action detrimental to the holders of the Notes. In such an event, the Company might not have sufficient funds to satisfy its obligations to the holders of the Notes because substantially all of the Company's assets are held by, and substantially all of the Company's revenues are derived from, the operations of the Operating Company, and the Notes are effectively subordinated to all secured and unsecured indebtedness of the Operating Company. See "--Holding Company Structure and Ability to Repay the Notes; Effective Subordination to Indebtedness and Liabilities of Operating Company."

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

 Fraudulent Conveyance Considerations Relating to Subsidiary Guarantees

  The Indenture pursuant to which the Notes will be issued (the "Indenture") will not require any subsidiary to guarantee the Notes unless such subsidiary guarantees other indebtedness of the Company. On the date of the Indenture, there are expected to be no Subsidiary Guarantors. The incurrence of any Subsidiary Guarantees (as defined herein) in the future may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of unpaid creditors of the Subsidiary Guarantor. Under these laws, if a court were to find that, at the time the Subsidiary Guarantee was incurred (a) the Subsidiary Guarantor either incurred the Subsidiary Guarantee with the intent of hindering, delaying or defrauding creditors or received less than reasonably equivalent value or fair consideration for incurring such Subsidiary Guarantee and (b) the Subsidiary Guarantor (i) was insolvent or was rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with it constituted unreasonably small capital or

(iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate the Subsidiary Guarantee to presently existing and future indebtedness of the Subsidiary Guarantor, void the issuance of the Subsidiary Guarantee and direct the repayment of any amounts paid thereunder to the Subsidiary Guarantor, or to a fund for the benefit of the Subsidiary Guarantor's creditors, or take other action detrimental to the holders of the Notes. Among other things, a legal challenge of the Subsidiary Guarantee issued by such Subsidiary Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Subsidiary Guarantor as a result of the issuance by the Issuers of the Notes. To the extent the Subsidiary Guarantee was avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantors whose Subsidiary Guarantees were not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor and the Company might not have sufficient funds to satisfy its obligations to the holders of the Notes because substantially all of the Company assets are held by, and substantially all of the Company's revenues are derived from, the operations of the Operating Company. See "-- Holding Company Structure and Ability to Repay the Notes; Effective Subordination to Indebtedness and Liabilities of Operating Company" and "Description of Notes--Subsidiary Guarantees of Notes."

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a Subsidiary Guarantor would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

 The Company Has a Limited Operating History; Recent Losses

  The Klamath Falls Timberlands and the Ochoco Timberlands, prior to their acquisition by the Company, had been part of Weyerhaeuser and Ochoco, respectively, and had not been operated as separate businesses or divisions. In addition, prior to the Company's acquisition of the Timberlands, sales from the Timberlands were generally made to affiliated conversion facilities and not to unaffiliated customers. Although the Company has operated the Klamath Falls Timberlands since September 1996, and sales during such period have been made exclusively to unaffiliated customers, there can be no assurance that the Company will be able to manage successfully the Timberlands as a separate business on a profitable basis. For the years ended December 31, 1994 and 1995 and the eight-month period ended August 29, 1996, the Company had net income of $9.9 million, $11.6 million and $2.7 million, respectively. Since the Weyerhaeuser Acquisition, the Company has had net losses of $13.0 million and $1.9 million for the four-month period ended December 31, 1996 and the three months ended March 31, 1997, respectively. On a pro forma basis, the Company would have had net losses of $23.4 million and $2.0 million for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

 Change of Management Provisions

  Following this offering, the ownership of Subordinated Units by certain affiliates of the General Partner will effectively preclude the removal of the General Partner without its consent. In addition, the Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the General Partner or otherwise change the management of the Company.

 Absence of Trading Markets

  The Notes will be a new issue of securities for which there currently is no public market, and the Company does not intend to list the Notes on any national securities exchange. Although the Underwriters have informed the Company that they currently intend to make a market in the Notes, the Underwriters are not obliged to do so and may discontinue such market-making at any time. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, no assurance can be given as to the development or liquidity of any market for the Notes.

 Inability to Fund a Change of Control Offer or Asset Sale Offer

  The Company must offer to purchase the Notes upon the occurrence of certain events. The Indenture will provide that in the event of a Change of Control, the Issuers will be required, subject to certain conditions, to offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. On a pro forma basis after giving effect to the Transactions, the Issuers will not have sufficient funds available to purchase all of the outstanding Notes were they to be tendered in response to an offer made as a result of a change of control. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

  In the event of certain asset dispositions or excess harvests, the Company will be required to use the Net Proceeds (as defined herein) to offer to purchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of Notes--Repurchase at the Option of Holders--Asset Sales."

RISKS INHERENT IN THE COMPANY'S BUSINESS

 Cyclicality of Forest Products Industry Will Affect the Company's Results of Operations

  The Company's results of operations are, and will continue to be, affected by the cyclical nature of the forest products industry. Prices and demand for logs have been, and in the future can be expected to be, subject to cyclical fluctuations. The demand for logs is primarily affected by the level of new residential construction activity, and, to a lesser extent, repair and remodeling activity and other industrial uses, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. Decreases in the level of residential construction activity will be reflected in reduced demand for logs, which may result in lower revenues, profits and cash flows.

 Timber Supply May Increase in the Future

  Various factors, including environmental and endangered species concerns, have limited, and are likely to continue to limit, the amount of timber offered for sale by certain United States government agencies, which historically have been major suppliers of timber to the United States forest products industry. Federal timber under contract in Washington and Oregon decreased approximately 88% from approximately 8.4 BBF in January 1988 to approximately 1.0 BBF in January 1997.

  Although the Company believes that sales of timber by United States government agencies are likely to remain at relatively low levels for the foreseeable future, any reversal of policy that substantially increases such sales could significantly reduce prices for logs, which could have a material adverse effect on the Company. For instance, in July 1995, Congress passed the Emergency Salvage Timber Sale Program (the "Salvage Act"), which authorized an increased harvest of timber by December 31, 1996 from certain U.S. government lands on which logging had been restricted because of environmental limitations. Although to date only limited sales have been consummated under the Salvage Act, substantial sales pursuant to the Salvage Act or an extension of the time period available under the Salvage Act could have a material adverse effect on prices of logs. Furthermore, increased imports from Canada (due to the expiration in 2001 of the United States-Canada lumber trade agreement or otherwise) and other foreign countries could reduce the prices the Company receives for its timber.

 The Company's Ability to Harvest Timber Will be Subject to Limitations

  Revenues, net income and cash flow from the Company's operations will be dependent to a significant extent on its ability to harvest timber at adequate levels. There can be no assurance that the Company will in the future achieve harvest levels necessary to maintain or increase revenues, net income or cash flows. Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources or any shortage of contract loggers may restrict harvesting of the Timberlands, as may other factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters. For example in 1993, approximately 30,000 acres of the Timberlands had to be partially salvaged due to an infestation of the fir engraver beetle. One or more major fires on the Timberlands could adversely affect the Company's operating results. Although damage from such causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage to the Timberlands will, in fact, be so limited. The risks to the Company described above are somewhat heightened because of the concentration of the Timberlands in central Oregon. As is typical in the forest products industry, the Company does not maintain insurance coverage with respect to damage to its timberlands. Even if such insurance were available, the cost would be prohibitive.

  A substantial portion of the Klamath Falls Timberlands consists of sections of land that are intermingled with or adjacent to sections of federal land managed by the United States Department of Agriculture--Forest Service ("USFS") and the United States Department of Interior Bureau of Land Management ("BLM"). In many cases, access is only, or most economically, achieved through a road or roads built across adjacent federal land. In order to access such intermingled timberlands, the Company has in the past obtained and will need to continue to obtain either temporary or permanent access rights across these public lands. Although the Company currently has legal access to substantially all of the merchantable timber included in the Timberlands, this process has often been, and will likely continue to be, affected by, among other things, the requirements of the Endangered Species Act, the National Environmental Policy Act and the Clean Water Act. See "Business and Properties--Federal and State Regulation."

 The Company is Subject to Federal and State Environmental and Endangered Species Regulation

  The Company is subject to regulation under various environmental laws, including the Endangered Species Act, as well as similar state laws and regulations. The Endangered Species Act and state legislation protect species threatened with possible extinction. A number of species indigenous to the Timberlands have been and in the future may be protected under these laws, including the northern spotted owl, bald eagle, northern goshawk and bull trout. Protection of endangered and threatened species may include restrictions or prohibitions on timber harvesting, road building and other silvicultural activities on private, federal and state land containing the affected species. See "Business and Properties--Federal and State Regulation."

  Although the Company has identified bald eagle, northern spotted owl and northern goshawk nesting areas on the Timberlands and the presence of bull trout in certain of its streams, the Company, in cooperation with the Oregon Department of Fish and Wildlife, has developed plans for managing such species and does not believe that such plans will have a material adverse effect on the Company's ability to harvest the Timberlands in accordance with current harvest plans. There can be no assurance, however, that species on or around the Timberlands may not subsequently receive protected status under the Endangered Species Act or that currently protected species may not be discovered in significant numbers on or around the Timberlands. Any such changes could materially and adversely affect the results of operations of the Company.

  The Federal Water Pollution Control Act authorizes the regulation of wetland areas. Timberlands within a wetlands area may be subject to access limitations or prohibitions, and may involve the expenditure of substantial sums for the protection of such wetland areas. The Federal Insecticide, Fungicide, and Rodenticide Act regulates the use of pesticides that may be used in forestry practices. Violations of various statutory and regulatory programs that apply to the Company's operations can result in civil penalties, remediation expenses, natural resource damages, potential injunctions, cease and desist orders and criminal penalties. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. There can be no assurance that such laws or future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect the Company.

 The Company Experiences Significant Competition

  The forest products industry is highly competitive in terms of price and quality. Many of the Company's competitors have substantially greater financial and operating resources than the Company. Wood products are subject to increasing competition from a variety of non-wood products, which affects the demand for logs. In addition, competition from imported logs and end-use wood products from foreign sources into the United States may adversely affect the demand and prices for the Company's timber. To the extent there is a significant increase in competitive pressures, the Company's results of operations could be materially and adversely affected. See "Business and Properties--The Timberlands--Competition."

 Risks of Acquisition Strategy

  The Company intends to pursue acquisitions as one means of increasing both the value of the Company's limited partner interests and its cash flow. The Company cannot predict whether it will be successful in consummating any such acquisitions or what the consequences of any such acquisitions would be. Moreover, there can be no assurance that general economic or industry conditions will be conducive to the Company's acquisition strategy, that the Company will be able to identify and acquire any such assets or businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Company to make distributions to Unitholders. Covenants in the Indenture, the Private Note Agreement and the Bank Credit Facility might restrict the ability of the Company to incur indebtedness to finance acquisitions. The Company currently has no commitments to acquire any material assets.

  The Company's acquisition strategy involves numerous risks, including difficulties inherent in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired businesses. In addition, future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, the Company may be required to secure additional financing. There is no assurance that such additional financing will be available to the Company on acceptable terms.

 The Company Will Be Dependent Upon Key Personnel

  The Company believes that its success will depend to a significant extent upon the efforts and abilities of its senior operating management team. The failure by the General Partner to retain the key members of its senior operating management team could adversely affect the financial condition or results of operations of the Company.

 Dependence on Certain Key Customers

  The Company currently derives a significant portion of its revenues from sales of timber to certain key customers. Between August 29, 1996 (the date of the Weyerhaeuser Acquisition), and March 31, 1997, three of these customers, Collins, WTD Lumber Company and Boise Cascade Corporation, purchased timber representing approximately 42%, 15% and 15%, respectively, of the Company's revenues. Collins made its purchases pursuant to the 10-year Collins Supply Agreement, while the other purchases were made pursuant to short-term arrangements. The loss of these or other significant customers could materially adversely affect the Company's results of operations.

                               THE TRANSACTIONS


  Concurrently with the closing of this offering, Old Services will contribute all of its assets, including its timber operations, to the General Partner in exchange for interests therein. Immediately thereafter, USTK will assume certain indebtedness of Holdings and the General Partner will contribute its timber operations to USTK in exchange for a member interest in USTK. Then, the General Partner will contribute all but a 1% member interest in USTK to the Company in exchange for a general partner interest, the right to receive Incentive Distributions and 1,463,417 Subordinated Units and Holdings will contribute all of its interest in USTK to the Company in exchange for 4,046,683 Subordinated Units. The General Partner will then distribute the Subordinated Units to Old Services. Approximately 163,749 Subordinated Units will be used by Old Services to redeem interests in Old Services held by Messrs. Stephens and Hornig, founding directors of the General Partner. As a result of such transactions, USTK will become the Operating Company and the General Partner will own an aggregate 2% interest in the Company and the Operating Company, and the right to receive Incentive Distributions; Old Services will own 1,299,668 Subordinated Units; Holdings will own 4,046,683 Subordinated Units; and Messrs. Stephens and Hornig will own an aggregate of 163,749 Subordinated Units. The 5,510,100 Subordinated Units owned by Old Services, Holdings and Messrs. Stephens and Hornig will represent an aggregate 42.4% interest in the Company.

  Concurrently with the closing of this offering, (i) the Company expects to issue and sell approximately 7,232,000 Common Units through the MLP Offering,
(ii) the Operating Company expects to issue $150.0 million aggregate principal amount of Private Notes to certain institutional investors in the Private Note Placement, (iii) the Operating Company expects to enter into a $25.0 million Working Capital Facility and a $100.0 million Acquisition Facility, and (iv) the Company will contribute (to the Operating Company) the proceeds from the sale of the Notes offered hereby (approximately $97.0 million after deducting underwriting discounts and commissions but before expenses associated with this offering) and the proceeds from the sale of the Common Units (approximately $138.5 million after deducting underwriting discounts and commissions but before expenses associated with the MLP Offering and assuming that the underwriters' over-allotment option with respect to the MLP Offering is not exercised). Proceeds from the sale of the Notes, together with the proceeds from the sale of Common Units, approximately $17.9 million to be borrowed by the Operating Company under the Acquisition Facility and cash on hand (estimated to be approximately $35.4 million), will be used by the Operating Company to repay approximately $434.3 million of indebtedness of the Operating Company (including accrued interest) and to pay expenses related to the Transactions (estimated to be approximately $17.3 million).

  For additional information regarding the terms of the Private Notes and the Bank Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes offered hereby are expected to be approximately $97.0 million, after deducting estimated underwriting discounts and commissions and before deducting expenses of this offering (estimated to be approximately $0.25 million).

   The Company will contribute such proceeds, together with the net proceeds to the Company from the sale of Common Units (assuming an initial public offering price of $20.50 per Common Unit and that the underwriters' over-allotment option with respect to the MLP Offering is not exercised), estimated to be approximately $138.5 million, after deducting underwriting discounts and commissions and before deducting expenses of the MLP Offering (estimated to be approximately $3.3 million) to the Operating Company and the Operating Company will apply all such proceeds, together with the proceeds from the sale of the Private Notes and approximately $17.9 million borrowed under the Acquisition Facility, to repay the indebtedness assumed by the Operating Company in connection with the Transactions and other indebtedness of the Company and to pay the fees and expenses of the Transactions. The indebtedness to be repaid consists of: (i) $130.0 million of bank indebtedness incurred by Holdings (the "Holdings Debt") in connection with USTK's acquisition of the Klamath Falls Timberlands in August 1996, $3.6 million in Guarantee Fees and approximately $9.3 million in accrued interest; and (ii) $285.0 million of bank indebtedness incurred by USTK in July 1997 to refinance indebtedness incurred in connection with the acquisition of the Klamath Falls Timberlands and to finance the acquisition of the Ochoco Timberlands (the "USTK Debt") and approximately $6.4 million in accrued interest. The Holdings Debt matures in September 1999 and bears interest at a floating rate, adjusted monthly (6.19% per annum at June 30, 1997). The USTK Debt consists of $85.0 million outstanding under a revolving credit facility and $200.0 million outstanding under a term credit facility, each of which matures in June 2004 and bears interest at a variable rate (8.125% per annum at July 15, 1997). If the underwriters' over-allotment option in connection with the MLP Offering is exercised in full, the Company will issue 1,084,800 additional Common Units at an assumed offering price of $20.50 per Common Unit. The Company will use the proceeds from any exercise of the Underwriters' over-allotment option to repay a portion of the indebtedness incurred by the Operating Company under the Acquisition Facility in connection with the Transactions. No portion of the net proceeds of the Notes will be received by, or used for the benefit of, Finance Corp.

                                CAPITALIZATION

  The following table sets forth: (i) the combined capitalization of USTK and Old Services (including the Holdings Debt) as of March 31, 1997, (ii) the pro forma adjustments required to reflect the Transactions, including the sale of the Notes offered hereby and the MLP Offering (assuming that the underwriters' over-allotment option with respect thereto is not exercised) and the application of the net proceeds therefrom as described in "Use of Proceeds," and (iii) the pro forma capitalization of the Company as of March 31, 1997 after giving effect thereto. The table should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus.

                                                  AS OF MARCH 31, 1997
                                         --------------------------------------
                                            USTK
                                          AND OLD
                                          SERVICES
                                          COMBINED    PRO FORMA    CONSOLIDATED
                                         HISTORICAL ADJUSTMENTS(A)  PRO FORMA
                                         ---------- -------------- ------------
                                               (IN THOUSANDS OF DOLLARS)
Long-term debt:
  Acquisition Facility..................  $    --      $ 32,594      $ 32,594
  Prior revolving credit facility(b)....    90,000      (90,000)          --
  Prior term loans(b)...................   215,000     (215,000)          --
  Notes.................................       --       100,000       100,000
  Private Notes.........................       --       150,000       150,000
                                          --------     --------      --------
    Total indebtedness..................   305,000      (22,406)      282,594
Minority interest.......................       --         1,068         1,068
Members' deficit........................    (6,074)       6,074           --
Partners' equity:
  Common Units..........................       --       104,654       104,654
  Subordinated Units....................       --           --            --
  General partner interests.............       --         1,068         1,068
                                          --------     --------      --------
    Total partners' and members' equity
     (deficit)..........................    (6,074)     111,796       105,722
                                          --------     --------      --------
    Total capitalization................  $298,926     $ 90,458      $389,384
                                          ========     ========      ========

--------
(a) See Notes to Pro Forma Consolidated Financial Statements of U.S. Timberlands Company, L.P.
(b) This table reflects indebtedness of the Company as of March 31, 1997. On August 29, 1996, USTK entered into a $90.0 million revolving credit facility and an $85.0 million term loan facility with several banks to finance a portion of the Weyerhaeuser Acquisition, and Holdings entered into a $130.0 million loan agreement with several banks to finance the remaining portion of the Weyerhaeuser Acquisition. On July 14, 1997, the Company entered into a loan agreement with a commercial bank to refinance a portion of the debt incurred in connection with the Weyerhaeuser Acquisition and to finance the Ochoco Acquisition. This debt consists of a $200.0 million seven-year amortizing secured facility and an $85.0 million revolving credit facility. This indebtedness will be paid in full at the closing of this offering.

        SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

  The following tables set forth for the periods and at the dates indicated, selected historical financial and operating data for the Company, and pro forma financial and operating data after giving effect to the Weyerhaeuser Acquisition and the Transactions. The selected historical operating statement data for the two years ended December 31, 1995, the eight months ended August 29, 1996 and the balance sheet data as of December 31, 1995 are derived from the historical audited financial statements of the Predecessor which were prepared by the Company, and the selected historical operating statement data for the three months ended March 31, 1996 are derived from the historical unaudited financial statements of the Predecessor which were prepared by the Company, and should be read in conjunction with such financial statements included elsewhere in this Prospectus. The selected historical combined financial data for the four months ended December 31, 1996 are derived from the historical combined audited financial statements of the Company and the summary historical financial data for the three months ended March 31, 1997 are derived from the historical unaudited combined financial statements of the Company included elsewhere in this Prospectus. In the opinion of management each of the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited periods. The selected pro forma financial and operating data of the Company are derived from the pro forma consolidated financial statements and notes thereto included elsewhere in this Prospectus and should be read in conjunction therewith. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations." The dollar amounts in the table below are in thousands.

                                                                                           COMPANY PRO
                                             PREDECESSOR                       COMPANY(A)    FORMA(B)
                          --------------------------------------------------- ------------ ------------
                                                                   JANUARY 1,  AUGUST 30,
                                                                      1996        1996
                                  YEAR ENDED DECEMBER 31,           THROUGH     THROUGH     YEAR ENDED
                          ---------------------------------------  AUGUST 29, DECEMBER 31, DECEMBER 31,
                             1992        1993      1994    1995       1996        1996         1996
                          ----------- ----------- ------- -------  ---------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)                                          (UNAUDITED)
OPERATING STATEMENT
 DATA:
 Revenues:
 Logs...................    $27,225     $28,609   $29,102 $29,110   $14,077     $ 13,590     $ 27,667
 Timberland and property
  sales.................        --        4,180       --      --        --           --           --
 By-products and other..      4,354       3,537     3,240   2,623     1,501          429        1,930
                            -------     -------   ------- -------   -------     --------     --------
 Total revenues.........     31,579      36,326    32,342  31,733    15,578       14,019       29,597
 Operating costs:
 Cost of products sold..     12,830      15,697    16,351  14,951     9,225        6,179       15,404
 Cost of timber and
  property sales........        --           58       --      --        --           --           --
 Depreciation, depletion
  and road
  amortization..........      1,531       1,443     1,455   1,486       927        3,323        8,376
 Selling, general and
  administrative
  expenses..............      4,069       4,034     4,454   4,235     2,730        9,284        5,779
                            -------     -------   ------- -------   -------     --------     --------
 Operating income
  (loss)................     13,149      15,094    10,082  11,061     2,696       (4,767)          38
 Interest expense.......        --          --        --      --        --         7,316       23,592
 Amortization of
  deferred financing
  fees and debt
  guarantee fees........        --          --        --      --        --         1,326          330
 Interest income........        --          --        --      --        --          (409)        (409)
 Other (income) expense,
  net...................       (322)        297       140    (555)        1           36           37
                            -------     -------   ------- -------   -------     --------     --------
 Net income (loss)
  before minority
  interest..............     13,471      14,797     9,942  11,616     2,695      (13,036)     (23,512)
 Minority interest(c)...        --          --        --      --        --           --           139
                            -------     -------   ------- -------   -------     --------     --------
 Net income (loss)(d)...    $13,471     $14,797   $ 9,942 $11,616   $ 2,695     $(13,036)    $(23,373)
                            =======     =======   ======= =======   =======     ========     ========
 Limited partners'
  interests in net
  loss..................                                                                     $(23,138)
                                                                                             ========

                                                                                          COMPANY PRO
                                             PREDECESSOR                      COMPANY(A)    FORMA(B)
                          -------------------------------------------------- ------------ ------------
                                                                  JANUARY 1,
                                                                     1996     AUGUST 30,
                                  YEAR ENDED DECEMBER 31,          THROUGH   1996 THROUGH  YEAR ENDED
                          --------------------------------------- AUGUST 29, DECEMBER 31, DECEMBER 31,
                             1992        1993      1994    1995      1996        1996         1996
                          ----------- ----------- ------- ------- ---------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)
CASH FLOWS AND OTHER
 DATA:
 EBITDDA(e).............   $ 14,680     $16,595   $11,537 $12,547  $ 3,623     $ (1,444)    $ 8,414
 Capital expenditures--
  Maintenance(f)........      1,553       1,157     2,098   2,082      459          360
 Cash flow from
  operations............     16,784      15,124    13,173  11,810    5,512       (2,984)
 Ratio of earnings
  (losses) to fixed
  charges(g)............
 Ratio of EBITDDA to
  interest expense(h)...
BALANCE SHEET DATA (AT
 PERIOD END):
 Working capital........   $    793     $ 2,068   $   211 $ 1,304  $   524     $ 21,459
 Timber, timberlands and
  logging roads.........     22,050      21,495    20,885  20,822   21,275      273,457
 Total assets...........     30,787      32,292    29,844  30,947   27,839      310,191
 Long-term debt.........        --          --        --      --       --       305,000
 Excess of assets over
  liabilities...........     29,220      29,643    27,745  29,155   27,839          --
 Members' deficit.......                                                         (2,936)
OPERATING DATA
 (UNAUDITED):
 Harvest volumes (MBF):
 Used in log and
  stumpage sales(i).....     70,982      69,291    69,311  63,235   32,398       27,389      59,787
 Used in chip sales.....     33,012      18,996    10,224  18,315    5,195          --        5,195
  Total.................    103,994      88,287    79,535  81,550   37,593       27,389      64,982
 Sales volumes:
 Log and stumpage sales
  (MBF)(i)..............     70,903      66,250    69,405  63,443   32,398       30,210      62,608
 Timber and property
  sales (MBF)...........        --        9,449       --      --       --           --          --
 Chip sales (BDT).......     98,802      52,278    38,380  25,702   20,568        7,174      27,742

                                                                    COMPANY PRO
                                            PREDECESSOR COMPANY(A)    FORMA(B)
                                            ----------- ----------- ------------
                                                 THREE MONTHS       THREE MONTHS
                                                     ENDED             ENDED
                                                   MARCH 31,         MARCH 31,
                                            -----------------------     1997
                                                                    ------------
                                               1996        1997
                                            ----------- -----------
                                            (UNAUDITED) (UNAUDITED) (UNAUDITED)
OPERATING STATEMENT DATA:
 Revenues:
 Logs.....................................    $ 3,417    $  8,827     $  8,827
 Timberland and property sales............        --        3,494        3,494
 By-products and other....................        616          13           13
                                              -------    --------     --------
 Total revenues...........................      4,033      12,334       12,334
 Operating costs:
 Cost of products sold....................      2,407       3,525        3,525
 Cost of timber and property sales........        --        1,191        1,191
 Depreciation, depletion and road
  amortization............................        332       2,360        2,360
 Selling, general and administrative
  expenses................................        941       1,190        1,565
                                              -------    --------     --------
 Operating income.........................        353       4,068        3,693
 Interest expense.........................        --        5,319        5,898
 Amortization of deferred financing fees
  and debt guarantee fees.................        --          999           82
 Interest income..........................        --         (366)        (366)
 Other expense, net.......................         95          63           63
                                              -------    --------     --------
 Net income (loss) before minority
  interest................................        258      (1,947)      (1,984)
 Minority interest(c).....................        --          --            (4)
                                              -------    --------     --------
 Net income (loss)(d).....................    $   258    $ (1,947)    $ (1,988)
                                              =======    ========     ========
 Limited partners' interests in net loss..                            $ (1,968)
                                                                      ========
CASH FLOWS AND OTHER DATA:
 EBITDDA(e)...............................    $   685    $  7,619     $  7,244
 Capital expenditures--Maintenance(f).....        126         199
 Cash flow from operations................        835       3,425
 Ratio of earnings to fixed charges(g)....
 Ratio of EBITDDA to interest expense(h)..                   1.43x        1.23x
BALANCE SHEET DATA (AT PERIOD END):
 Working capital..........................    $ 1,674    $ 20,728     $    284
 Timber, timberlands and logging roads....     20,762     269,948      380,378
 Total assets.............................     29,530     308,978      392,732
 Long-term debt...........................        --      305,000      282,594
 Excess of assets over liabilities........     28,464         --
 Members' deficit.........................                 (6,074)
 Partners' capital........................                             105,722
OPERATING DATA (UNAUDITED):
 Harvest volumes (MBF):
 Used in log and stumpage sales(i)........      7,850      21,373       21,373
 Used in chip sales.......................      1,414          73           73
  Total...................................      9,264      21,446       21,446
 Sales volumes:
 Log and stumpage sales (MBF)(i)..........      7,759      21,373       21,373
 Timber and property sales (MBF)..........        --       11,045       11,045
 Chip sales (BDT).........................      9,225         217          217

-------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the financial and operating data for the period from August 30, 1996 through December 31, 1996 are not comparable to financial and operating data of the Predecessor. See the financial statements of the Company and accompanying notes included elsewhere in this Prospectus for additional information.
(b) The Company's pro forma consolidated financial and operating data are derived from the unaudited consolidated pro forma financial statements of the Company included elsewhere in this Prospectus.
(c) Reflects the General Partner's 1% minority interest in USTK's pro forma net income (loss).
(d) Net loss per Unit is computed by dividing the limited partners' 99% interest in net loss by the number of Units expected to be outstanding at the closing of this offering.
(e) EBITDDA is defined as operating income plus depreciation, depletion and amortization and cost of timber and property sales. EBITDDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDDA is not intended to represent cash flow and does not represent the measure of cash available for distribution, but provides additional information for evaluating the Company's ability to make the Minimum Quarterly Distribution.
(f) Maintenance capital expenditures include the replacement of property, plant and equipment, capitalized seed orchard and nursery costs and additions to timber, timberlands and logging roads.

(g) For purposes of calculating the ratio of earnings (losses) to fixed charges, "earnings (losses)" are net income (loss) and fixed charges. "Fixed charges" are composed of interest on indebtedness, amortization of deferred financing costs and debt guarantee fees. Earnings were insufficient to cover fixed charges by $13,036, $1,947, $23,373 and $1,988, for the historical period from August 30, 1996 through December 31, 1996, the historical period ended March 31, 1997 and for the pro forma year ended December 31, 1996 and three months ended March 31, 1997, respectively. The Predecessor participated in Weyerhaeuser's centralized cash management system and therefore had no indebtedness or fixed charges.
(h) EBITDDA was insufficient to cover interest expense by $8,760 and $15,178 for the historical period from August 30, 1996 through December 31, 1996 and for the pro forma year ended December 31, 1996. The Predecessor participated in Weyerhaeuser's centralized cash management system and therefore had no indebtedness or interest expense.
(i) The Company had no stumpage sales prior to April 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the historical financial condition and results of operations of the Company and the Predecessor, should be read in conjunction with the Summary Pro Forma Financial and Operating Data and notes thereto, the Selected Historical Financial and Operating Data and notes thereto and the historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus. The results of operations for the three-month period ended March 31, 1997 are not necessarily indicative of the results to be expected for any other interim period or for the entire year as a whole.

GENERAL

  The combined financial statements for the Company represent the combined financial position, results of operations, equity and cash flows of USTK and Old Services. In addition, the long-term debt obligations, related interest costs and debt guarantee fees of Holdings, the parent entity of USTK, have been reflected in the combined financial statements as such debt will be assumed by USTK as part of the Transactions. The comparability of the financial results of the Company and the Predecessor is primarily affected by
(i) increased revenues resulting from increased harvest levels on the Klamath Falls Timberlands, (ii) increased depletion charges resulting from the step-up in asset values of the Timberlands, (iii) reduced per MBF logging and hauling costs resulting from the use of independent contractors rather than Company employees to conduct silvicultural activities and the harvesting and delivery of logs and (iv) a different customer base, as a majority of the Predecessor's sales were to an affiliated customer at internally established transfer prices whereas all of the Company's sales are to unaffiliated conversion facilities at market based prices (although whether the transfer prices or market-based prices were higher changed from time to time). Following the consummation of the Transactions, the Company expects to reduce the harvest levels on the Klamath Falls Timberlands; however, future financial results will reflect the acquisition of the Ochoco Timberlands.

SUPPLY AND DEMAND FACTORS

  The Company's results of operations are affected by various factors, many of which are beyond its control, including general industry conditions, domestic and international prices and supply and demand for logs, lumber and other wood products, seasonality and competition from other domestic and international supplying regions and substitute products.

 Supply

  The supply of logs available for purchase has been most affected in recent years by significant reductions in timber harvested from public timberlands, principally as a result of efforts to preserve the habitat of certain endangered species, as well as a change in the emphasis of government policy toward habitat preservation, conservation and recreation and away from timber management. Since the early 1970s, environmental and other similar concerns and governmental policies have substantially reduced the volume of timber under contract to be harvested from public lands. The pace of regulatory activity accelerated in the late 1980s. Federal timber under contract in Washington and Oregon decreased approximately 88% from approximately 8.4 BBF in January 1988 to approximately 1.0 BBF in January 1997. The resulting supply decrease caused prices for logs to increase significantly, reaching peak levels during 1993 and early 1994. Although prices have declined from these record levels, current prices still exceed pre-1993 levels. The low supply of timber from public lands, which is expected to continue for the foreseeable future, has benefited private timber holders such as the Company through higher stumpage and log prices.

  Industry participants do not expect environmental restrictions to ease materially within any reasonable planning horizon. Consequently, many producers of lumber and wood products are attempting to adapt to the new supply environment by increasing their emphasis on raw material yields, entering into long term timber supply arrangements and value added manufacturing, and accessing previously untapped supplies (such as private wood lot owners, timber with difficult access, alternative species and imports). These factors have tended to restrict prices from even greater increases. While raw material supply is expected to be an ongoing challenge for the lumber and wood products industry, such conditions are likely to cause the favorable operating environment for timber owners such as the Company to continue for the foreseeable future.

  In response to an increase in timber prices in the early 1990s, imports of logs and lumber from abroad (from countries such as Canada and New Zealand) increased. These imports, however, only partially offset the lost volume of timber from public timberlands and did not replace the mature, high-quality timber found in greater quantities on public timberlands. Since 1993, imports have decreased and their impact on timber prices currently is minimal.

 Demand

  Changes in general economic and demographic factors, including the strength of the economy and interest rates for home mortgages and construction loans, have historically caused fluctuations in housing starts and, in turn, demand and prices for lumber and commodity wood products. With the growth of the home center distribution business, the repair and remodeling markets have become a significant factor in terms of the demand for lumber and commodity wood products and have dampened the wide fluctuations that occurred when new housing starts were the primary factor. A large portion of the Company's property consists of Pine species, which are used in the finishing market, for molding trim, doors and windows. This market is more affected by repair and remodeling than new housing construction. Prices for these species, primarily Ponderosa Pine, reached a peak in the spring of 1993 and as a result attracted imports of Radiata Pine from New Zealand and Chile. The market absorbed these relatively small quantities with little impact on prices. The demand for logs in the United States is also affected by the level of lumber imports. In response to increasing lumber imports from Canada, the United States and Canada signed an agreement in 1996 which restricts the availability of Canadian softwood lumber in the United States. The Company believes that this agreement has not had a material impact on the price or demand for logs in the United States although its long-term effect is uncertain.

  Due to transportation costs, domestic conversion facilities in the Pacific Northwest tend to purchase raw materials within relatively confined geographic areas, generally within a 200-mile radius. The conversion facilities in the vicinity of the Timberlands need more wood supply to run at capacity than can be produced by nearby timberlands. As a result, the demand from this region is relatively steady, although prices fluctuate with market conditions.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

  Revenues. Revenues for the first three months of 1997 were $12.3 million, an increase of 208% over revenues of $4.0 million for the first three months of 1996. This increase was primarily attributable to a $5.4 million increase in revenues from the sale of logs and a $3.5 million increase in timber and property sales, partially offset by a decrease of $0.6 million in by-products and other revenues.

  Log sales volumes for the first three months of 1997 were 21,400 MBF, an increase of 174% over log sales volumes of 7,800 MBF for the first three months of 1996. The significant increase in the volume harvested was mainly due to the Company's aggressive harvesting through the winter months of 1997. The increase in volume was partially offset by a 6% decrease in average log prices, from $438 per MBF for the first three months of 1996 to $413 per MBF for the first three months of 1997. A large percentage of the timber which was harvestable during the winter months of 1997 was lower valued Lodgepole Pine. The increase in the percentage of Lodgepole Pine harvested and the corresponding decrease in the percentage of higher valued Douglas Fir and Ponderosa Pine harvested were the primary reasons the Company's average log prices declined for the first three months of 1997 as compared to the prior year period. In addition, the Company experienced declines in the average selling price of its Douglas Fir (due primarily to increased levels of harvesting on privately owned timberlands) and its White Fir (due primarily to a decline in the quality of the logs harvested and sold).

  Revenues from a Lodgepole Pine timber deed sale were $3.5 million during the first three months of 1997. There were no sales of tracts of timber or timberlands during the first three months of 1996.

  The reduction in revenues from by-products and other was primarily attributable to a 98% decrease in chip sales volume. Due to low demand in the pulp and paper industry, by the first quarter of 1997 chip prices had decreased to a level where it was no longer profitable for the Company to process residual fiber for use as chips.

  Operating Costs. Operating costs were $8.3 million for the first three months of 1997, an increase of 124% over operating costs of $3.7 million for the first three months of 1996. This increase was the result of a $1.1 million increase in cost of products sold, a $1.2 million increase in the cost of timber and property sales, a $2.0 million increase in depreciation, depletion and road amortization ("DD&A") expense and a $0.3 million increase in selling, general and administrative expenses.

  The increase in cost of products sold was the result of a $1.7 million increase in logging costs offset by a $0.6 million decrease in wood fiber processing costs. Logging costs increased primarily as a result of a 174% increase in the level of merchantable grade logs harvested and sold, partially offset by a 29% decrease in the Company's logging cost per MBF from $220 per MBF during the first three months of 1996 to $157 per MBF during the 1997 period. The decrease in the Company's logging cost per MBF was primarily the result of the Company's changing from a mix of Company logging crews and outside contractors during the first three months of 1996 to the use of outside contractors for all its logging operations during the 1997 period. Wood fiber processing costs decreased to practically zero as a result of a 98% decrease in volume of chips processed and sold. During the first three months of 1997, the Company had a timber deed sale with a cost basis of $1.2 million, whereas no sales of tracts of timber or timberland were made during the first three months of 1996. On a combined basis, costs of products sold and cost of timber and property sales decreased from 60% of total revenues during the first three months of 1996 to 38% of total revenues during the same period of 1997. This improvement was primarily due to the decrease in the Company's logging cost per MBF, partially offset by lower average selling prices per MBF.

  DD&A expense was $2.4 million for the first three months of 1997, a $2.1 million increase over DD&A expense of $0.3 million in the 1996 period. This increase was primarily due to the significant increase in the Company's depletion rate combined with a 174% increase in the volume of logs harvested and sold during the first three months of 1997 compared to the 1996 period. The increase in the depletion rate was the result of the step-up in asset values of the Klamath Falls Timberlands upon their acquisition from Weyerhaeuser.

  Selling, general and administrative expenses were $1.2 million for the first quarter of 1997, an increase of 33% over comparable expenses of $0.9 million for the first quarter of 1996, primarily as a result of an increase in professional fees.

  Interest Expense. Interest expense was $5.3 million during the first three months of 1997 and related to $215.0 million of term debt and $90.0 million of revolving debt incurred in connection with the Weyerhaeuser Acquisition in August 1996. There was no interest expense and no debt outstanding during the first three months of 1996, as the Predecessor participated in Weyerhaeuser's centralized cash management system.

  Amortization of Deferred Financing Fees and Debt Guarantee Fees. The Company deferred $4.1 million of fees incurred in connection with the financing of the Weyerhaeuser Acquisition. These costs are being amortized over the life of the related debt. In addition, the Company is accreting $3.6 million of estimated Guarantee Fees from August 30, 1996 through the estimated Holdings Debt extinguishment date of September 30, 1997. The amortization of deferred financing fees and debt guarantee fee expense during the first three months of 1997 were $0.2 million and $0.8 million, respectively. There was no deferred financing fee amortization or debt guarantee fee expense during the first three months of 1996.

  Interest Income. Interest income was $0.4 million during the first three months of 1997. There was no interest income during the first three months of 1996, as the Predecessor participated in Weyerhaeuser's centralized cash management system.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  The results of operations for 1996 are based on combining the periods January 1, 1996 through August 29, 1996 (the period prior to the Weyerhaeuser Acquisition) and August 30, 1996 through December 31, 1996 both as shown in the historical financial statements appearing elsewhere in this Prospectus. The principal effect of the Weyerhaeuser Acquisition in 1996 was an increase in DD&A expense (due to a higher cost basis for the Company's timber, timberlands and logging roads) and interest expense (due to borrowings to finance the Weyerhaeuser Acquisition).

  Revenues. Revenues were $29.6 million in 1996, a decrease of 7% from revenues of $31.7 million in 1995. Revenues from the sale of logs were $27.7 million in 1996, as compared to $29.1 million in 1995 while by-products and other revenues were $1.9 million in 1996, as compared to $2.6 million in 1995.

  Log sales volumes remained relatively constant, decreasing from 63,400 MBF in 1995 to 62,600 MBF in 1996. The majority of the revenue decrease was due to a reduction in the average log sales price of $17 per MBF from $459 in 1995 to $442 in 1996. Sales prices were negatively affected in 1996 by uncertainty surrounding the possible sale of the Klamath Falls Timberlands, as some customers obtained other sourcing commitments. The average sales price was also reduced due to a change in the species mix of the logs sold, with a higher percentage of lower valued White Fir and a lower percentage of higher valued Douglas Fir logs.

  The reduction in revenues from by-products and other was primarily attributable to a 27% decrease in chip sales revenue. Due to low demand in the pulp and paper industry, average chip prices decreased by 30% in 1996 compared to 1995.

  Operating Costs. Operating costs were $31.7 million in 1996, a 53% increase over operating costs of $20.7 million in 1995. This increase was the result of a $7.8 million increase in selling, general and administrative expense, a $2.8 million increase in DD&A expense and a $0.4 million increase in cost of products sold. The increase in selling, general and administrative expense was primarily the result of $4.9 million in one time payments for advisory services paid to affiliates of the Company in connection with the Weyerhaeuser Acquisition and $2.8 million of management fees paid to an affiliate of the Company for management services in 1996. The increase in DD&A was primarily due to the significant increase in the Company's depletion rate as a result of the step-up in asset values of the Klamath Falls Timberlands upon their acquisition from Weyerhaeuser. The increase in cost of goods sold was primarily due to an increase in wood fiber processing costs.

  Interest Expense. Interest expense was $7.3 million in 1996 and related to $215.0 million of term debt and $90.0 million of revolving debt incurred in connection with the Weyerhaeuser Acquisition in August 1996. There was no interest expense and no debt outstanding during 1995, as the Predecessor participated in Weyerhaeuser's centralized cash management system.

  Amortization of Deferred Financing Fees and Debt Guarantee Fees. The Company deferred $4.1 million of fees incurred in connection with the financing of the Weyerhaeuser Acquisition. These costs are being amortized over the life of the related debt. In addition, the Company is accreting $3.6 million of estimated Guarantee Fees from August 30, 1996 through the estimated Holdings Debt extinguishment date of September 30, 1997. The amortization of deferred financing fees and debt guarantee fee expense during 1996 were $0.2 million and $1.1 million, respectively. There was no deferred financing fee amortization or debt guarantee fee expense during 1995.

  Interest Income. Interest income was $0.4 million during 1996. There was no interest income during 1995, as the Predecessor participated in Weyerhaeuser's centralized cash management system.

  Other (Income) Expense, Net. Other (income) expense, net changed from income of $0.6 million in 1995 to near zero in 1996. Nonrecurring income from easements and road use permits represents $0.4 million of the 1995 other income, net.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenues. Revenues were $31.7 million in 1995, a decrease of 2% from revenues of $32.3 million in 1994. Revenues from the sale of logs remained constant at $29.1 million, while by-products and other revenues were $2.6 million in 1995 as compared to $3.2 million in 1994.

  Log sales volumes for 1995 were 63,400 MBF, a decrease of 9% from log sales volumes of 69,400 MBF in 1994. This decrease was largely attributable to a 37% decrease in the volume of logs sold to unaffiliated customers from 35,800 MBF in 1994 to 22,700 MBF in 1995, partially offset by a 21% increase in the volume of logs sold to Weyerhaeuser facilities, from 33,600 MBF in 1994 to 40,700 MBF in 1995. The higher level of sales to unaffiliated customers in 1994 was mainly attributable to accelerated harvesting by the Predecessor of certain tracts of timberland which were susceptible to fire and insect loss in the then-prevailing drought conditions.

  The average log sales price per MBF increased by $40 per MBF, or 9%, to $459 per MBF in 1995, as compared to $419 per MBF in 1994. This increase was primarily attributable to an increase of 17% in the average price per MBF of log sales to unaffiliated customers from $425 per MBF in 1994 to $498 per MBF in 1995 and a 6% increase in the price per MBF of log sales to Weyerhaeuser facilities from $413 per MBF in 1994 to $437 per MBF in 1995. The increase in the average unaffiliated customer selling price per MBF was primarily due to an increase in the mix of Douglas Fir from 30% of total unaffiliated customer sales volume in 1994 to 58% in 1995. The average sales price per MBF for Douglas Fir was $513 and $547 in 1994 and 1995, respectively, as compared to an average of $406 and $439, respectively, for the combined sales of all other species. The increase in the average sales prices per MBF was consistent with an industry-wide increase in log prices during this period. The log sales price per MBF for sales to Weyerhaeuser facilities was based on internal transfer prices determined by Weyerhaeuser.

  Operating Costs. Operating costs were $20.7 million in 1995, a decrease of 7% from operating costs of $22.3 million in 1994. This decrease was primarily due to a $1.4 million decrease in cost of products sold. Cost of products sold decreased because of a $1.0 million decrease in wood fiber processing costs due to a 33% decline in chip volume processed and sold and a $0.6 million decrease in logging costs resulting from a decrease in the harvest levels of merchantable grade logs, partially offset by an increase in logging costs on a per MBF basis.

  Other Income and Expense, Net. Other income and expense, net, showed a change from an expense of $0.1 million in 1994 to income of $0.6 million in 1995. Nonrecurring income from easements and road use permits represents $0.4 million of the 1995 income.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception of operations on August 30, 1996, the Company's primary source of liquidity has been cash and cash equivalents from borrowings under its revolving credit facility drawn on at the closing of the Weyerhaeuser Acquisition. As of March 31, 1997, the Company had a cash balance of $28.6 million and working capital of $20.7 million. As of March 31, 1997, the Company had internal borrowing capacity under its revolving credit facility based on the terms of the credit facility. On July 14, 1997, this revolving credit facility and certain term debt was refinanced. See the further discussion of this refinancing below.

  The following comparison of cash flows from operating, investing and financing activities for 1996 are based on combining the periods January 1, 1996 through August 29, 1996 (the period prior to the Weyerhaeuser Acquisition) and August 30, 1996 through December 31, 1996 both as shown in the historical financial statements appearing elsewhere in this Prospectus.

  Operating Activities. Cash flows provided by operating activities for the three months ended March 31, 1997 was $3.4 million as compared to $0.8 million for the three months ended March 31, 1996. The $2.6 million increase in cash flows is primarily attributable to an increase in the volume of log and timber sales as previously discussed. The increase in the volume of log and timber sales was partially offset by a $3.4 million increase in interest payments and a $1.2 million decrease in cash resulting from fluctuations in the Company's accounts receivable and accounts payable.

  Cash flows provided by operating activities for the year ended December 31, 1996 were $2.5 million as compared to $11.8 million for the year ended December 31, 1995. The $9.3 million decrease in cash flows from operating activities from 1995 to 1996 is primarily attributable to $4.9 million in one time payments to certain affiliates of the Company in connection with the Weyerhaeuser Acquisition, $2.8 million in management fees paid to an affiliate of the Company and $2.1 million in interest payments. The Predecessor had no interest costs, as the Predecessor participated in Weyerhaeuser's centralized cash management system. The increase in accounts receivable from December 31, 1995 to December 31, 1996 is attributable to the change in ownership of the Company's Timberlands. The Predecessor reflected receivables from other Weyerhaeuser entities as a component of Weyerhaeuser's Investment and Advances, net rather than as accounts receivable. The decrease in inventories from December 31, 1995 to December 31, 1996 is attributable to the build up of fiber log inventories in 1995 due to the profitability of the chip market during that period. As the chip market softened in 1996, these inventories were liquidated.

  Investing Activities. Cash flows provided by investing activities was $9.8 million for the first three months of 1997, as compared to cash flows used by investing activities of $0.1 million during the 1996 period. During the first three months of 1997, a $10.0 million receivable from an affiliate was repaid.

  Cash flows used in investing activities was $291.9 million for 1996 as compared to $1.9 million in 1995. In 1996, $283.5 million was used in the Weyerhaeuser Acquisition and $10.0 million was paid to an affiliate. This was partially offset by $2.4 million in proceeds from logging equipment dispositions as a result of the Company's discontinuance of the company logging crews upon consummation of the Weyerhaeuser Acquisition.

  Financing Activities. Cash flow used in financing activities was $1.2 million for the first three months of 1997, as compared to $0.7 million during the 1996 period. During the first three months, the Company distributed $1.2 million to a member related to his 1997 estimated tax liability. Cash used in financing activities of $0.7 million during the first three months of 1996 reflects the Predecessor's normal practice of distributing net operating and investment cash flows to Weyerhaeuser.

  Cash flows provided by financing activities were $306.0 million for 1996. These cash flows principally represent borrowings under debt facilities and equity contributions from members in connection with the Weyerhaeuser Acquisition. Cash flows used in financing activities of $10.0 million in 1995 reflects the Predecessor's normal practice of distributing net operating and investment cash flows to Weyerhaeuser.

  On August 29, 1996, USTK entered into a $90.0 million revolving credit facility and an $85.0 million term loan facility with several banks to finance a portion of the Weyerhaeuser Acquisition, and Holdings incurred the $130.0 million in Holdings Debt pursuant to an agreement with several banks to finance the remaining portion of the Weyerhaeuser Acquisition.

  On July 14, 1997, the Company refinanced the USTK Debt pursuant to a loan agreement with a commercial bank to refinance a portion of the debt incurred in connection with the Weyerhaeuser Acquisition and on July 15, 1997, increased the USTK Debt to finance the Ochoco Acquisition. As of July 15, 1997, the USTK Debt consists of a $200.0 million seven-year amortizing secured facility and an $85.0 million revolving credit facility.

  Concurrent with this offering the Company expects to issue 7,232,000 Common Units in the MLP Offering for gross proceeds of $148.3 million (assuming an initial public offering price of $20.50 per Common Unit and that the underwriters' over-allotment option with respect to the MLP Offering is not exercised) and the Operating Company expects to issue $150.0 million aggregate principal amount of Private Notes in the Private Note Placement and to enter into the Bank Credit Facility providing for the $25.0 million Working Capital Facility and the $100.0 million Acquisition Facility. See "--Description of Indebtedness--Description of Private Notes" and "--Description of Bank Credit Facility" and "Description of Notes". The Company will use the net proceeds of this offering, the MLP Offering, the Private Note Placement, approximately $17.9 million of borrowings under the Acquisition Facility and cash on hand at the closing of the Transactions in order to retire the Holdings Debt and the USTK Debt.

  Capital expenditures for the seven months ended March 31, 1997 totaled approximately $0.6 million. Capital expenditures incurred were mainly in the nature of land management/silvicultural expenses and office equipment and vehicle purchases. Capital expenditures were financed through cash flow generated by operations. As the Company does not currently own and does not plan to own manufacturing facilities, and all logging is subcontracted to third parties, it is anticipated that capital expenditures in the future will not be material and will consist mainly of land management/silvicultural expenditures. It is not currently anticipated that the Company will either maintain log inventories, although small log inventories may be maintained for a short period of time, or incur material capital expenditures for machinery and equipment. The Company anticipates that capital expenditures will be approximately $0.8 million in 1998. Capital expenditures will consist primarily of capitalized silvicultural expenses and miscellaneous equipment and computer hardware and software expenses.

DESCRIPTION OF INDEBTEDNESS

 Description of Private Notes

  Concurrently with this offering, the Operating Company expects to issue $150.0 million aggregate principal amount of Private Notes in a private placement to institutional investors. The proceeds of the sale of the Private Notes will be used, together with the proceeds of the sale of the Notes offered hereby, the proceeds of the sale of the Common Units, borrowings under the Acquisition Facility and cash on hand, to repay indebtedness of the Operating Company and transaction expenses. The sale of the Notes offered hereby is subject to, among other things, the sale of the Private Notes.

  The following is a summary of the terms of the Private Notes, each of which will be issued pursuant to a Note Agreement (the "Note Agreement"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Note Agreement. The Operating Company's obligations under the Note Agreement and the Private Notes will be unsecured, and will be non-recourse to the General Partner. The Private Notes will be issued in two tranches of $75.0 million, one maturing 12 years and one maturing 15 years from the date of issuance. The Operating Company may, at its option, and under certain circumstances following the disposition of assets may be required to, offer to prepay the Private Notes and other pari passu indebtedness, in whole or in part. Certain of these prepayments may be at a premium as described in the Note Agreement.

  The Note Agreement is expected to require the Operating Company to invest the net cash proceeds from any harvest in excess of:

  150% of a specified Planned Volume in any one year
  140% of a specified Planned Volume over any consecutive two-year period 130% of a specified Planned Volume over any consecutive three-year period 120% of a specified Planned Volume over any consecutive four-year period in certain short-term investments, and use such proceeds either (i) for repayment within 180 days of senior indebtedness of the Operating Company (other than the Working Capital Facility) pro rata among all such indebtedness or (ii) for the purchase or commitment to purchase within 180 days of additional productive assets in the same line of business as the Company's business. If a principal payment on the Private Notes is made under this provision on a date other than on a scheduled repayment date or on a scheduled repayment date in excess of the amount then due on such repayment date, then a make-whole will apply to such payment or excess. The Planned Volume initially will be 125 MMBF, as adjusted to reflect acquisitions and dispositions of timberlands.

  The Note Agreement contains various restrictive and affirmative covenants applicable to the Operating Company, including (i) restrictions on the incurrence of additional indebtedness other than (a) borrowings under the Working Capital Facility not to exceed $25 million principal amount at any time outstanding (adjusted annually for changes in the Consumer Price Index), (b) additional indebtedness, if after giving effect to the incurrence thereof and the repayment of any debt being refinanced or repaid (x) the pro forma EBITDDA Coverage of pro forma Interest Expense (each as defined in the Note Agreement) is greater than 2.5 to 1 during the four fiscal quarters (or three fiscal quarters for indebtedness incurred prior to February 15, 1998) immediately preceding the date of such incurrence, and (y) the pro forma EBITDDA Coverage of pro forma Maximum Debt Service (each as defined in the Note Agreement) is greater than 1.25 to 1 during the four fiscal quarters (or three fiscal quarters for indebtedness incurred prior to February 15, 1998) immediately preceding the date of such incurrence, (c) certain intercompany indebtedness, and (d) additional unsecured indebtedness of the Company up to $10 million owing to the General Partner or an affiliate of a General Partner, provided that such indebtedness is expressly subordinated to the Private Notes, and (ii) restrictions on certain liens, investments, guarantees, loans, advances, lines of business, mergers, consolidations, sales of assets, and entering into transactions with affiliates.

  Under the Note Agreement, so long as no Event of Default (as defined in the Note Agreement) exists or would result, the Operating Company will be permitted to make cash distributions to the Company in an amount not to exceed Available Cash (as defined in the Note Agreement) for the immediately preceding calendar quarter. The Note Agreement requires that in the quarter preceding a quarter in which an interest payment is to be made on the Notes, Available Cash reflects a reserve equal to 50% of the interest to be paid on the Private Notes. In addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the Private Notes, Available Cash will be required to reflect a reserve equal to 25%, 50% and 75%, respectively, of the principal amount to be repaid on such payment.

  If an Event of Default exists on the Private Notes, the holders of the Private Notes may accelerate the maturity of the Private Notes and exercise other rights and remedies. In the case of an event of default referred to in
(f) below, the acceleration of the maturity of the Private Notes will occur automatically. Events of Default include (a) failure to pay any principal or premium when due, or interest within five business days of when due, on the Private Notes, (b) a material misrepresentation in the Note Agreement, (c) failure to perform or otherwise comply with covenants, (d) default by the Operating Company or restricted subsidiaries of the Operating Company in the payment of any interest on or principal of, or default by any such entity in the performance of any agreement if the effect is to permit the acceleration of, any indebtedness the aggregate principal amount of which exceeds $5 million, (e) certain unsatisfied final judgments in excess of $5 million, and
(f) various bankruptcy or insolvency events involving the Operating Company or certain restricted subsidiaries of the Operating Company.

 Description of Bank Credit Facility

  Concurrently with this offering, the Operating Company expects to enter into the Bank Credit Facility with one or more commercial banks. The following is a summary of the terms of the Bank Credit Facility, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Bank Credit Facility. The Bank Credit Facility is expected to consist of a $100.0 million Acquisition Facility and a $25.0 million Working Capital Facility. The Bank Credit Facilities will bear interest at a rate based upon, at the Operating Company's option, either the London Interbank Offered Rate plus a margin or a Base Rate (each as defined in the Bank Credit Facilities). The
Working Capital Facility will expire after    years, but may be extended
annually thereafter with the consent of banks representing at least   % of the
commitments thereunder. The Acquisition Facility will revolve for    years,
after which time any outstanding loans thereunder will amortize semiannually
in equal principal payments over a period of     years. Amounts borrowed under
both facilities are due at maturity.

EFFECTS OF INFLATION

  Prices for the Company's stumpage and logs may be subject to sharp cyclical fluctuations due to market or other economic conditions, including the level of construction activity but generally do not directly follow inflationary trends. Costs of forest operations and general and administrative expenses generally do tend to reflect inflationary trends.

                            BUSINESS AND PROPERTIES

GENERAL

  The Company's business consists of the growing of trees and the sale of logs and standing timber. The Company owns approximately 643,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing an estimated total merchantable timber volume of approximately 2.2 BBF in Oregon east of the Cascade Range. Logs harvested from the Timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, plywood and other wood products, primarily for use in new residential home construction, home remodeling and repair and general industrial applications. The Company also owns and operates its own seed orchard and produces approximately 5 million genetically improved conifer seedlings annually from its nursery, about half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

  The Timberlands include substantial holdings of merchantable, good quality timber. The Timberlands' merchantable timber consists of Ponderosa Pine (approximately 42%) and Douglas Fir (approximately 14%), species which have historically commanded premium prices over other softwood species, with the balance consisting of Lodgepole Pine, White Fir and other softwood species. The Timberlands have stands of varying ages and are unique in the forests east of the Cascade Range in Oregon in that approximately 184,000 acres are actively managed tree farms. The Plantations were first established by Weyerhaeuser in the early 1970s and acreage has been planted each year since then. Currently, the Plantations contain age classes ranging generally from two to 25 years old. Initial thinning of the Plantation stands, including the thinning of commercial quantities of merchantable timber, is expected to begin within the next five years. Because the timber on the Plantations is generally not yet considered merchantable, volumes of timber on the Plantations are not included in the Company's estimated merchantable timber volume. The balance of the Timberlands are composed of natural stands.

  The Company was recently formed to acquire and own substantially all of the equity interests in USTK and to acquire and own the business and assets of Old Services. USTK and Old Services acquired the Klamath Falls Timberlands, containing an estimated merchantable timber volume of approximately 1.9 BBF and related assets from Weyerhaeuser in August 1996 for a cash purchase price of $281.5 million, which included approximately $5.5 million of working capital. Most of the Klamath Falls Timberlands had been owned by Weyerhaeuser for more than 50 years. On July 15, 1997, USTK acquired the Ochoco Timberlands, containing an estimated merchantable timber volume of approximately 280 MMBF and related assets, for a cash purchase price of approximately $110.4 million. Over 45% of the merchantable timber on the Ochoco Timberlands is at least 80 years old. The Company believes that the age classes and species mix of the Ochoco Timberlands fit well with the Klamath Falls Timberlands and provide the Company flexibility in developing its harvest plans. Most of the land comprising the Ochoco Timberlands had been owned by Ochoco since the 1920s. The Company expects that during 1997, including the five and one-half months of its operations on the Ochoco Timberlands, it will harvest approximately 153 MMBF of timber (including the sale of harvest rights) from the Timberlands.

  Prior to the sale of the Klamath Falls Timberlands to USTK, approximately 65% of the logs harvested from the Klamath Falls Timberlands had been delivered to a plywood mill owned by Weyerhaeuser at Klamath Falls, Oregon. In recent years, substantially all of the timber harvested from the Ochoco Timberlands had been delivered to Ochoco's mills. The Company does not currently own any conversion facilities nor does it intend in the future to own any such facilities on a long-term basis; consequently, all of the Company's sales are made to unaffiliated third parties. Concurrent with USTK's acquisition of the Klamath Falls Timberlands, USTK arranged for Collins, a privately owned forest products company located within the Klamath Falls Timberlands area, to purchase Weyerhaeuser's Klamath Falls mill facilities. The Company has entered into the Collins Supply Agreement, a 10-year log supply agreement with Collins providing for the purchase by the plywood mill and delivery by the Company of a minimum of 34 MMBF of logs each year at market prices (approximately 25% of the Company's estimated annual harvest in the next three years). In addition to its sales under the Collins Supply Agreement, the Company sells logs to conversion facilities located in the area surrounding the Timberlands and operated by third parties. There are currently approximately 55 primary conversion facilities located within a 150 mile radius of the Company's base of operations in Klamath Falls.

  The Company believes that it is well positioned to compete successfully in the timber business for the following reasons: (i) the Company has substantial holdings of timber properties which include over 2.2 BBF of merchantable, good quality timber, approximately 184,000 acres of plantation timberland and a full-scale seed orchard and nursery operation located in a region where conversion facilities have been experiencing shortages in the supply of wood fiber; (ii) the Company focuses on owning timberlands rather than operating conversion facilities; which minimizes the Company's cost structure and capital expenditures, allows the Company to seek the most favorable markets for its timber rather than being committed to supply to its own facilities, and ensures that the Company will not compete with its customers; (iii) the Company's senior operating management team has an average of more than 20 years of experience in the forest products industry, including experience in identifying, evaluating, completing and integrating acquisitions of timber properties; (iv) the Company's lean operating structure allows it to efficiently manage its Timberlands, and should enable it to acquire additional timberlands without commensurate increases in overhead; and (v) the Company's GIS, which enables the Company to evaluate the optimal timing and patterns of the harvest of its Timberlands and evaluate and integrate acquisitions of additional timberlands.

BUSINESS STRATEGY

  The Company's business strategy is to manage its Timberlands in a manner that will enable it to pay the Minimum Quarterly Distribution on all the Units and to increase the per Unit value of the Company's assets and cash flow. Management intends to pursue this strategy in a number of ways:

 Continue to Increase Productivity of the Timberlands

  The Company intends to continue to utilize and increase the use of various modern forestry practices on its Timberlands in order to increase their productivity. Examples of these practices include the use of the Company's GIS, which enables it to develop optimal harvest plans; the application of selective harvesting and thinning practices, which improve the productivity of the remaining stand while providing merchantable timber for sale; and the development of genetically improved seedlings to grow trees with desirable traits such as superior size and disease resistance. Certain members of senior management were involved in the development of these practices while at Weyerhaeuser, and the Company expects to benefit from their experience.

 Maximize Investment in Ochoco Timberlands

  In order to maximize its investment in the Ochoco Timberlands, the Company intends to harvest the mature timber over the next several years. As a result, the Company will convert Ochoco's older, slower growing forests to younger, more productive forests. In addition, by increasing the harvest on the Ochoco Timberlands, the Company will be able to reduce the amount of timber harvested on the Klamath Falls Timberlands, allowing these faster growing Timberlands to continue to mature, thereby increasing their commercial value.

 Pursue Accretive Acquisition Opportunities

  The Company intends to identify, evaluate and acquire undervalued timberlands in North America with the objective of increasing both the value of the Company's Units and its cash flow. The Company believes that management's relationships within the timber industry, as well as its focus on operating timberlands, rather than conversion facilities, give it a competitive advantage in developing acquisition opportunities. The Company believes that its use of independent contractors to conduct its silviculture and harvesting activities should enable it to operate significantly increased acreage without a commensurate increase in fixed overhead costs. The Company intends to evaluate and pursue those opportunities that are located within markets distinguished by strong demand, that include ages and species that complement the Company's existing inventory, and that fit the Company's current and long term value objectives. In addition, the Company may in the future acquire timberlands located in areas, and containing timber suitable for export. By early January 1998, it is expected that Edward J. Kobacker, the Company's current Executive Vice President and Chief Operating Officer, will become the President and Chief Executive Officer of the Company and that John J. Stephens, the current President and Chief Executive Officer, will become Vice Chairman in order to devote more time to the Company's acquisition program.

 Implement Flexible Marketing Strategies

  The Company's marketing strategy emphasizes flexibility in structuring the sales of its timber assets. Depending upon the needs of its customers and current market conditions, the Company can either sell harvested logs or stumpage and can sell forest by-products, such as wood chips. The Company believes that its strategy of owning timberlands rather than conversion facilities that compete with its customers is an important factor in developing and maintaining strong customer relationships. Since the Weyerhaeuser Acquisition, the Company has sold logs to 17 different customers and expects to sell to a greater number in the future. In addition to log and stumpage sales, the Company may also sell or exchange parcels of land with other timberland owners. For example, the Company may seek to realize the value of portions of the Plantations by exchanging them for more mature timber owned by timberland owners or by selling them for immediate cash proceeds.

 Sell Land for Higher and Better Uses

  The Company seeks to realize the value of land that may have a higher and better use than for timberland management or that is otherwise a candidate for sale or exchange. For example, some of the Timberlands may have greater value if used for ranching, farming or recreational purposes. The Company has identified approximately 30,000 acres of small tracts that it intends to sell for higher and better uses over the next ten years. In addition, the Company has identified two tracts aggregating approximately 35,000 acres that it intends to sell over the next five years. The Company will also seek to exchange lands with significant environmental and recreational values for lands that are more suitable for commercial timberland management.

THE TIMBERLANDS

 Timber Inventory

  The Company currently owns and manages approximately 643,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing an estimated total merchantable timber volume of approximately 2.2 BBF in Oregon east of the Cascade Range. The Timberlands include substantial holdings of merchantable, good-quality timber. A merchantable tree is a tree that will produce a sound log 16 feet in length and at least five inches in diameter, inside bark, at the small end. The Company's merchantable timber inventory consists of premium species of softwood, consisting of Ponderosa Pine (approximately 42%) and Douglas Fir (approximately 14%), species which have historically commanded premium prices over other softwood species, as well as Lodgepole Pine (approximately 20%), White Fir (approximately 19%) and other species (approximately 5%).

  The Timberlands have stands of varying sizes and ages and are unique in the forests east of the Cascade Range in Oregon in that approximately 184,000 acres of the 643,000 acre total consist of actively managed pine Plantations with stands ranging in age from two to 25 years. The Plantations are stocked with high quality Ponderosa Pine (approximately 73%) and Lodgepole Pine (approximately 27%). Because the timber on the Plantations is generally not yet considered merchantable, volumes of timber on the Plantations are not included in the Company's estimated merchantable timber volume. However, initial thinning of the Plantation stands, including the thinning of commercial quantities of merchantable timber, is expected to begin within the next five years. See "--Harvest Plans."

  The following table demonstrates the estimated merchantable timber inventory by species within the Timberlands as of January 1, 1997 (all volumes are as verified by Mason, Bruce & Girard, Inc. ("MBG") and are based, in some cases, on information developed by Company personnel):

                   MERCHANTABLE TIMBER INVENTORY BY SPECIES
                                    (MMBF)

                                 KLAMATH
                                  FALLS
   SPECIES                     TIMBERLANDS  OCHOCO TIMBERLANDS        TOTAL
   -------                     ------------ ------------------------------------
Ponderosa Pine................   732.7  37%     221.8         80%   954.5    42%
Lodgepole Pine................   451.4  23%       --           0%   451.4    20%
White Fir.....................   424.1  21%      11.5          4%   435.6    19%
Douglas Fir...................   266.9  14%      43.0(a)      15%   309.9    14%
Other Species(b)..............   102.9   5%       3.1          1%   106.0     5%
                               ------- ---- ---------    -------- ------- ------
  Total....................... 1,978.0 100%     279.4        100% 2,257.4 100.0%
                               ======= ==== =========    ======== ======= ======

--------
(a) Includes Grand Fir
(b) Includes Cedar, Sugar Pine and Western Larch

 Size and Species Distribution of Merchantable Timber

  The Company's Timberlands are well diversified, not only by species mix but also by size distribution. Timber generally reaches merchantable size between 40 and 50 years on natural stands (between 25 and 35 years on the Plantations). The following table describes the estimated volume distribution of merchantable timber on the Timberlands by species and by size classes of 6" diameter breast height ("DBH") or greater (as verified by MBG) as of January 1, 1997. Lodgepole Pine having a DBH of 6" is generally considered merchantable, while the other timber species are generally considered merchantable at a DBH of 7 1/2". Such other species, to the extent their DBH is less than 7 1/2", are not included in any of the tables on this page.

         MERCHANTABLE TIMBER VOLUME DISTRIBUTION BY SPECIES AND BY DBH
                                    (MMBF)

                                           KLAMATH FALLS TIMBERLANDS
                               -------------------------------------------------
                               PONDEROSA LODGEPOLE WHITE DOUGLAS  OTHER
 DBH                             PINE      PINE     FIR    FIR   SPECIES  TOTAL
 ---                           --------- --------- ----- ------- ------- -------
6"-10"........................    92.4     105.3    60.6   31.5    24.8    314.6
11"-15".......................   355.8     229.5   198.3  115.6    31.8    931.0
16"-19".......................   181.5      84.3    99.4   70.2    19.4    454.8
20"-23".......................    52.1      23.7    29.1   24.0     9.6    138.5
24"+..........................    50.9       8.6    36.7   25.6    17.3    139.1
                                 -----     -----   -----  -----   -----  -------
  Total.......................   732.7     451.4   424.1  266.9   102.9  1,978.0
                                 =====     =====   =====  =====   =====  =======
                                              OCHOCO TIMBERLANDS
                               -------------------------------------------------
                               PONDEROSA LODGEPOLE WHITE DOUGLAS  OTHER
 DBH                             PINE      PINE     FIR    FIR   SPECIES  TOTAL
 ---                           --------- --------- ----- ------- ------- -------
6"-10"........................    29.3        --     1.5    5.8     0.2     36.8
11"-15".......................    56.8        --     4.1   17.8     1.3     80.0
16"-19".......................    36.4        --     2.8   10.8     0.8     50.8
20"-23".......................    32.6        --     1.6    5.8     0.4     40.4
24"+..........................    66.7        --     1.5    2.8     0.4     71.4
                                 -----     -----   -----  -----   -----  -------
  Total.......................   221.8        --    11.5   43.0     3.1    279.4
                                 =====     =====   =====  =====   =====  =======

  The following table describes the acreage distribution of timber on the Plantations by age class (as verified by MBG) as of January 1, 1997:

               ACREAGE DISTRIBUTION BY AGE CLASS ON PLANTATIONS

       AGE CLASS IN YEARS                                                ACREAGE
       ------------------                                                -------
          1-5...........................................................  28,987
          6-10..........................................................  11,893
         11-15..........................................................  20,531
         16-20..........................................................  75,441
         21-25..........................................................  43,296
         26+............................................................   4,220
                                                                         -------
           Total........................................................ 184,368
                                                                         =======

 Timber Growth

  Timber growth rate is an important variable for a forest products company as it ultimately determines how much timber can be harvested over the long term. In addition, the Company's use of selective harvesting, among other methods, opens up the timber stand allowing for more vigorous growth of the remaining trees. Growth rates vary depending on species, location, weather conditions, age and forestry practice. The annual growth rate for the Company's naturally regenerated stands which include young, vibrant growth Ponderosa and Lodgepole Pine, is estimated by MBG at approximately 160 board feet per acre per annum. The comparable rate for the Company's Plantation stands is estimated by MBG to be approximately 315 board feet per acre per annum. The Company has achieved higher growth rates on the Plantations by planting seedlings which are able to begin growing immediately (as compared to the slower natural regeneration process), by eliminating competing non-timber growth from the Timberlands and by applying modern forestry practices to assist the growth of the timber.

 Harvest Plans

  The Company strives to manage all of its Timberlands, including the Plantations, in an economically prudent and environmentally sensitive manner in order to maximize their value over time. Integral to this management process are the Company's long-term harvest plans. The Company prepares its harvest plans annually based on analyses of the size and age class distribution of the Timberlands and the economic maturity of each harvest tract. A tract is considered ready to be harvested when the expected value of future tree growth on such tract falls below a target rate of return. The factors the Company considers in determining its long-term harvest plans include, among other things, current and expected market conditions, competition, customer requirements, the age, size and species distribution of the Company's timber, assumptions about timber growth rates (which improve over time as a result of technological, biological and genetic advances that improve forest management practices and the increasing proportion of the Timberlands converted to Plantations), expected acquisitions and dispositions, access to the Timberlands, availability of contractors, sales contracts and environmental and regulatory constraints. The Company's harvest plans reflect the Company's expectations for each year's harvest, including the sites to be harvested, the manner of harvesting such sites, the volume of each species to be harvested, the prices expected to be received for the Company's timber, the amount of stumpage sales, logging and other costs, thinning operations and other relevant information. The Company has the flexibility to update its harvest plans during the year to take into consideration changes in these factors. Under the current harvest plan, the Company intends to harvest 153 MMBF in 1997, 128 MMBF in 1998, 136 MMBF in 1999 and 129 MMBF in 2000 to maximize the value of the mature, old growth timber located on the Ochoco Timberlands. The harvest level for each such year includes stumpage and timber deed sales. The cash flows resulting from such sales will be determined by contract; however, the timing of the actual harvests could vary depending on the harvest plans of the buyer of such stumpage or timber deed. After 2000, the harvest level is expected to decline to an average of approximately 116 MMBF per annum, which the Company considers to be a more sustainable level over the long term. The Company believes this harvest plan can be achieved; however, since harvest plans are based on certain assumptions, many of which are beyond the Company's control, there can be no assurance that the Company will be able to harvest the volumes projected in its harvest plans. While the Company's debt obligations place certain limitations on the harvest plans, the Company believes that it has sufficient flexibility to permit modifications in response to fluctuations in the market for logs and lumber and the other factors described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Access

  The Timberlands are accessible by a system of established roadways or low-maintenance roads. The Company uses third-party road crews to conduct construction and maintenance on its timberlands. The Company regularly enters into reciprocal road-use agreements with the USFS and the BLM and cooperates with such agencies in numerous cost-sharing arrangements regarding jointly used roads. See "--Federal and State Regulation."

 Sales and Markets

  Once a block of timberland is ready to be harvested, the Company solicits offers from its customers for delivery of logs. After a price and volume have been agreed to among the parties, the Company either (i) contracts a third party to harvest the acreage and deliver to a roadside site on the Timberlands, where a contracted trucking company picks up the logs and delivers them to the customer, or (ii) sells the timber on a stumpage basis where the customer arranges to harvest and deliver the logs. When the Company sells timber on a stumpage basis, depending on the length of the contract, it may either receive payment in full upon the execution of the contract, or may receive a portion of the payment upon execution of the contract and the balance of payment when the timber is cut. In a stumpage sale, the Company retains the risk of loss on the timber until such time as it has been harvested by the buyer. The Company may also occasionally sell timber to customers pursuant to timber deeds. In a timber deed sale, the Company may receive a portion of the payment for the timber at the time of execution of the contract and the balance of payment at various intervals throughout the duration of the contract, and the risk of loss on the timber covered by the contract passes immediately to the buyer, regardless of when the buyer harvests the timber. The Company currently sells its sawlogs or stumpage directly to unaffiliated wood products manufacturers and sells its chips to unaffiliated pulp mills or hardboard plants. The percentage of logs which are sold as sawlogs/stumpage or pulp logs is dependent upon, among other things, the species mix and quality of the inventory harvested and the market dynamics affecting the region. Sawlogs and stumpage sales accounted for approximately 93% of the Company's revenues in 1996.

  Most of the timber on the Timberlands is softwood which, due to its long fiber, strength, flexibility and other characteristics, is generally preferred over hardwood for construction lumber and plywood. Once processed, sawlogs are suitable for use as structural grade lumber, appearance grade boards, plywood and laminated veneer and can also be manufactured for such end uses as window trim, molding and door jambs. Chips, which can be used to make hardboard or pulp, accounted for approximately 6% of the Company's revenues in 1996. The market price of chips has historically been volatile, rising and falling with the price of pulp. Sales of seedlings accounted for the remaining 1% of the Company's revenues in 1996.

  The Company's customers include numerous unaffiliated operators of conversion facilities. Since its acquisition of the Klamath Falls Timberlands in August 1996, the Company has sold logs from such timberlands to 17 different customers. Concurrent with the Weyerhaeuser Acquisition, USTK arranged for Collins, a privately owned forest products company located within the Klamath Falls Timberlands, to purchase Weyerhaeuser's Klamath Falls mill facilities. At such time, the Company entered into the Collins Supply Agreement, a 10-year log supply agreement with Collins providing for purchase by the plywood mill and delivery by the Company of a minimum of 34 MMBF of logs each year at market prices. Between August 29, 1996 (the date of the Weyerhaeuser Acquisition) and March 31, 1997, timber sales to Collins, WTD Lumber Company and Boise Cascade Corporation accounted for approximately 42%, 15% and 15%, respectively, of the Company's revenue. Collins made its purchases pursuant to the 10-year Collins Supply Agreement, while the other purchases were made pursuant to short-term arrangements. Although the loss of one or more of such customers or other significant customers could have a material adverse effect on the Company's results of operations, the Company believes that the capacity for processing wood fiber in the Company's markets currently exceeds the supply and that, therefore, such customers could readily be replaced. Prior to the Company's acquisition of the Ochoco Timberlands, virtually all of the logs sold from such timberlands were sold to Ochoco's own facilities. Subsequent to the Ochoco Acquisition in July 1997, all of the sales from the Ochoco Timberlands will be made to unaffiliated customers. See "Risk Factors--Risks Inherent in the Company's Business--Dependence on Certain Key Customers." There are currently approximately 55 primary conversion facilities located within a 150-mile radius of the Company's base of operations in Klamath Falls, Oregon.

 Competition

  Due to transportation costs, domestic conversion facilities in the Pacific Northwest tend to purchase raw materials within relatively confined geographic areas, generally within a 200-mile radius. It is generally recognized that log suppliers such as the Company provide their market with a commodity product. The Company and its competitors all benefit from the same competitive advantages in the region--namely, excess of demand, close proximity to numerous mills, and positive demographic trends of the Pacific Northwest and the West Coast. Therefore, the Company and its competitors are currently able to sell all the logs they are able to produce. Additional competitive factors within a market area generally will include species and grade, quality, ability to supply logs which consistently meet the customers' specifications and ability to meet delivery requirements. The Company believes that it has a reputation as a stable and consistent supplier of well-merchandised, high-quality logs. The Company has no conversion facilities and therefore does not compete with its customers for logs. The Company believes that this gives it an advantage over certain of its competitors that also own conversion facilities.

  The Company competes with numerous private land and timber owners in the northwestern United States and the state agencies of Oregon, as well as immaterial amounts of foreign imports, primarily from Canada and New Zealand. In addition, the Company competes with the USFS, the BLM and the Bureau of Indian Affairs. Certain of the Company's competitors have significantly greater financial resources than the Company.

RESOURCE MANAGEMENT

 Timber Resource Management

  All of the silvicultural activities on the Timberlands and the harvesting and delivery of logs are conducted by independent contractors who are not employees of the Company. The Company's operations involve intensive timber management and harvesting operations, which include road construction and reforestation, as well as wildlife and watershed management, all of which are carefully monitored using the Company's GIS. See "--Geographic Information System." The Company employs a number of traditional and recently developed harvesting techniques on its lands based on site-specific characteristics and other considerations. Due to the topography of the Timberlands, over 95% of the Timberlands can be harvested using lower-cost mechanical methods as opposed to higher-cost cable systems.

  Harvesting on the Timberlands is conducted using both selective and regeneration harvesting. In selective harvesting, a partial harvest provides merchantable timber and opens up the stand for supplemental growth on the remaining stand. Harvest entries are separated by approximately 10 to 15 years and each entry is prescribed for volume to be removed, spacing to be provided, and diameter limits to be harvested. In regeneration harvesting, which is used to harvest approximately 30% of the Company's timber, all merchantable volume is removed in a single harvest. After an area has been regeneration harvested, the Company employs a reforestation contractor to plant two year old seedlings at a density of approximately 350 trees per acre. The Company also attempts to protect and maintain the ecosystem within the Timberlands while providing for a reasonable harvest. For example, the Company typically leaves a mix of green and dead trees at the harvest site, including some large trees, snags and downed logs to enrich and protect the soil for successive generations of trees and to provide habitats for a variety of wildlife species.

  Particular forestry practices vary by geographic region and depend upon factors such as soil productivity, weather, terrain, tree size, age and stocking. The rain, site and soil conditions on the east side of the Cascade Range, for example, permit management to harvest on an optimal rotation, or harvest cycle, of 60 to 65 years. Forest stands are thinned periodically to improve growth and stand quality until harvested. The Company actively utilizes commercial thinning timber management practices. Pre-commercial thinning, which occurs only in the Plantation stands, is utilized when the timber harvested is not merchantable. The Company believes that such thinning improves the overall productivity of the Timberlands by enhancing the growth of the remaining trees. Occasionally, revenues are generated from pre-merchantable thinning, as was the case in 1995 due to the strong markets for wood chips.

  The Company's policy is to ensure that every acre harvested is reforested in order to enhance the long-term value of its timberlands. Based on the geographic and climatic conditions of a given harvest site, harvested areas may be regenerated naturally, by leaving mature trees to reseed the area, or replanted with seedlings. Natural regeneration methods are widely used on approximately 70% of the Company's harvested land. Approximately 28% of the Timberlands acreage currently consist of Plantations. The Company expects to convert approximately 3,000 acres of natural stands to Plantations annually. During 1996, the Company planted more than two million seedlings. The Company uses genetically improved seedlings (representing approximately 90% to 95% of seedlings planted) to grow trees with desirable traits such as superior growth characteristics, good form and disease resistance, resulting in greater wood volume over a rotation than that generated by naturally regenerated seedlings. The seedlings are grown in the Company's nursery, which uses seeds from the Company's seed orchard, which was established in 1974. Such seeds are generated by trees that are created by grafting selected superior genetic stock to mature root stock.

 Geographic Information System

  The GIS is a computer software program that the Company acquired from Weyerhaeuser as part of the acquisition of the Klamath Falls Timberlands. The GIS data, which has been compiled over a period of four years, includes detailed topographical field maps for every stand within the Timberlands (including data for the Ochoco Timberlands which was recently added by the Company), setting forth the characteristics, including age, species, size and other characteristics for the timber growing on each such stand. Using the data in the GIS, the Company can use a computer model to "grow" the timber over time, enabling it to generate long-term harvest plans and to update its inventory annually. To maintain the integrity of the data in the GIS, the Company performs a detailed ground survey of the remaining timber inventory on a tract after each harvest and updates the data in the GIS for that tract. With the aid of the GIS, the Company is able to actively manage the Timberlands, track its inventory and develop site-specific harvest plans on multiple scales, adding additional layers of detail, such as the location of roadways or wildlife nesting areas, as required. The GIS also permits the Company to analyze the impact that new legislation may have on its timberlands by inputting the proposed constraints imposed by such legislation in light of the particular field characteristics of its Timberlands. For example, the Company has recently analyzed the impact on its Timberlands of the potential listing of the bull trout as an endangered species under the Endangered Species Act, by using the GIS to review the particular characteristics of the streams and rivers located on its properties for suitability for bull trout habitat, and by overlaying the proposed regulatory restraints on harvest at the sites it determined might be suitable habitat for bull trout. The GIS will also be used to evaluate potential acquisition opportunities.

  Although GIS systems are generally available for purchase, many of the Company's competitors do not utilize GIS systems, mainly due to their relatively high cost and to the length of time necessary to collect sufficient data to optimize the use of the GIS. Thus, the Company believes the GIS gives it an advantage over its competitors.

 "Higher and Better Use" Timberlands

  The Company seeks to realize the value of land that may have a higher and better use than for timberland management or that is otherwise a candidate for sale or exchange. For example, some of the Timberlands may have greater value if used for ranching, farming or recreational purposes. The Company has identified approximately 30,000 acres of small tracts that it intends to sell for higher and better uses over the next ten years. In addition, the Company has identified two tracts aggregating approximately 35,000 acres that it intends to sell for a higher and better use over the next five years. The Company will also seek to exchange lands with significant environmental and recreational values for lands that are more suitable for commercial timberland management.

FEDERAL AND STATE REGULATION

 Endangered Species

  The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species may include restrictions on timber harvesting, road building and other silvicultural activities in areas containing the affected species. A number of species indigenous to the Pacific Northwest have been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, Columbian white-tail deer, mountain caribou, grizzly bear, bald eagle, red cockaded woodpecker, northern goshawk, bull trout and various anadromous fish species. Currently, the Company has identified several spotted owl, bald eagle and northern goshawk nesting areas affecting the Timberlands and the presence of bull trout in certain of its streams, which may affect harvesting on approximately 26,000 acres.

  In 1990, the United States Fish and Wildlife Service (the "USFWS") listed the northern spotted owl as a threatened species throughout its range in Washington, Oregon and California. At the time of the listing, the USFWS issued suggested guidelines ("Guidelines") to be followed by landowners in order to comply with the Endangered Species Act's prohibition against harming or harassing owls. The Guidelines recommend several measures, including the restriction of harvest activities in areas within a certain proximity of known owl activity centers. The USFWS also proposed a rule for the conservation of the owl on non-federal land. Such proposed rule was subsequently withdrawn. The Oregon Forest Practices Act and related regulations also protect endangered species and has specific provisions governing habitat protection for the spotted owl, the bald eagle and other threatened species.

  Weyerhaeuser regularly surveyed for bald eagles on its properties and submitted the results of its surveys and its annual site management plan for each known eagle site to the Oregon Department of Fish and Wildlife. The latest survey showed that there were 80 eagle sites on the Klamath Falls Timberlands. The Company observes the harvesting restrictions around the eagle sites. In addition, commencing in 1990, Weyerhaeuser utilized independent wildlife consultants to survey for the presence of northern spotted owls on or affecting the Klamath Falls Timberlands. The surveys have been conducted every year in order to (i) meet the regulatory requirements for timber harvest and other management activities, (ii) monitor existing sites and determine the current status of such sites, (iii) determine if areas identified as containing suitable habitat are supporting owls and (iv) investigate potential spotted owl sightings. The most recent of such surveys was completed in July 1997, and identified 27 northern spotted owl sites affecting the Klamath Falls Timberlands, three of which are located on the Klamath Falls Timberlands. The Company has continued these practices for Klamath Fall Timberlands and is implementing such practices on the Ochoco Timberlands.

  The Company believes that it is managing its harvesting operations in the areas affected by protected species in substantial compliance with applicable federal and state regulations. Based on certain consultants' reports, and on management's knowledge of the Timberlands, the Company does not believe that there are any species protected under the Endangered Species Act or similar state laws that, under current regulations and Court interpretation, would materially adversely affect the Company's ability to harvest the Timberlands in accordance with current harvest plans. There can be no assurance, however, that species within the Timberlands may not subsequently receive protected status under the Endangered Species Act or that currently protected species may not be discovered in significant numbers within the Timberlands. Additionally, there can be no assurance that future legislative, administrative or judicial activities related to protected species will not adversely affect the Company or its ability to continue its activities and operations as currently conducted.

 Timberlands

  The operation of the Timberlands is subject to specialized statutes and regulations in the State of Oregon, which has enacted laws which regulate forestry operations, including the Forest Practices Act, which addresses many growing, harvesting and processing activities on forest lands. Among other requirements, these laws restrict the size and spacing of harvest units, and impose certain reforestation obligations on the owners of forest lands. The State of Oregon requires a company to provide prior notification before beginning harvesting activity. The Forest Practices Act and other state laws and regulations control timber slash burning, operations during fire hazard periods, logging activities affecting or utilizing water courses or in proximity to certain ocean and inland shore lines, water anti-degradation and certain grading and road construction activities. A number of other timber states have been considering legislation and regulations governing forest practices, and some tightening of existing controls is expected.

 Environmental Laws and Superfund

  The Company's operations are subject to federal, state and local environmental laws and regulations relating to the protection of the environment. Although the Company believes that it is in material compliance with these requirements, there can be no assurance that significant costs, civil and criminal penalties, and liabilities will not be incurred, including those relating to claims for damages to property or natural resources resulting from the Company's operations.

  Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and the Company anticipates there will be continuing changes. The trend in environmental regulations is to place more restrictions and limitations on activities that may affect the environment, such as emissions of pollutants and the generation and disposal of wastes. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for the Company and it is possible that the costs of compliance with environmental laws and regulations will continue to increase.

  Although the Company does not consider current laws and regulations relating to the environment to be materially burdensome, there can be no assurance that future legislative, administrative or judicial actions, which are becoming increasingly stringent, will not adversely affect the Company or its ability to continue its activities and operations as currently conducted. As of the date of this Prospectus, the Company is not aware of any pending legislative, administrative or judicial action relating to the protection of the environment that could materially and adversely affect the Company.

  The Federal Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, and comparable state laws impose liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substances found at a site. Those statutes also authorize government environmental authorities such as the U.S. Environmental Protection Agency and, in some instances, third parties, to take actions in response to threats to the public health or the environment and to seek recovery of the costs incurred from the responsible persons. Based on environmental compliance auditing programs, the Company is not aware of any activities by the Company or any conditions on the Timberlands that would be likely to result in the Company being named a potentially responsible party.

 Access to Timberlands May be Limited by Federal Regulation

  A substantial portion of the Timberlands consists of sections of land that are intermingled with or adjacent to sections of federal land managed by the USFS and the BLM. Removal of trees from those portions of the Timberlands requires transportation of the logs by truck across logging and general purpose roads. In many cases, access is only, or most economically, achieved through a road or roads built across adjacent federal land pursuant to a reciprocal right-of-way ("RROW"). Removal of federal timber often requires similar access across the

Timberlands. Recent litigation (not involving the Company) before the United States Court of Appeals for the Ninth Circuit held that the BLM was not required to consult with the USFWS, which administers the Endangered Species Act, prior to approving a private landowner's proposal to build an access road across federal land pursuant to an existing RROW entered into prior to the enactment of the Endangered Species Act wherein the BLM did not have discretion to disapprove a road segment due to endangered species concerns. A reversal on appeal or a rehearing of that case, or future federal law or regulation requiring the BLM to consult with the USFWS in connection with an RROW, could materially adversely affect the Company's ability to harvest the affected portion of the Timberlands. Certain of the Company's RROW agreements contain provisions that require compliance with state and federal environmental laws and regulations. To the extent that the Company acquires new Timberlands that require access through federal lands, the Company may enter into new RROW agreements with the BLM or other federal agencies which would require consultation with the USFWS. In addition, the BLM has published advance notice of its intent to revise regulations governing RROW agreements entered into the future to, among other things, expand the BLM's consideration of environmental and cultural factors in granting, issuing or renewing rights-of-way, provide the BLM with regulatory authority to object to the location of roads because of potential effects on threatened or endangered species and allow for the abandonment of rights-of-way under certain circumstances.

 Safety and Health

  The operations of the Timberlands are subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes relating to the health and safety of employees. The Company believes that it is in compliance with OSHA regulations, including general industry standards, permissible exposure levels for toxic chemicals and record-keeping requirements.

LITIGATION

  There is no pending litigation, and to the knowledge of the Company, there is no threatened litigation, the unfavorable resolution of which could have a material adverse effect on the business or financial condition of Company.

EMPLOYEES

  As of March 31, 1997, the Company had approximately 30 salaried employees, including employees of the General Partner that manage the businesses of the Company. The employees of the Timberlands are not unionized, and the Company believes that its employee relations are good. The Company's wage scale and benefits are generally competitive with other forest products companies. All of the silvicultural activities on the Timberlands and the harvesting and delivery of logs are conducted by independent contractors who are not employees of the Company.

  The Company employee benefits include a 401(k) savings plan for all employees, a health insurance plan (including co-payments and deductibles) for all employees and a medical savings plan for all employees.

                                  MANAGEMENT

COMPANY MANAGEMENT

  The General Partner will manage and operate the activities of the Company. Notwithstanding any limitation on its obligations or duties, the General Partner will be liable, as the general partner of the Company, for all debts of the Company (to the extent not paid by the Company), except to the extent that indebtedness or other obligations incurred by the Company are made specifically non-recourse to the General Partner. Whenever possible, the General Partner intends to make any such indebtedness or other obligations non-recourse to the General Partner.

  At least two of the members of the Board of Directors of the General Partner who are neither officers, employees or security holders of the General Partner nor directors, officers, employees or security holders of any affiliate of the General Partner will serve on a conflicts committee (the "Conflicts Committee"), which will have the authority to review specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Company. Any matters approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to the Company, approved by all partners of the Company and not a breach by the General Partner or its Board of Directors of any duties they may owe the Company or the Unitholders. See "Conflicts of Interest and Fiduciary Responsibilities--Fiduciary and Other Duties." The Board of Directors will also have an Audit Committee, composed of the two independent directors as well as Robert F. Wright, which will review the external financial reporting of the Company, will recommend engagement of the Company's independent public accountants and will review the Company's procedures for internal auditing and the adequacy of the Company's internal accounting controls. The Board of Directors will also have a compensation committee (the "Compensation Committee"), which will initially consist of five directors, including the two independent directors, which will determine the compensation of the officers of the General Partner and administer its employee benefit plans.

  As is commonly the case with publicly traded limited partnerships, the Company will not directly employ any of the persons responsible for managing or operating the Company. In general, the current management of USTK will manage and operate the Company's business as officers and employees of the General Partner and its affiliates.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF THE GENERAL PARTNER

  The following table sets forth certain information with respect to the members of the Board of Directors of the General Partner, its executive officers and certain key employees. Executive officers and directors are elected for one-year terms.

NAME                              AGE        POSITION WITH GENERAL PARTNER
----                              ---        -----------------------------
John M. Rudey....................  54 Chairman and Director(1)
John J. Stephens.................  69 President, Chief Executive Officer and
                                       Director(2)
Edward J. Kobacker...............  59 Executive Vice President, Chief Operating
                                       Officer and Director(3)
Michael J. Morgan................  41 Vice President and Chief Financial Officer
John H. Beuter...................  61 Director(4)
Aubrey L. Cole...................  73 Director(5)
George R. Hornig.................  43 Director(6)
Robert F. Wright.................  71 Director(7)
Walter L. Barnes.................  55 Harvesting Manager
Robert A. Broadhead..............  46 Marketing Manager
Martin Lugus.....................  56 General Manager
Kurt A. Muller...................  39 Planning Manager
Christopher J. Sokol.............  48 Forestry Manager

--------
(1) Member of the Executive (Chairman), Nominating (Chairman), Finance and Compensation (Chairman) Committees.
(2) Member of the Executive, Nominating, Finance and Compensation Committees. The Company expects that on or prior to January 5, 1998, Mr. Stephens will become the Vice Chairman of the Board of Directors of the General Partner and will resign as President and Chief Executive Officer.
(3) Member of the Executive and Finance (Chairman) Committees. The Company expects that, upon the resignation of Mr. Stephens as an officer of the General Partner and subject to the approval of the Board of Directors of the General Partner, Mr. Kobacker will become the President and Chief Executive Officer of the General Partner.
(4) Member of the Nominating and Finance Committees.
(5) Member of the Executive and Nominating Committees.
(6) Member of the Executive and Finance Committees.
(7) Member of the Nominating, Finance, Compensation and Audit (Chairman) Committees.

  Shortly after the consummation of the Transactions, the General Partner will appoint two additional directors, who will be neither members, officers nor employees of the General Partner nor members, officers, directors or employees of any affiliate of the General Partner, to the Conflicts Committee, the Audit Committee and the Compensation Committee.

  John M. Rudey will serve as Chairman and a Director of the General Partner. Since 1992, Mr. Rudey has served as Chief Executive Officer of Garrin Properties Holdings, Inc., a private investment company that manages and advises investment portfolios, principally concentrated in the timber and forest products industries and in real estate. He has previously acquired and managed for his family investment group a subsidiary of Westinghouse Electric Co. and a division of Monumental Life Insurance Company. Mr. Rudey holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

  John J. Stephens will initially serve as President and Chief Executive Officer and a Director of the General Partner. Since 1991, Mr. Stephens has served as a business advisor to a number of agricultural and forestry projects. From 1982 to 1991, Mr. Stephens was the President and Chief Executive Officer of Roseburg Forest Products Co. (a privately owned forest products company) ("Roseburg"). From 1972 to 1982, Mr. Stephens was employed by International Paper Company (a publicly traded forest products company), serving for his last eight years as Vice President and Group Executive of Wood Products and Resources. For his initial two years at International Paper Company, Mr. Stephens served as Vice President Finance. From 1960 to 1972, Mr. Stephens was a Principal in the Consulting Division of Arthur Andersen & Co. Mr. Stephens holds a B.S. in civil engineering from the Virginia Military Institute and a B.S. in Business Administration from Youngstown State University, Ohio.

  Edward J. Kobacker will initially serve as Executive Vice President and Chief Operating Officer and a Director of the General Partner. From 1992 to 1997, Mr. Kobacker was the President of IP Forest Resources Company (a subsidiary of International Paper Company and the general partner of IP Timberlands, Ltd., a publicly traded forest products company) and Vice President of the Forestlands Division of International Paper Company. From 1987 to 1992, Mr. Kobacker was the general manager and group executive of the Kraft Paper Group. Mr. Kobacker holds a B.S. in accounting from the University of Scranton and is a former CPA licensed in New York.

  Michael J. Morgan will serve as a Vice President and the Chief Financial Officer of the General Partner. Since October 1996, Mr. Morgan has served as the Vice President of Finance of Old Services. From 1991 to 1996 Mr. Morgan was the Assistant Treasurer and Tax Manager of Roseburg. From 1981 to 1991, Mr. Morgan was employed in the tax department of Arthur Andersen & Co. Mr. Morgan holds a B.S. from Portland State University. Mr. Morgan is a CPA licensed in Oregon.

  John H. Beuter will serve as a Director of the General Partner. Since 1993, Dr. Beuter has been a consulting forester with and the President of Duck Creek Associates, Inc. (a natural resources consulting firm). From 1991 to 1993, Dr. Beuter served as Deputy and Acting Assistant Secretary of the Department of Agriculture overseeing the U.S. Forest Service and Soil Conservation Service. From 1970 to 1987, Dr. Beuter was a professor of forest management at Oregon State University, during which time he served as Chair of the Department of Forest Management, Associate Dean and Director of the University Research Forests. Dr. Beuter holds a B.S. in forestry and an M.S. in forest economics from Michigan State University and a Ph.D. in forestry and economics from Iowa State University.

  Aubrey L. Cole will serve as a Director of the General Partner. Since 1989 Mr. Cole has been a consultant for Aubrey Cole Associates, a sole proprietorship which provides management consulting services and makes investments. From 1986 to 1989, Mr. Cole was the Vice Chairman of the Board and Director of Champion International Corporation (a publicly traded forest products company) and from 1983 to 1993, Mr. Cole was the Chairman of Champion Realty Corporation (a land sales subsidiary of Champion International). Mr. Cole holds a B.B.A. from the University of Texas and serves on the Advisory Board of the Business School.

  George R. Hornig will serve as a Director of the General Partner. Since 1993, Mr. Hornig has been a Managing Director of Deutsche Bank North America Holdings, Inc. (the United States arm of Deutsche Bank, a German banking concern) and affiliated entities. From 1991 to 1993, Mr. Hornig was the President and Chief Operating Officer of Dubin & Swieca Holdings, Inc., an investment management business. From 1988 to 1991, Mr. Hornig was a co-founder, Managing Director and Chief Operating Officer of Wasserstein Perella & Co., Inc. (a mergers and acquisitions investment bank). From 1983 to 1988, Mr. Hornig was an investment banker in the Mergers and Acquisitions Group of the First Boston Corporation. Prior to 1983, Mr. Hornig was an attorney with Skadden, Arps, Slate, Meager & Flom. Mr. Hornig holds a B.A. from Harvard College, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School. Mr. Hornig is also a director of SL Industries, Inc. and Forrester Research, Inc.

  Robert F. Wright will serve as a Director of the General Partner. Since 1988, Mr. Wright has served as President and Chief Executive Officer of Robert
F. Wright Associates, Inc., a firm making strategic investments and providing business consulting services. Previously, Mr. Wright spent 40 years, 28 years as a partner, at Arthur Andersen & Co. Mr. Wright holds a B.A. from Michigan State University and an M.B.A. from New York University. Mr. Wright is a director of the following companies: Hanover Direct Inc. (a catalog marketer), Reliance Standard Life Insurance Co. and affiliates (life insurance companies), The Navigators Group Inc. (a property insurance company), Norweb North America Corporation (an Irish investment company), Rose Technology Group Limited (a Canadian professional engineering company) and Williams Real Estate Co., Inc. (a real estate company).

  Walter L. Barnes will serve as Harvesting Manager of the General Partner (the position he currently holds with Old Services), responsible for all solid wood logging and fiber operations. Mr. Barnes was employed by Weyerhaeuser for 28 years and has extensive experience managing different harvesting systems on both the East and West sides of the Cascade Range. Mr. Barnes holds a B.S. degree from the University of Wyoming.

  Robert A. Broadhead will serve as Marketing Manager of the General Partner (the position he currently holds with Old Services), responsible for all log and stumpage transactions. Mr. Broadhead was employed by Weyerhaeuser for 20 years and gained additional experience in investing and planning while serving as Planning Manager from 1981 to 1994. Mr. Broadhead holds a B.S. degree from Humboldt State University.

  Martin Lugus will serve as General Manager of the General Partner (the position he currently holds with Old Services), responsible for all land management and operations on fee lands. Mr. Lugus was employed by Weyerhaeuser for 28 years, during which time he served as Forestry Manager from 1981 to 1991 and Timberlands Manager from 1991 to 1996. Mr. Lugus holds a B.S. from University of Connecticut and a M.F. from Yale School of Forestry and Environmental Studies.

  Kurt A. Muller will serve as Planning Manager of the General Partner (the position he currently holds with Old Services), responsible for all short, medium and long term harvest planning, as well as operating and developing the inventory and GIS systems. From 1982 to 1989, Mr. Muller was President of Woodland

Consulting Services, Inc., during which time he gained additional experience in contracting forestry operations and forest land management as District Forester. Mr. Muller was employed by Weyerhaeuser for eight years and holds a B.S. degree from Oregon State University.

  Christopher J. Sokol will serve as Forestry Manager of the General Partner (the position he currently holds with Old Services), responsible for forestry operations, environmental relationships, harvest prescriptions and nursery/orchard operations. Mr. Sokol was employed by Weyerhaeuser for 22 years and gained additional experience in forest regeneration and timber sales while servicing as District Forester from 1982 to 1991. Mr. Sokol holds a B.S. from Oregon State University.

REIMBURSEMENT OF EXPENSES OF THE GENERAL PARTNER AND ITS AFFILIATES

  The General Partner will not receive any management fee or other compensation in connection with its management of the Company. The General Partner and its affiliates performing services for the Company will be reimbursed for all expenses incurred on behalf of the Company, including the costs of compensation described herein properly allocable to the Company, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Company. The Partnership Agreement provides that the General Partner will determine the expenses that are allocable to the Company in any reasonable manner determined by the General Partner in its sole discretion.

EXECUTIVE COMPENSATION

  The Company and the General Partner were formed in June 1997. Accordingly, the General Partner paid no compensation to its directors and officers with respect to fiscal 1996, nor did any obligations accrue in respect of management incentive or retirement benefits for the directors and officers with respect to such year. Officers and employees of the General Partner may participate in employee benefit plans and arrangements sponsored by the General Partner, including plans which may be established by the General Partner in the future. Under the terms of the Partnership Agreement, the Company is required to reimburse the General Partner for expenses relating to the operation of the Company, including salaries and bonuses of employees employed on behalf of the Company, as well as the costs of providing benefits to such persons under employee benefit plans and for the costs of health and life insurance. See "Certain Relationships and Related Transactions."

 Employment Agreements

  The General Partner anticipates that, on or before the closing of the Transactions, it will enter into employment agreements with Messrs. Rudey, Stephens, Kobacker, Morgan and Lugus (the "Executives"). The summary of the Employment Agreements which follows does not purport to be complete and is qualified in its entirety by reference to the form of Employment Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each agreement will have a term of five years and will include confidentiality provisions and noncompete provisions. In each agreement, the confidentiality provisions will continue for 18 months following the later to occur of the Executive's termination of employment or his resignation or removal from the Board, and, unless the Executive is terminated without "Cause" or the Executive terminates his employment for "good reason," the noncompete provisions will continue for a period of 12 months after the termination of such employment.

  The agreements will provide for an annual base salary of $300,000, $450,000, $350,000, $120,000 and $92,000 for each of Messrs. Rudey, Stephens, Kobacker, Morgan and Lugus, respectively, subject to such increases as the Board of Directors of the General Partner may authorize from time to time. In addition, each of the Executives will be eligible to receive an annual cash bonus to be determined by the Compensation Committee not to exceed 100% of his base salary. Mr. Kobacker will also be entitled to receive three annual payments of $150,000 in each of 1998, 1999 and 2000 in consideration for having forfeited certain in-the-money options granted to him by his prior employer. Each of the Executives will participate in the Long-Term Incentive Plan of the General Partner as described below. The Executives will also be entitled to participate in such other benefit plans and programs as the General Partner may provide for its employees in general. Under his agreement, Mr. Stephens may, after January 1, 1998, elect to resign as President and Chief Executive Officer of the General Partner and become Vice Chairman of the Board of Directors and the Company expects that Mr. Stephens will so resign. Upon such resignation, it is expected that his responsibility for the day-to-day operations of the Company will be assumed by Mr. Kobacker. As Vice Chairman, Mr. Stephens will become responsible for conducting the Company's acquisition program and his compensation will be the same as that of other non-executive directors of the General Partner plus $200 per hour (up to a maximum of $1,600 per day) for services rendered in respect of such acquisition program.

  The agreements provide that in the event an Executive's employment is terminated without "Cause" (as defined in the Employment Agreements) or if the Executive terminates his employment for "Good Reason" (as defined below), such individual will be entitled to receive a severance payment in an amount equal to his base salary for the remainder of the employment term under the Employment Agreement or 12 months, whichever is less (in the case of Mr. Kobacker, if his employment is terminated without "Cause" prior to July 1, 1999, he will be entitled to receive a severance payment in an amount equal to his base salary for 24 months), plus a prorated bonus for the year of such termination calculated based on the bonus being equal to 100% of base salary. In the event of termination due to death or disability, the Executive will be entitled to accrued salary and benefits up to the date of the termination. In the event the individual's employment is terminated for "Cause," he will receive accrued salary and benefits up to the date of termination.

  Good Reason is defined in the agreements generally as: (i) in the case of Messrs. Rudey, Stephens and Kobacker, failure of the General Partner's members to elect or re-elect the Executive to the Board of Directors (if applicable), or to vest in him the position, duties and responsibilities contemplated by the Employment Agreement, (ii) failure of the General Partner to pay any portion of the individual's compensation, (iii) any material breach by the General Partner of any material provision of the Employment Agreement and (iv) a material reduction in the individual's duties, responsibilities or status upon a "change of control" as defined in the Employment Agreement.

 Long-Term Incentive Plan

  The General Partner intends to adopt the U.S. Timberlands 1997 Long-Term Incentive Plan (the "Long-Term Incentive Plan") for key employees and directors of the General Partner and its affiliates which will be effective upon consummation of the Transactions. The summary of the Long-Term Incentive Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Long-Term Incentive Plan, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Long-Term Incentive Plan will consist of two components, a unit option plan (the "Unit Option Plan") and a restricted unit plan (the "Restricted Unit Plan"). Initially, the Long-Term Incentive Plan will permit the grant of Restricted Units and Unit Options covering an aggregate of 723,200 Common Units (831,680 Common Units if the over-allotment option granted to the underwriters in connection with the MLP Offering is exercised in full).

  Unit Option Plan. Initially, the Unit Option Plan will permit the grant of
options ("Unit Options") covering     Common Units. From these,    Unit
Options will be granted to key employees and directors upon the consummation of the Transactions, subject to the vesting conditions described below and subject to other customary terms and conditions, as follows: (i) Unit Options
covering     Common Units will be granted to Mr. Rudey, (ii) Unit Options
covering     Common Units will be granted to Mr. Stephens, (iii) Unit Options
covering     Common Units will be granted to Mr. Kobacker, (iv) Unit Options
covering     Common Units will be granted to Mr. Hornig, (v) Unit Options
covering     Common Units will be granted to Mr. Morgan and (vi) Unit Options
covering     Common Units will be granted to Mr. Lugus. Unit Options covering
     Common Units will be allocated among five other key employees of the General Partner. A total of eleven individuals are currently eligible to receive awards under the Unit Option Plan. Unit Options covering the remaining
    Common Units under the Unit Option Plan will be reserved and may be granted in the future to key employees or directors on such terms and conditions (including vesting conditions) as are described below or as the Compensation Committee shall determine. Each of the amounts set forth above
will be adjusted upward by an amount equal to   % of the Common Units issued
upon any exercise of the underwriters' over-allotment option in the MLP
Offering.

  Unit Options granted at the closing of this offering will have an exercise price equal to the initial public offering price for Common Units and will become exercisable automatically upon, and in the same proportions as, the conversion of the Subordinated Units to Common Units. If a grantee's employment is terminated by reason of his death, disability or retirement, the grantee's Unit Options will become immediately exercisable. In addition, a grantee's Unit Options will become immediately exercisable in the event of a "change of control" of the Company (as defined in the Long-Term Incentive
Plan).

  Upon exercise of a Unit Option, the General Partner will acquire Common Units in the open market at a price equal to the then-prevailing price on the NYSE, or directly from the Company or any other person, or use Common Units already owned by the General Partner, or any combination of the foregoing. The General Partner will be entitled to reimbursement by the Company for the difference between the cost incurred by the Company in acquiring such Common Units and the proceeds received by the General Partner from an optionee at the time of exercise. Thus, the cost of the Unit Options will be borne by the Company. If the Company issues new Common Units upon exercise of the Unit Options, the total number of Units outstanding will increase and the General Partner will remit the proceeds received from the optionee to the Company.

  The Unit Option Plan has been designed to furnish additional compensation to key executives and key directors and to increase their proprietary interest in the future performance of the Company measured in terms of growth in the market value of Common Units.

  Restricted Unit Plan. A Restricted Unit is a "phantom" unit that entitles the grantee to receive a Common Unit upon the vesting of the phantom unit. No grants will initially be made under the Restricted Unit Plan. The Compensation Committee may, in the future, determine to make grants under such plan to key employees and directors containing such terms as the Committee shall determine. Restricted Units granted during the Subordination Period will vest automatically upon, and in the same proportions as, the conversion of the Subordinated Units to Common Units. Common Units to be delivered upon the "vesting" of rights may be Common Units acquired by the General Partner in the open market, Common Units already owned by the General Partner, Common Units acquired by the General Partner directly from the Company or any other person, or any combination of the foregoing. The General Partner will be entitled to reimbursement by the Company for the cost incurred in acquiring such Common Units. If the Company issues new Common Units, the total number of Units outstanding will increase and the Company will receive no remuneration.

  The issuance of the Common Units pursuant to the Restricted Unit Plan is intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation in respect of the Common Units. Therefore, no consideration will be payable by the plan participants upon vesting and issuance of the Common Units.

  The General Partner's Board of Directors in its discretion may terminate the Long-Term Incentive Plan at any time with respect to any Common Units or Unit Options for which a grant has not theretofore been made. The General Partner's Board of Directors will also have the right to alter or amend the Long-Term Incentive Plan or any part thereof from time to time; provided, however, that no change in any outstanding grant may be made that would impair the rights of the participant without the consent of such participant.

COMPENSATION OF DIRECTORS

  No additional remuneration will be paid to employees who also serve as directors. The Company anticipates that each independent director (there are expected to be two) will receive $50,000 annually, for which they each agree to participate in four regular meetings of the Board of Directors and four Audit/Conflicts Committee meetings. Each other non-employee director will receive $50,000 annually (to be paid in cash or Subordinated Units, as determined by each director), for which they each agree to participate in four regular meetings of the Board of Directors. Each non-employee director will receive $1,250 for each additional meeting in which he participates. In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees thereof. Each non-employee director will be fully indemnified by the Company for his actions associated with being a director to the extent permitted under Delaware law.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Units that will be issued upon the consummation of the Transactions held by beneficial owners of five percent or more of the Units, by directors and executive officers of the General Partner and by all directors and executive officers of the General Partner as a group.

                                       PERCENTAGE OF              PERCENTAGE OF PERCENTAGE OF
                             COMMON       COMMON     SUBORDINATED SUBORDINATED   TOTAL UNITS
                          UNITS TO BE   UNITS TO BE  UNITS TO BE   UNITS TO BE      TO BE
                          BENEFICIALLY BENEFICIALLY  BENEFICIALLY BENEFICIALLY  BENEFICIALLY
NAME OF BENEFICIAL OWNER     OWNED         OWNED        OWNED         OWNED         OWNED
------------------------  ------------ ------------- ------------ ------------- -------------
Rudey Timber Company,
 L.L.C. (1).............        -             -%      4,006,216       72.7%         30.8%
U.S. Timberlands
 Management Company,
 L.L.C.(2)..............        -             -       1,299,668       23.6          10.0
U.S. Timberlands
 Holdings, L.L.C.(3)....        -             -       4,046,683       73.4          31.1
John M. Rudey(4)........        -             -       5,346,351       97.0          41.1
John J. Stephens(5)(7)..        -             -          97,561        1.8             *
Edward J. Kobacker......        -             -               -          -             -
Michael J. Morgan.......        -             -               -          -             -
George R. Hornig(6)(7)..        -             -          66,188        1.2             *
Robert F. Wright........        -             -               -          -             -
Aubrey L. Cole..........        -             -               -          -             -
John H. Beuter..........        -             -               -          -             -
All directors and
 executive officers as a
 group (8 persons)(7)...        -             -%        163,749        3.0%          1.3%

--------
  * Less than 1% of class.

(1) Current address is 625 Madison Avenue, Suite 10-B, New York, New York 10022. Includes 4,006,216 of the Subordinated Units owned by Holdings. Rudey Timber Company, L.L.C. has a 99% member interest in Holdings.
(2) Current address is 625 Madison Avenue, Suite 10-B, New York, New York 10022. Excludes 163,749 Subordinated Units to be received by Old Services in the Transaction which will be transferred to Messrs. Stephens and Hornig in redemption of their interests therein.
(3) Current address is 625 Madison Avenue, Suite 10-B, New York, New York
    10022.
(4) Current address is 625 Madison Avenue, Suite 10-B, New York, New York 10022. Includes 1,299,668 Subordinated Units owned by Old Services and 4,046,683 Subordinated Units owned by Holdings. Mr. Rudey is attributed 100% beneficial ownership of all Subordinated Units owned by Old Services and Holdings through his interests therein and in Rudey Timber Company, L.L.C.
(5) Current address is P.O. Box 10 6400 Highway 66, Klamath Falls, Oregon
    97601.
(6) Current address is 31 West 52nd Street, New York, New York 10019.
(7) Includes only interests directly owned by such persons. With respect to beneficial ownership which may be attributable to Mr. Rudey, see footnote
    (4).

  Upon consummation of the Transactions, all of the outstanding member interests in the General Partner will be owned by management, directors and related persons and entities. The members of the General Partner have entered into an operating agreement, which, among other things, provides that the member interests of management and directors who retire, resign or otherwise terminate their relationship with the General Partner will be repurchased by the General Partner. In addition, each member other than affiliates of Mr. Rudey is provided certain "tag along" and "bring along" rights with respect to sales of member interests in the General Partner by Mr. Rudey's affiliates.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RIGHTS OF THE GENERAL PARTNER

  After the Common Units offering, Old Services will own 1,299,668 Subordinated Units, Holdings, an affiliate of the General Partner, will own 4,046,683 Subordinated Units, and Messrs. Stephens and Hornig, founding directors and members of the General Partner, will own an aggregate of 163,749 Subordinated Units. The 5,510,100 Subordinated Units owned by Old Services, Holdings and Messrs. Stephens and Hornig will represent an aggregate 42.4% limited partner interest in the Company (39.1% if the over-allotment option granted to the underwriters in connection with the MLP Offering is exercised in full). Through the General Partner's ability to manage and operate the Company and the ownership of Common Units and all of the outstanding Subordinated Units by affiliates of the General Partner (effectively giving the General Partner the ability to veto certain actions of the Company), the General Partner will have the ability to control the management of the Company.

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

  In connection with the Transactions, the Company, the Operating Company, the General Partner, USTK, Old Services and certain other parties will enter into the Contribution, Conveyance and Assumption Agreement (the "Contribution Agreement"), which will generally govern the Transactions, including the transfer of certain assets to and the assumption of certain liabilities by the Operating Company, and the application of the proceeds of the MLP Offering. The Contribution Agreement will not be the result of arm's-length negotiations, and there can be no assurance that it, or that any of the transactions provided for therein, will be effected on terms at least as favorable to the parties to such agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with the Transactions, including the expenses associated with transferring assets into the Operating Company, will be paid from the proceeds of the MLP Offering.

CONSULTING AGREEMENTS

  The Company intends to enter into consulting agreements with each of Duck Creek Associates (a consulting firm affiliated with Mr. Beuter), Aubrey Cole Associates (a consulting firm affiliated with Mr. Cole), Robert F. Wright Associates, Inc. (a consulting firm affiliated with Mr. Wright) and George R. Hornig pursuant to which each such person or firm will provide consulting services to the Company. Each such agreement will provide for an annual retainer of $25,000, plus $150 per hour (with a maximum per diem of $1,200) for services rendered at the request of the General Partner. Upon his resignation as President and Chief Executive Officer of the General Partner, the Company will enter into a similar agreement with Mr. Stephens or one of his affiliates (except that his agreement will provide for $200 per hour with a maximum per diem of $1,600). Each consulting agreement will be reviewed annually by a majority of the directors other than those with consulting agreements.

RELATED PARTY TRANSACTIONS

  In connection with the Weyerhaeuser Acquisition, USTK paid a fee of $4.1 million to Timberlands Management Group ("TMG"), an entity 100% owned and controlled by Rudey Timber Company L.L.C., and a fee of $0.4 million to each of Mr. Rudey and Mr. Stephens. In addition, during the period from August 30, 1996 to December 31, 1996, USTK paid TMG management fees of $2.8 million.

  During the period from August 30, 1996 through December 31, 1996, USTK paid $10.0 million to TMG. Such amount, with related interest, was repaid to the Company in February 1997.

  Pursuant to an agreement dated as of July 29, 1997 between Mr. Stephens and USTK, Old Services, Mr. Rudey and certain of his affiliates, Mr. Stephen's interest in Old Services will be redeemed for 97,561 Subordinated Units and $1.0 million. Of such amounts, the 97,561 Subordinated Units will be paid upon the consummation of the Transactions and $1.0 million is payable in January 1998. Pursuant to an agreement dated as of July 29, 1997 between Mr. Hornig and USTK, Old Services, Mr. Rudey and certain of his affiliates, Mr. Hornig's interest in Old Services will be redeemed upon the closing of the Transactions for 66,188 Subordinated Units.

                           THE PARTNERSHIP AGREEMENT

  The following paragraphs are a summary of the material provisions of the Partnership Agreement. The discussions presented herein and below of the material provisions of the Partnership Agreement are qualified in their entirety by reference to the Partnership Agreement for the Company and the Operating Company Agreement for the Operating Company. The Company will be a 98.9899% non-managing member of the Operating Company, which will own the Company's business. The General Partner will serve as the general partner of the Company and the managing member of the Operating Company, owning an aggregate 2% interest in the Company and the Operating Company on a combined basis. The General Partner will manage and operate the Company's business. Unless the context otherwise requires, references herein to the "Partnership Agreement" constitute references to the Partnership Agreement and the Operating Company Agreement, collectively.

ORGANIZATION AND DURATION

  The Company was organized in June 1997, as a Delaware limited partnership. The Operating Company was organized in 1996 to acquire the Klamath Falls Timberlands. Following the issuance of the Common Units, the General Partner will own a 1% interest as general partner in the Company and the right to receive Incentive Distributions and a 1.0101% managing member interest in the Operating Company (or an aggregate 2% interest in the Company and the Operating Company on a combined basis), and the Unitholders (including certain affiliates of the General Partner as holders of Subordinated Units) will own a 98% interest in the Company and the Operating Company on a combined basis. The Company will dissolve on December 31, 2087, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

CASH DISTRIBUTIONS

  The Operating Company will distribute to the Company, as non-managing member, and the General Partner, on a quarterly basis, all of its available cash. Distributions will be made 1.0101% to the General Partner and 98.9899% to the Company.

  The Company will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Glossary and generally means, with respect to any quarter of the Company, all cash on hand at the end of such quarter, as adjusted for reserves. The General Partner has broad discretion in making cash disbursements and establishing reserves, thereby affecting the amount of Available Cash that will be distributed with respect to any quarter. With respect to each quarter during the Subordination Period (which will generally extend to at least December 31, 2002 and which is defined in the Glossary), to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution, plus any arrearages on the Common Units, prior to any distribution of Available Cash to the holders of Subordinated Units. Upon expiration of the Subordination Period, all Subordinated Units will be converted on a one-for-one basis into Common Units and will participate pro rata with all other Common Units in future distributions of Available Cash. Under certain circumstances, up to 50% of the Subordinated Units may convert into Common Units prior to the end of the Subordination Period.

  Distributions by the Company of Available Cash from Operating Surplus (as defined in the Glossary) with respect to any quarter during the Subordination Period will be made in the following manner:

    first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding Common Unit an amount equal to the Minimum Quarterly Distribution of $.50 per Unit for such quarter;

    second, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding Common Unit an amount equal to any arrearages on the Common Units accrued and unpaid with respect to any prior quarters during the Subordination Period;

    third, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    fourth, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate arrearages on the Common Units) a total of $0.550 for such quarter in respect of each outstanding Unit (the "First Target Distribution");

    fifth, 85% to all Unitholders, pro rata, and 15% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate arrearages on the Common Units) a total of $0.633 for such quarter in respect of each outstanding Unit (the "Second Target Distribution");

    sixth, 75% to all Unitholders, pro rata, and 25% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate arrearages on the Common Units) a total of $0.822 for such quarter in respect of each outstanding Unit (the "Third Target Distribution"); and

    thereafter, 50% to all Unitholders, pro rata, and 50% to the General
  Partner.

  Distributions by the Company of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    second, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Unitholders have received the First Target Distribution;

    third, 85% to all Unitholders, pro rata, and 15% to the General Partner, until the Unitholders have received the Second Target Distribution;

    fourth, 75% to all Unitholders, pro rata, and 25% to the General Partner, until the Unitholders have received the Third Target Distribution; and

    thereafter, 50% to all Unitholders, pro rata, and 50% to the General
  Partner.

TERMINATION AND DISSOLUTION

  The Company will continue until December 31, 2087, unless sooner terminated pursuant to the Partnership Agreement. The Company will be dissolved upon (i) the election of the General Partner to dissolve the Company, if approved by the holders of a Unit Majority (as defined in the Glossary), (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company and the Operating Company, (iii) the entry of a decree of judicial dissolution of the Company or (iv) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon a dissolution pursuant to clause (iv), the holders of a Unit Majority may also elect, within certain time limitations, to reconstitute the Company and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as general partner an entity approved by the holders of a Unit Majority subject to receipt by the Company of an opinion of counsel to the effect that (x) such action would not result in the loss of limited liability of any Limited Partner and (y) neither the Company, the reconstituted limited partnership nor the Operating Company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

  Upon dissolution of the Company, unless the Company is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Company (the "Liquidator") will, acting with all of the powers of the General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Company's assets and apply the proceeds of the liquidation as follows: (i) first towards the payment of creditors of the Company in the order of priority provided in the Partnership Agreement and by law and (ii) then to the Unitholders and the General Partner in accordance with their respective capital account balances as so adjusted. Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Company's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

REMOVAL AND WITHDRAWAL OF THE GENERAL PARTNER

  Subject to certain conditions, the General Partner may be removed upon the approval of the holders of at least 66 2/3% of the outstanding Units (including Units held by the General Partner and its affiliates) and the election of a successor general partner by the vote of the holders of at least a Unit Majority. The ownership of the Subordinated Units by certain affiliates of the General Partner effectively gives the General Partner the ability to prevent its removal. The General Partner has agreed not to voluntarily withdraw as general partner of the Company and the Operating Company prior to December 31, 2007, subject to limited exceptions, without obtaining the approval of at least a Unit Majority and furnishing an Opinion of Counsel (as defined in the Glossary).

                             DESCRIPTION OF NOTES

GENERAL

  The Notes will be issued pursuant to an Indenture (the "Indenture") among
the Issuers and      , as trustee (the "Trustee"). The terms of the Notes
include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Notes and the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available from the Company upon request as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Notes will be unsecured general joint and several obligations of the Issuers and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuers and pari passu in right of payment with all existing and future senior indebtedness of the Issuers.

  The Company is a holding company for its subsidiaries, with no material operations and no substantial assets other than its approximate 99% member interest in the Operating Company. Accordingly, the Company is dependent upon the distribution of the earnings of its subsidiaries, including the Operating Company, to service its debt obligations. In addition, the Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and to claims of creditors (other than the Company) and preferred stockholders of the Company's Subsidiaries that are not Subsidiary Guarantors. Claims of creditors (other than the Company) of the Company's Subsidiaries that are not Subsidiary Guarantors, including trade creditors, secured creditors, taxing authorities and creditors holding guarantees, and claims of holders of preferred stock of such Subsidiaries will generally have priority as to assets of such Subsidiaries over the claims and equity interest of the Company and, thereby indirectly, the holders of indebtedness of the Company, including the Notes. At March 31, 1997, after giving pro forma effect to the offering and the other transactions described herein, the Company's Subsidiaries had outstanding liabilities to creditors other than the Company of approximately $185.9 million, including $150.0 million outstanding pursuant to the Private Notes and $32.6 million outstanding under the Bank Credit Facility. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

  As a result of the structural subordination discussed above, the holders of the Notes will not have any recourse to the Operating Company or any of its Subsidiaries (other than Subsidiary Guarantors, if any) or any of their respective assets in respect of the payment of the principal, premium (if any) and interest on, the Notes, except, indirectly, to the extent the Company has rights as a holder of equity interests in the Operating Company and its subsidiaries. In addition, neither the Company nor the holders of Notes will have any right to require the Operating Company to make distributions to the Company. The Operating Company LLC Agreement will require, subject to the restrictions imposed by the Private Note Agreements and Bank Credit Facility, the Operating Company to distribute all Available Cash to its members, including the Company.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited in aggregate principal amount to $100 million and
will mature on    , 2007. Interest on the Notes will accrue at the rate of  %
per annum and will be payable semi-annually in arrears on     and    ,
commencing on     , 1998, to holders of record on the immediately preceding
    and    . Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Global Notes will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Notes are not redeemable prior to    , 2002. Thereafter, the Notes will
be subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed
during the 12-month period beginning on    of the years indicated below:

            YEAR                               PERCENTAGE
            ----                               ----------
            2002..............................         %
            2003..............................         %
            2004..............................         %
            2005 and thereafter...............  100.000%

  Notwithstanding the foregoing, at any time on or before    , 2000, the
Company may redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of % of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of a Public Equity Offering made by the Company; provided that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption; provided, further, that such redemption shall occur within 120 days of the date of the closing of such Public Equity Offering.

  If less than all the Notes are to be redeemed pursuant to the optional redemption provisions of the Indenture, the Trustee shall select the Notes to be redeemed among the holders of Notes pro rata, by lot or in accordance with a method which the Trustee considers to be fair and appropriate (and in such manner as complies with applicable legal and stock exchange requirements, if any). Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

SUBSIDIARY GUARANTEES OF NOTES

  Under the circumstances described below, the Company's payment obligations under the Notes may in the future be jointly and severally guaranteed by existing or future Restricted Subsidiaries of the Company as Subsidiary Guarantors. Although the Indenture does not contain any requirement that any Restricted Subsidiary execute and deliver a Subsidiary Guarantee, a covenant described below requires a Restricted Subsidiary in the future to execute and deliver a Subsidiary Guarantee prior to its guarantee of other Indebtedness of the Company. See "Certain Covenants--Limitation on Non-Guarantor Subsidiaries."

  Each Subsidiary Guarantor will guarantee, jointly and severally, to each holder of Notes and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of (or premium, if any, on) and interest on the Notes pursuant to its Subsidiary Guarantee.

  Each of the Subsidiary Guarantees will be an unsecured general obligation of the Subsidiary Guarantor and will rank senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantor and pari passu in right of payment with all existing and future senior indebtedness of the Subsidiary Guarantor. The Subsidiary Guarantees will be effectively subordinated to any secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such Indebtedness.

  The obligations of each Subsidiary Guarantor will be limited to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, as will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

  Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to a Person other than the Company or another Subsidiary Guarantor (whether or not Affiliated with the Subsidiary Guarantor), provided that (a) if the surviving Person is not the Company or a Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee and obligations) and (b) such transaction does not result in a Default or Event of Default immediately thereafter that is continuing.

  Upon (a) the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its assets) to a Person other than the Company or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph) or (b) the release of all guarantees by a Subsidiary Guarantor of Indebtedness of the Company, such Subsidiary Guarantor shall be unconditionally released and discharged from its Subsidiary Guarantee and all of its obligations in respect of the Indenture.

MANDATORY REDEMPTION

  Except as set forth below under "--Repurchase at the Option of Holders," the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers will mail a notice to each holder stating: (a) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (b) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");
(c) that any Note not tendered will continue to accrue interest; (d) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (e) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the

Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (f) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the Second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; (g) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and
(h) the material circumstances and material facts regarding such Change of Control. The Issuers will comply with the requirements of Rule l4e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control.

  The Company will not be required to make a change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  On the Change of Control Payment Date, the Issuers will, to the extent lawful, (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent therefor an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate amount of the Notes or portions thereof tendered to the Issuers. The Paying Agent will promptly mail to each holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  "Change of Control" means (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders or any Person of which one or more Permitted Holders beneficially own in the aggregate at least a majority of the Voting Stock, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
Act), directly or indirectly, of more than 50% of the total voting power with respect to the total Voting Stock of the Company, (b) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders or any Person of which one or more Permitted Holders beneficially own in the aggregate at least a majority of the Voting Stock, (c) the merger or consolidation of the Company with another partnership, limited liability company or corporation other than a Permitted Holder or any Person of which one or more Permitted Holders beneficially own in the aggregate at least a majority of the Voting Stock, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person (immediately after giving effect to such issuance), (d) the liquidation or dissolution of the Company, the Operating Company or the General Partner, or (e) the occurrence of any transaction, the result of which is that Permitted Holders beneficially own in the aggregate, directly or indirectly, less than a majority of the Voting Stock of the General Partner.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

  With respect to the sale of assets referred to in the definition of "Change of Control" above, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a Person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

  The Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources including the limitations on the Operating Company's ability to make distributions to the Company contained in the Private Note Agreements and the Credit Agreement. If the Company does not have sufficient financial resources (including as a result of limitations on the Operating Company's ability to make distributions) to repurchase the Notes, the failure of the Company to repurchase the Notes upon a Change of Control Offer would constitute an Event of Default under the Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

 Asset Sales

  The Company will not, and will not permit any of its Restricted Subsidiaries to, (a) sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business and consistent with past practice (provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company shall be governed by the provisions of the Indenture described above under the caption "Change of Control" or the provisions described below under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of this covenant) or (b) issue or sell Capital Stock of any of its Restricted Subsidiaries, in the case of either clause (a) or (b) above, whether in a single transaction or a series of related transactions that has a fair market value (as determined in good faith by the Board of Directors of the General Partner) in excess of $1.0 million or for net cash proceeds of $1.0 million (each of the foregoing, an "Asset Sale"), unless (i) the Company (or the Restricted Subsidiary, as the case may
be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the General Partner) of the assets sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and provided further, that the 75% limitation referred to in this clause (ii) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. Notwithstanding the foregoing, Asset Sales shall not be deemed to include (a) any transfer of assets or Capital Stock by the Company or any of its Restricted Subsidiaries to a Wholly-Owned Restricted Subsidiary of the Company, (b) any transfer of assets pursuant to a Permitted Investment, (c) the sale of timberlands in a like-kind exchange for a like interest in other timberlands having a fair market value (as determined in good faith by the General Partner) at least equal to the fair market value (as determined in good faith by the General Partner) of the timberlands sold, (d) the sale of not more than 10,000 acres in the aggregate of timberlands designated in good faith by the General Partner for a higher and better use, (e) a disposition of obsolete equipment in the ordinary course of business, and (f) any sale of Capital Stock of, or Indebtedness or other securities of, an Unrestricted Subsidiary.

  In the event that the aggregate Net Proceeds received by the Company or any
of its Restricted Subsidiaries from one or more Asset Sales exceed $   million
since the Issue Date, within 270 days after the date such aggregate Net Proceeds exceed such amount (or such longer period as may be required to comply with any agreement in effect on the Issue Date), the Company, at its option, shall apply the amount of such aggregate Net Proceeds (less the amount of any such Net Proceeds previously applied during such fiscal year for the purposes set forth in clauses (a) or (b) below) to (a) reduce senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (with a permanent reduction of availability in the case of the Working Capital Facility) or (b) make, or commit, pursuant to a binding written contract (provided that the contract is consummated substantially in accordance with the terms thereof within 30 days after the end of the 270-day period), to make, an investment in assets in the same Business. Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Bank Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any such Net Proceeds that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Issuers shall make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with an Asset Sale Offer. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

 Limitation on Harvesting

  In the event that the Company or any of its Restricted Subsidiaries receive any Net Proceeds from an Excess Harvest, within 270 days after the date such aggregate Net Proceeds exceed such amount (or such longer period as may be required to comply with any agreement in effect on the Issue Date), the Company, at its option, shall apply the amount of such aggregate Net Proceeds (less the amount of any such Net Proceeds previously applied during such fiscal year for the purposes set forth in clauses (a) or (b) below) to (a) reduce senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (with a permanent reduction of availability in the case of the Working Capital Facility) or (b) make, or commit, pursuant to a binding written contract (provided that the contract is consummated substantially in accordance with the terms thereof within 30 days after the end of the 270-day period), to make, an investment in assets in the same Business. Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Bank Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any such Net Proceeds that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Harvest Proceeds." When the aggregate amount of Excess Harvest Proceeds exceeds $5 million, the Issuers shall make an offer to all holders of Notes (an "Excess Harvest Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Harvest Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with an Excess Harvest Offer. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Harvest Offer is less than the Excess Harvest Proceeds, the Company or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Harvest Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Excess Harvest Offer, the amount of Excess Harvest Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Limitation on Additional Indebtedness

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (in each case, to "incur"), any Indebtedness (including, without limitation, any Redeemable Capital Stock and Acquired Indebtedness), unless at the time of such incurrence, and after giving pro forma effect to the receipt and application of the proceeds of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.

  Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness.

 Limitation on Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Restricted Subsidiaries (other than (i) dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock), (ii) the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary of the Company and (iii) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis (including, in the case of the Operating Company, to the General Partner)),

    (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of its Restricted Subsidiaries (other than any such Capital Stock owned by a Wholly-Owned Restricted Subsidiary of the Company),

    (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Indebtedness owned by the Company or a Wholly-Owned Restricted Subsidiary of the Company), or

    (d) make any Investment (other than any Permitted Investment) in any Person

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment, (A) no Default or Event of Default shall have occurred and be continuing and (B) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries during the fiscal quarter during which such Restricted Payment is made, shall not exceed (1) if the Consolidated Fixed Charge Coverage Ratio of the Company shall be greater than 1.75 to 1, an amount equal to Available Cash for the immediately preceding fiscal quarter or (2) if the Consolidated Fixed Charge Coverage Ratio of the Company shall be equal to or less than 1.75 to 1, an amount equal to the sum of (x) $ 7.5 million less the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2) (x) during the period ending on the last day of the fiscal quarter of the Company immediately preceding the date of such Restricted Payment and beginning on the later of (I) the Issue Date and (II) the first day of the sixteenth full fiscal quarter immediately preceding the date of such Restricted Payment, plus (y) the aggregate net cash proceeds of any substantially concurrent (I) capital contribution to the Company from any Person (other than a Restricted Subsidiary of the Company) or (II) issuance and sale of shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary of the Company) (excluding any cash proceeds received pursuant to any transaction occurring on or prior to the Issue Date). The amount of any such Restricted Payment, if other than cash, shall be the fair market value (as determined in good faith by the General Partner) on the date of such Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

  None of the foregoing provisions will prohibit: (a) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph; (b) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent (i) capital contribution to the Company from any Person (other than a Restricted Subsidiary of the Company) or (ii) issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary of the Company); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from the calculation of Available Cash; or (c) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent (i) capital contribution to the Company from any Person (other than a Restricted Subsidiary of the Company) or (ii) issue and sale of (A) Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary of the Company) or (B) Indebtedness of the Company issued to any Person (other than a Restricted Subsidiary of the Company), so long as such Indebtedness is Permitted Refinancing Indebtedness; provided, however, in each case, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from the calculation of Available Cash. In computing the amount of Restricted Payments previously made for purposes of the preceding paragraph, Restricted Payments made under clause (a) shall be included and Restricted Payments made under clauses (b) and (c) shall not be so included.

 Limitation on Liens

  The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, upon any of its respective property or assets, whether owned on the Issue Date or thereafter acquired, unless the Notes are secured equally and ratably with (or prior to, in the case of Subordinated Indebtedness) the obligations secured by such Lien.

 Limitation on Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services), with, or for the benefit of, any Affiliate of the Company, unless
(a) such transaction or series of related transactions is between the Company and its Restricted Subsidiaries or between two Restricted Subsidiaries or
(b)(i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from Persons who are not Affiliates of the Company or a Restricted Subsidiary and (ii) with respect to (A) a transaction or series of transactions involving aggregate payments or value equal to or greater than $5 million, the Company shall have delivered an Officers' Certificate to the Trustee certifying that such transaction or series of transactions complies with the preceding clause (a) and that such transaction or series of transactions has been approved by a majority of the Board of Directors of the General Partner (including a majority of the Disinterested Directors) and (B) a transaction or series of transactions involving aggregate payments or value equal to or greater than $10 million, the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an accounting or investment banking firm of national standing; provided, however, that this covenant will not restrict the Company, any Restricted Subsidiary or the General Partner from (i) entering into any employment agreement, stock option agreement, restricted stock agreement or similar agreement in the ordinary course of business, (ii) entering into transactions permitted by the provisions of the Indenture described under the covenant "Restricted Payments," (iii) entering into any agreement in effect on the Issue Date or any amendment thereto (so long as such amendment is no less favorable to the holders of the Notes than the original agreement as in effect on the Issue
Date) and any transactions contemplated thereby, and (iv) paying reasonable fees to, and indemnities provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary in the ordinary course of business.

 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to, or any investment in, the Company or any other Restricted Subsidiary, or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (collectively, "Payment Restrictions"), except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) any agreement in effect at or entered into on the Issue Date (including, without limitation, the Private Note Agreement and the Credit Agreement) or any agreement relating to any Permitted Indebtedness; provided, however, that the encumbrances and restrictions contained in the agreements governing such Permitted Indebtedness are no more restrictive with respect to such Payment Restrictions than those set forth in the Private Note Agreement and the Credit Agreement as in effect on the Issue Date, (iii) customary non-assignment provisions of any contract, license or any lease governing a leasehold interest of the Company or any Restricted Subsidiary, (iv) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired, (v) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (vi) any agreement or other instrument governing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary (or of a Restricted Subsidiary of such Person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties, assets or Subsidiaries of the Person, so acquired; provided that the Consolidated Cash Flow Available for Fixed Charges of such Person to the extent that dividends, distributions, loans, advances or transfers thereof is limited by such encumbrance or restriction on the date of acquisition is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (vii) provisions contained in agreements or instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument, or (viii) Permitted Refinancing Indebtedness, provided that the restrictions contained in agreements governing such Permitted Indebtedness are no more restrictive than those contained in the agreement governing the Indebtedness being refinanced.

 Limitation on Sale and Leaseback Transactions

  The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may enter into Sale and Leaseback Transactions with respect to property acquired or constructed after the Issue Date; provided that (a) the Company or such Restricted Subsidiary would be permitted under the Indenture to incur Indebtedness secured by a Lien on such property in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, or (b) the lease in such Sale and Leaseback Transaction is for a term not in excess of the lesser of (i) three years and (ii) 60% of the remaining useful life of such property.

 Limitation on Finance Corp.

  In addition to the restrictions set forth under "Limitation on Additional Indebtedness" above, Finance Corp. may not incur any Indebtedness unless (a) the Company is a co-obligor and guarantor of such Indebtedness or (b) the net proceeds of such Indebtedness are lent to the Company, used to acquire outstanding debt securities issued by the Company or used directly or indirectly to refinance or discharge Indebtedness permitted under the limitation of this paragraph. Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company.

 Merger, Consolidation or Sale of Assets

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (a) the Company is the surviving Person, or the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (c) immediately after such transaction no Default or Event of Default exists; and (d) the Company or such other Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant entitled "Incurrence of Additional Indebtedness." Notwithstanding the foregoing clause (d), any Restricted Subsidiary may consolidate or merge with or into, or dispose of all or any part of its properties and assets to, the Company.

  The Indenture will also provide that Finance Corp. may not consolidate or merge with or into (whether or not Finance Corp. is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (a) Finance Corp. is the surviving Person, or the Person formed by or surviving such consolidation or merger (if other than Finance Corp.) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and a Wholly-Owned Restricted Subsidiary of the Company; (b) the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Finance Corp., pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; and (c) immediately after such transaction no Default or Event of Default exists.

 Line of Business

  The Company and its Restricted Subsidiaries will not engage in any business other than the Business.

 Limitation on Non-Guarantor Restricted Subsidiaries

  The Indenture will provide that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any Indebtedness of the Company unless: (i) (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the Notes by such Restricted Subsidiary and (B), with respect to any guarantee of

Subordinated Indebtedness by a Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes; [and] (ii) such Subsidiary waives, and agrees not to exercise any right or claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Subsidiary Guarantee until such time as the obligations guaranteed thereby are paid in full; [and (iii) such Subsidiary shall deliver to the Trustee an opinion of independent legal counsel to the effect that such Subsidiary Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;] provided that this covenant shall not be applicable to any guarantee of any Subsidiary that (x) existed at the time such Person became a Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company. Further, a pledge of assets to secure any Indebtedness for which the pledgor is not otherwise liable shall not be considered a guarantee.

 Reports

  Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Issuers will furnish to the holders of Notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and (b) all reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

EVENTS OF DEFAULT AND REMEDIES

  The following will be "Events of Default" under the Indenture:

    (a) default by the Company or any Subsidiary Guarantor in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable (upon Stated Maturity, acceleration, optional redemption, required purchase or otherwise); or

    (b) default by the Company or any Subsidiary Guarantor in the payment of an installment of interest on any of the Notes, when the same becomes due and payable, which default continues for a period of 30 days; or

    (c) failure to perform or observe any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in clause (a) or (b) above) and such default continues for a period of 45 days after written notice of such default requiring the Issuers to remedy the same shall have been given (i) to the Company or such Subsidiary Guarantor by the Trustee or (ii) to the Issuers and the Trustee by holders of 25% in aggregate principal amount of the Notes then outstanding; or

    (d) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness, which default (i) is caused by a failure to pay at its Stated Maturity or within the applicable grace period, if any, provided with respect to such Indebtedness, principal, premium or interest with respect to Indebtedness of the Company or a Restricted Subsidiary (collectively, a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such

  Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more; or

    (e) a final judgment or judgments (which is or are non-appealable and non-reviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted) shall be rendered against the Company, any Restricted Subsidiary, the General Partner or any Significant Subsidiary for the payment of money in excess of $10 million in the aggregate (other than that portion of a final judgment as to which a reputable insurance company has accepted full liability) and such judgments shall not be discharged or execution thereon stayed pending appeal or review within 60 days after entry of such judgment, or, in the event of such a stay, such judgment shall not be discharged within 30 days after such stay expires; or

    (f) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture); or

    (g) certain events of bankruptcy, insolvency or reorganization with respect to the Issuers or any of their respective Significant Subsidiaries that are Restricted Subsidiaries shall have occurred.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to any Issuer, any Significant Subsidiary that is a Restricted Subsidiary or any group of Subsidiaries that are Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines in good faith that withholding notice is in their interest.

  [In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers or a Subsidiary Guarantor with the intention of avoiding payment of the premium that the Issuers or a Subsidiary Guarantor would have had to pay if the Issuers then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon
the acceleration of the Notes. If an Event of Default occurs prior to    ,
2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers or a Subsidiary Guarantor with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.]

  The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes.

  The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF LIMITED PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No limited partner of the Company or director, officer, employee, incorporator or stockholder of the General Partner or Finance Corp., as such, shall have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

NON-RECOURSE

  Except as provided for in any Subsidiary Guarantee, the obligations of the Issuers under the Indenture and the Notes will be non-recourse to the General Partner and the Operating Company (and their respective Affiliates (other than the Issuers)), and payable only out of the cash flow and assets of the Issuers. The Trustee has, and each holder of a Note, by accepting a Note, will be deemed to have, agreed in the Indenture that neither the General Partner nor its assets nor the Operating Company nor its assets (nor any of their respective Affiliates (other than the Issuers) nor their respective assets) shall be liable for any of the obligations of the Issuers under the Indenture or the Notes (except as provided for by any Subsidiary Guarantee).

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Issuers may, at their option and at any time, elect to have all of their obligations and the obligations of any Subsidiary Guarantors discharged with respect to the outstanding Notes and any Subsidiary Guarantees ("Legal Defeasance") except for (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and all Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Issuers or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuers shall have received from, or there shall have been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there shall have been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries or Subsidiary Guarantors is a party or by which the Issuers or any of their Restricted Subsidiaries or Subsidiary Guarantors is bound; (f) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (g) the Issuers shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers or the Subsidiary Guarantor with the intent of preferring the holders of Notes over the other creditors of the Issuers or the Subsidiary Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or the Subsidiary Guarantor or others; and (h) the Issuers shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (a) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (c) reduce the rate of or change the time for payment of interest on any Note, (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Note payable in money other than that stated in the Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes, (g) waive a redemption payment with respect to any Note (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), or
(h) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, any Subsidiary Guarantee or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers' obligations to holders of the Notes in the case of a merger or consolidation, to make any change that could provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to add or release any Subsidiary Guarantor pursuant to the terms of the Indenture (provided that such addition or release will not adversely affect the interests of the holders in any material respect), or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (b) Indebtedness encumbering any asset acquired by such specified Person.

  "Acquisition Facility" means the loan facility of the Operating Company provided for in the Credit Agreement for the purpose of financing acquisitions.

  "Acquisition Principal Amount" means $    million.

  "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

  "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (b) any other Person who is a director or executive officer of (i) such specified Person or (ii) any other Person described in the preceding clause (a). For purposes of this definition, control shall mean the power to direct the management and policies, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial ownership of 10% or more of any class, or any series of any class, of Capital Stock of a Person, whether or not Voting Stock, shall be deemed to be control. Notwithstanding the foregoing, the term "Affiliate" shall not include any Wholly-Owned Restricted Subsidiary.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person, (c) the acquisition by the Company or any Restricted Subsidiary of the Company of merchantable timber or timberlands outside the ordinary course of business, or
(d) the acquisition by the Company or any Restricted Subsidiary of the Company of any division or line of business of any Person (other than a Restricted Subsidiary of the Company).

  "Attributable Debt" means, with respect to any Sale and Leaseback Transaction not involving a Capital Lease, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (in the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

  "Available Cash," as to any quarter means: (a) the sum of (i) all cash and cash equivalents of the Company, the Operating Company and any Subsidiary of either such entity, treated as a single consolidated entity (together the "Partnership Group"), on hand at the end of such quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings for working capital purposes subsequent to the end of such quarter, less (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Sections 6.4 or 6.5 of the Partnership Agreement in respect of any one or more of the next four quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (ii) above if the effect of such reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution (as defined in the Partnership Agreement) on all Common Units (as defined in the Partnership Agreement) with respect to such Quarter; provided, further, that disbursements made by a member of the Partnership Group or cash reserves established, increased or reduced after the end of such quarter but before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such quarter if the General Partner so determines; provided, further, that Available Cash attributable to any Restricted Subsidiary or the Company shall be excluded to the extent dividends or distributions of such Available Cash by such Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

  "Bank Credit Facility" means the Acquisition Facility and the Working Capital Facility.

  "Business" means the acquisition, ownership, management and harvesting of Timber and activities reasonably related or incidental thereto.

  "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, units representing interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, including, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

  "Consolidated Cash Flow Available for Fixed Charges" means, with respect to the Company and its Restricted Subsidiaries for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense and (d) Consolidated Income Tax Expense but excluding any such items attributable to an Excess Harvest.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company and its Restricted Subsidiaries, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and, in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period (including any actual interest payments made with respect to Indebtedness under the Working Capital Facility), and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that (i) Consolidated Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio and (ii) Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by (x) in the case of an acquisition of timber or timberland by the Company or a Restricted Subsidiary during such period, by using the projected net cash flow of the timber or timberlands so acquired, based on the harvest plan prepared in the ordinary course of business and in good faith by the General Partner, for the first harvest year; provided that such harvest plan shall not assume the harvesting or sale of more than 10% (or, in the case of an acquisition under a cutting contract with a term of less than 10 years, such higher percentage as shall be equal to the quotient of 100% divided by the term of such cutting contract (expressed in years)) of the total merchantable timber so acquired; provided further, in determining projected cash flow from acquired timber or timberlands, prices shall be assumed to equal the average prices realized by the Company for comparable timber sold during such period; and (y) in all the cases of all other Asset Acquisitions the actual gross profit (revenues minus cost of goods sold) of such acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period minus the pro forma expenses that would have been incurred by the Company and its Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of personnel expenses for employees retained or to be retained by the Company and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the Company and its Restricted Subsidiaries in the operation of the Company's business at similarly situated facilities. If the applicable Reference Period for any calculation of the Consolidated Fixed Charge Coverage Ratio shall include a portion prior to the date of the Indenture, then such Consolidated Fixed Charge Coverage Ratio shall be calculated based upon the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Fixed Charges of the Company on a pro forma basis for such portion of the reference period prior to the Issue Date, giving effect to the transactions occurring on the Issue Date, and the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Fixed Charges for the remaining portion of the Reference Period on and after the Issue Date, giving pro forma effect, as described in the two foregoing sentences, to all applicable transactions occurring on the Issue Date or otherwise. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the "Consolidated Fixed Charge Coverage Ratio,"
(i) interest on outstanding Indebtedness (other than Indebtedness referred to in clause (ii) below) determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date; (ii) only actual interest

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

payments associated with Indebtedness incurred in accordance with clause (e) of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness in respect thereof, during the Four Quarter Period shall be included in such calculation; and (iii) if interest on any Indebtedness actually incurred on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during such period.

  "Consolidated Fixed Charges" means, with respect to the Company and its Restricted Subsidiaries for any period, the sum of, without duplication, (a) the amounts for such period of Consolidated Interest Expense and (b) the product of (i) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock and Redeemable Capital Stock of the Company and its Restricted Subsidiaries on a consolidated basis and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

  "Consolidated Income Tax Expense" means, with respect to the Company and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to the Company and its Restricted Subsidiaries for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount, (ii) the net cost under Interest Rate Agreements, (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all accrued interest and (b) the interest component of Capital Leases paid, accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means the net income of the Company and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude (a) net after-tax extraordinary gains or losses, (b) net after-tax gains or losses attributable to Asset Sales, (c) the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Company or any Restricted Subsidiary, (d) the net income or loss prior to the date of acquisition of any Person combined with the Company or any Restricted Subsidiary in a pooling of interest, (e) the net income of any Restricted Subsidiary to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation and (f) the cumulative effect of any changes in accounting principles.

  "Consolidated Net Worth" means, with respect to the Company and its Restricted Subsidiaries at any date, the consolidated stockholders' equity or partners' capital of the Company and its Restricted Subsidiaries less the amount of such stockholders' equity or partners' capital attributable to Redeemable Capital Stock as determined in accordance with GAAP.

  "Consolidated Non-cash Charges" means, with respect to the Company and its Restricted Subsidiaries for any period, the aggregate depreciation, depletion, amortization and any other non-cash charges resulting from write downs of non-current assets, in each case reducing Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

  "Contribution Agreement" means the Contribution, Conveyance and Assumption Agreement, dated as of the Issue Date, among the Company, the Operating Company, the General Partner and certain other parties together with the additional conveyance documents and instruments contemplated or referenced thereunder.

  "Credit Agreement" means the Credit Agreement, dated as of    , 1997, among
the Operating Company, the General Partner and        , in its individual
capacity and as agent, and the other banks which are or become parties from time to time thereto, evidencing the Bank Credit Facility, and as it may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and any successor or replacement facility entered into in compliance with the Indenture.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Designation Amount" means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed Subsidiary as an Unrestricted Subsidiary, an amount equal to (a) the net book value of all assets of such Subsidiary at the time of such designation in the case of a Restricted Subsidiary and (b) the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary.

  "Disinterested Director" means, with respect to any transaction or series of transactions with Affiliates, a member of the Board of Directors of the General Partner who has no financial interest, and whose employer has no financial interest, in such transaction or series of transactions.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

  "Event of Default" has the meaning set forth under "Events of Default" herein.

  "Excess Harvest" means a harvest of timber (including timber deed, bulk, pay-as-cut and stumpage sales) in excess in the aggregate of the following limitations: (a) 150% of the Planned Volume during any fiscal year of the Company, (b) 140% of the Planned Volume during any period of two consecutive fiscal years of the Company, (c) 130% of the Planned Volume during any period of three consecutive fiscal years of the Company and (d) 120% of the Planned Volume during any period of four consecutive fiscal years of the Company.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable from time to time.

  "General Partner" means U.S. Timberlands Services Company, L.L.C., a Delaware limited liability company and any successors in the capacity of general partner of the Company or managing member of the Operating Company (including, if applicable, more than one successor in any such capacity at the same time).

  "Guaranty" as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness, lease, cash dividend or other obligation of another, including, without limitation (a) any such obligation directly or indirectly guaranteed or endorsed (otherwise than for collection or deposit in the ordinary course of business) by such Person, or in respect of which such Person is otherwise directly or indirectly liable, (b) any other obligation under any contract which, in economic effect, is substantially equivalent to a guaranty, including, without limitation, any such obligation of a Company in which such Person is a general partner or of a joint venture in which such Person is a joint venturer, or (c) any obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

  "Indebtedness" means as applied to any Person (without duplication):

    (a) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit (or reimbursement agreements in respect thereof) which such Person has directly or indirectly created, incurred or assumed [(other than obligations with respect to letters of credit securing obligations (other than obligations described in paragraphs (a) through (c) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit)];

    (b) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, provided that the amount of such Indebtedness, if such Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time (as determined in good faith by such Person) of the property subject to such Lien;

    (c) any indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business), with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise;

    (d) the principal component of any obligations under Capital Leases to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;

    (e) all Attributable Debt of such Person in respect of Sale and Lease-Back Transactions not involving a Capital Lease;

    (f) any indebtedness of any other Person of the character referred to in clause (a), (b), (c), (d) or (e) of this definition with respect to which the Person whose Indebtedness is being determined has become liable by way of a Guaranty;

    (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price;

    (h) any Preferred Stock of any Restricted Subsidiary of such Person valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof; and

    (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above.

  For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary from fluctuations in interest rates.

  "Investment" means as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct, or indirect loan, advance or capital contribution by such Person to any other Person, and any other item which would be classified as an "investment" on a balance sheet of such Person prepared in accordance with GAAP, including, without limitation, any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such Person of assets of any other Person (other than stock or other securities) shall not constitute an "Investment" for purposes of the Indenture). The amount involved in Investments made during any period shall be the aggregate cost to the Company and its Restricted Subsidiaries of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of such Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investments (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on such Investments or as loans from any Person in whom such Investments have been made).

  "Issue Date" means the date on which the Notes are originally issued.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement.

  "Maturity Date" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Amount of Unrestricted Investment" means, without duplication, the sum of (a) the aggregate amount of all Investments made after the Issue Date pursuant to subdivision (h) of the definition of Permitted Investment (computed as provided in the last sentence of the definition of Investment) and (b) the aggregate of all Designation Amounts in connection with the designation of Unrestricted Subsidiaries less all Designation Amounts in respect of Unrestricted Subsidiaries which have been designated as Restricted Subsidiaries and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

  "Net Proceeds" means, with respect to any Asset Sale or Excess Harvest or sale of Capital Stock, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such deferred payment obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of (a) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, or Excess Harvest, (c) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to such Asset Sale, (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets sold in such Asset Sale or Excess Harvest.

  "Operating Company" means U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability company, and its successors.

  "Operating Company LLC Agreement" means the Amended and Restated Operating Agreement of the Operating Company, as in effect on the Issue Date, and as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

  "Operative Agreements" means the Contribution Agreement, the Partnership Agreement, the Operating Company LLC Agreement and the other agreements entered into between the Company or the Operating Company and any of their respective affiliates (including the General Partner) on the Issue Date.

  "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Company, as in effect on the Issue Date, and as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

  "Permitted Holders" means (x) John M. Rudey, any member of Mr. Rudey's immediate family, any of Mr. Rudey's lineal descendants and any member of such lineal descendent's immediate family, (y) any trust (to the extent that it is for the benefit of any of the foregoing) and (z) any of the Rudey Timber Company, L.L.C., U.S. Timberlands Management Company, L.L.C. and U.S. Timberlands Holdings, L.L.C.

  "Permitted Indebtedness" means any of the following:

    (a) Indebtedness of the Company evidenced by the Notes;

    (b) Indebtedness outstanding on the Issue Date;

    (c) Indebtedness of the Operating Company evidenced by the Private Notes, provided that the aggregate principal amount (exclusive of any unamortized premium) of such Indebtedness outstanding at any time may not exceed $150 million less the principal amount of Private Notes that have been repaid in accordance with the required amortization schedule provided for therein;

    (d) Indebtedness of the Company or a Restricted Subsidiary incurred for any purpose permitted under the Acquisition Facility, provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed the Acquisition Principal Amount;

    (e) Indebtedness of the Company or a Restricted Subsidiary incurred for any purpose permitted under the Working Capital Facility, provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed the Working Capital Principal Amount;

    (f) Indebtedness of the Company owing to the General Partner or an Affiliate of the General Partner that is unsecured and that is Subordinated Indebtedness; provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $10 million;

    (g) Indebtedness owed by the Company or any Restricted Subsidiary to any Restricted Subsidiary;

    (h) Indebtedness under Interest Rate Agreements;

    (i) Permitted Refinancing Indebtedness;

    (j) Indebtedness of the Company and its Restricted Subsidiaries represented by letters of credit supporting (i) obligations under workmen's compensation laws and (ii) the repayment of Permitted Indebtedness;

    (k) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or in connection with judgments that do not result in a Default or Event of Default;

    (l) the Subsidiary Guarantees of the Notes (and any assumption of the obligations guaranteed thereby);

    (m) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause
  (m) (together with any Permitted Refinancing Indebtedness with respect thereto) does not exceed $5 million at any time outstanding;

    (n) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (n), not to exceed $10 million.

  For purposes of determining compliance with the covenant captioned "-- Limitation on Additional Indebtedness," in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (n) above or is entitled to be incurred pursuant to the first paragraph of such covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of such covenant.

  "Permitted Investments" means any of the following:

    (a) Investments made or owned by the Company or any Restricted Subsidiary in (i) marketable obligations issued or unconditionally guaranteed by the United States of America, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P or Moody's, (iii) commercial paper maturing no more than 270 days from the date of creation thereof and having as at the date of acquisition thereof one of the two highest ratings obtainable from either S&P or Moody's, (iv) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, (A) the commercial paper or other short term unsecured debt obligations of which are as at such date rated either A-2 or better (or comparably if the rating system is changed) by S&P or Prime-2 or better (or comparably if the rating system is changed) by Moody's or (B) the long-term debt obligations of which are as at such date rated either A or better (or comparably if the rating system is changed) by either S&P or Moody's ("Permitted Banks"), (v) Eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank, (vi) bankers' acceptances eligible for rediscount under requirements of The Board of Governors of the Federal Reserve System and accepted by Permitted Banks, and (vii) obligations of the type described in clause (i), (ii), (iii), (iv) or (v) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Company or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

    (b) the acquisition by the Company or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person engaged in substantially the same business as the Company such that upon the completion of such transaction or series of transactions, such Person becomes a Restricted Subsidiary;

    (c) subject to the provisions of subdivision (h) below, the making or ownership by the Company or any Restricted Subsidiary of Investments (in addition to Investments permitted by subdivisions (a), (b), (d), (e), (f) and (g)) in any Person which is engaged in substantially the same business as the Company, provided that the aggregate amount of all such Investments made by the Company and its Restricted Subsidiaries following the Issue Date and outstanding pursuant to this subdivision (c) and subdivision (h) below shall not at any date of determination exceed
  $    million in the aggregate;

    (d) the making or ownership by the Company or any Restricted Subsidiary of Investments (i) arising out of loans and advances to employees incurred in the ordinary course of business, (ii) arising out of extensions of trade credit or advances to third parties in the ordinary course of business and
  (iii) acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

    (e) the creation or incurrence of liability by the Company or any Restricted Subsidiary with respect to any Guaranty constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

    (f) the creation or incurrence of liability by the Company or any Restricted Subsidiary with respect to any Interest Rate Agreements;

    (g) the making by any Restricted Subsidiary of Investments in the Company or another Restricted Subsidiary;

    (h) the making or ownership by the Company or any Restricted Subsidiary of Investments in Unrestricted Subsidiaries; provided that the Net Amount of Unrestricted Investment shall not at any time exceed $5 million (and subject to the limitations specified in subdivision (c) above); and

    (i) the making or ownership by the Company or any Restricted Subsidiary of Investments in the Operating Company or in Finance Corp.

  "Permitted Liens" means any of the following:

    (a) Liens for taxes, assessments or other governmental charges the payment of which is not yet due and is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and be adequate in the good faith judgment of the obligor;

    (b) Liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case (i) not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or (ii) incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

    (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security, or
  (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

    (d) other deposits made to secure liability to insurance carriers under insurance or self insurance arrangements;

    (e) Liens securing reimbursement obligations under letters of credit, provided in each case that such Liens cover only the title documents and related goods (and any proceeds thereof) covered by the related letter of credit;

    (f) any attachment or judgment Lien, unless if either (i) the judgment it secures shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall have been discharged within 60 days after expiration of any such stay or (ii) a reputable insurance company has accepted full liability in respect thereof;

    (g) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which, in each case either (i) are granted, entered into or created in the ordinary course of the business of the Company or any Restricted Subsidiary or (ii) do not materially impair the value or intended use of the property covered thereby;

    (h) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or a Restricted Subsidiary;

    (i) Liens on assets of the Company or any Restricted Subsidiary existing on the Issue Date;

    (j) Liens existing on any property of any Person at the time it becomes a Subsidiary of the Company, or existing at the time of acquisition upon any property acquired by the Company or any such Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or created to secure Indebtedness incurred to pay all or any part of the purchase price or cost of construction or improvement (a "Purchase Money Lien") of property (including, without limitation, Capital Stock and other securities) acquired by the Company or a Restricted Subsidiary; provided that (i) any such Lien shall be confined solely to such item or items of property and other property which is an improvement to or is acquired for use specifically in connection with such acquired property, or, in the case of construction, related unimproved land, (ii) in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by such Purchase Money Lien shall at no time exceed an amount equal to the lesser of (A) 100% of the cost to the Company and the Restricted Subsidiaries of such property and (B) the fair market value of such property at the time of the acquisition thereof (as determined in good faith by the General Partner), (iii) any such Purchase Money Lien shall be created not later than 120 days after the acquisition of such property and
  (iv) any such Lien (other than a Purchase Money Lien) shall not have been created or assumed in contemplation of such Person's becoming a Subsidiary of the Company or such acquisition of property by the Company or any Subsidiary;

    (k) easements, exceptions or reservations in any property of the Company or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Company or any Restricted Subsidiary; or

    (l) any Lien renewing or extending any Lien permitted by subdivision (i) or (j), provided that (i) the principal amount of the Indebtedness secured by any such Lien shall not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal or extension of such Lien, and
  (ii) no assets encumbered by any such Lien other than the assets encumbered immediately prior to such renewal or extension shall be encumbered thereby.

  "Permitted Refinancing Indebtedness" means Indebtedness incurred by the Company or any Restricted Subsidiary to substantially concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, in whole or in part, any Permitted Indebtedness of the Company or any Restricted Subsidiary or any other Indebtedness incurred by the Company or any Restricted Subsidiary pursuant to the "Limitation on Additional Indebtedness" covenant, to the extent (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the Indebtedness so repaid, refunded or refinanced (except that, in the case of the Notes, such Permitted Refinancing Indebtedness may include the redemption premiums set forth above under "Optional Redemption" and, in the case of the Private Notes, such Permitted Refinancing Indebtedness may include the amount of any unamortized premium), (b) with respect to the repayment, refunding or refinancing of Indebtedness of the Issuers, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the Notes than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced, and (c) with respect to the repayment, refunding, renewal, replacement, extension or refinancing of Indebtedness of the Issuers, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and Stated Maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded,

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

renewed, replaced, extended or refinanced; provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness incurred by a Restricted Subsidiary to repay, refund, renew, replace, extend or refinance Indebtedness of the Company.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Planned Volume" means as of the Closing Date 125 million board feet per annum of timber. In the event of the acquisition of merchantable timber or timberlands (other than in a like-kind exchange of timber or timberlands for other timber or timberlands and other than timber or timberlands acquired with the Net Proceeds of an Excess Harvest) constituting an Asset Acquisition, Planned Volume will be increased for 10 years by 10% of the volume of merchantable timber so acquired; provided that if such Asset Acquisition is made under a cutting contract with a term of less than 10 years, Planned Volume will be increased for each year during the term of the cutting contract by a number of board feet equal to the number of board feet so acquired multiplied by the quotient of 100% divided by the number of years in the cutting contract. In the event of a disposition of merchantable timber or timberlands constituting an Asset Sale, Planned Volume will be reduced by 10% of the volume of merchantable timber sold in such Asset Sale. In the event of an Excess Harvest, Planned Volume will be reduced by 10% of the amount of the Excess Harvest.

  "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock (other than the Common Units) of any class or classes (however designated), which is preferred as to the payment of distributions, dividends, or upon any voluntary or involuntary liquidation or dissolution of such Person, over shares or units of Capital Stock of any other class of such Person.

  "Private Notes" means the notes evidencing Indebtedness under the Private Note Agreements, as such Private Notes may be extended, renewed, refunded or refinanced from time to time.

  "Private Note Agreement" means that certain Note Agreement, dated as of the Issue Date, by and among the Operating Company, the General Partner and each of the purchasers listed on Schedule I attached thereto, as such Private Note Agreement may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and as the Indebtedness evidenced thereby may be extended, renewed, refunded or refinanced from time to time.

  "Public Equity Offering" means a public offering by the Company of its Capital Stock (other than Redeemable Capital Stock) pursuant to a registration statement declared effective under the Securities Act.

  "Redeemable Capital Stock" means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any Note or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Notes, or is convertible into or exchangeable for debt securities at any time prior to the Stated Maturity of the Notes.

  "Restricted Subsidiary" means a Subsidiary of the Company, which, as of the date of determination, is not an Unrestricted Subsidiary of the Company.

  "Sale and Leaseback Transaction" of any Person (a "Transferor") means any arrangement (other than between the Company and a Wholly-Owned Restricted Subsidiary or between Wholly-Owned Restricted Subsidiaries) whereby (a) property (the "Subject Property") has been or is to be disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (b) such Subject Property is in fact so leased by such Transferor or an Affiliate of such Transferor.

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

  "Significant Subsidiary" shall have the same meaning as in Rule 1.02(v) of Regulation S-X under the Securities Act.

  "S&P" means Standard & Poor's Ratings Group, and its successors.

  "Stated Maturity" means, (a) when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and (b) when used with respect to any other Indebtedness, means the date or dates specified in the instrument governing such Indebtedness as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Company or any Subsidiary Guarantor which is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantee, respectively.

  "Subsidiary" means, with respect to any Person, (a) a corporation a majority of whose Voting Stock (or, in the case of a partnership, a majority of the partners' Capital Stock, considering all partners' Capital Stock as a single class) is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof and (b) any other Person, including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers, general partners or trustees thereof (or other Person performing similar functions) or, if such Persons are not elected, to vote on any matter that is submitted to the vote of all Persons holding ownership interests in such entity. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

  "Subsidiary Guarantee" means any guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions described under "--Subsidiary Guarantees of Notes."

  "Subsidiary Guarantor" means (i) each of the Company's Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and (ii) any Person that becomes a successor guarantor of the Notes in compliance with the provisions described under "-- Subsidiary Guarantees of Notes."

  "Timber" means all crops and all trees, timber, whether severed or unsevered and including standing and down timber, stumps and cut timber, and logs, wood chips and other forest products, whether now located on or hereafter planted or growing in or on the Timberlands or otherwise or now or hereafter removed from the Timberlands or otherwise for sale or other disposition.

  "Timberlands" means, at any date of determination, all real property owned by or leased to the Company that is suitable for timber production.

  "Total Assets" means as of any date of determination, the consolidated total assets of the Company and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP as of that date.

  "Unrestricted Subsidiary" means any Subsidiary of the Company or a Restricted Subsidiary that is designated as such by the General Partner, provided that no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (a) is guaranteed by the Company or any Restricted Subsidiary, (b) is recourse to or obligates the Company or any Restricted Subsidiary in any way or (c) subjects any property or assets of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof. Notwithstanding the foregoing, the Company or a Restricted Subsidiary may Guaranty or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to

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

Indebtedness of an Unrestricted Subsidiary, but only to the extent that the Company or a Restricted Subsidiary would be permitted to (a) make an Investment in such Unrestricted Subsidiary pursuant to subdivision (h) of the definition of Permitted Investments and (b) incur the Indebtedness represented by such Guaranty or agreement pursuant to the covenant captioned "Limitation on Additional Indebtedness." The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation, (a) there exists no Event of Default or event which after notice or lapse of time or both would become an Event of Default and (b) if such Unrestricted Subsidiary has, as of the date of such designation, outstanding Indebtedness (other than Permitted Indebtedness), the Company could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness). Notwithstanding the foregoing, (a) no Subsidiary may be designated an Unrestricted Subsidiary if such Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary and (b) neither the Operating Company nor Finance Corp. may be designated an Unrestricted Subsidiary.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect a least a majority of the board of directors, managers, general partners or trustees of any Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

  "Weighted Average Life to Stated Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness; provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

  "Wholly-Owned Restricted Subsidiary" means the Operating Company or any Subsidiary of the Company of which 98% of the outstanding Capital Stock is owned by the Company or by one or more Wholly-Owned Restricted Subsidiaries of the Company or by the Company and one or more Wholly-Owned Restricted Subsidiaries of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

  "Working Capital Facility" means the working capital facility of the Operating Company provided for in the Credit Agreement.

  "Working Capital Principal Amount" means $    million.

DEPOSITARY

  Upon issuance, all Notes will be represented by one or more fully registered Global Notes. Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the "Depositary"), and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or to another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Purchases of Notes must be made by or through Participants, which will receive a credit on the records of the Depositary. The ownership interest of each actual purchaser of a Note (the "Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

  So long as the Depositary, or its nominee, is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, Beneficial Owners of a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices in the event that the Company requests any action of holders of Notes or an owner of a beneficial interest in a Global Note desires to give or take any action which the holder of a Note is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Payment of the principal of, premium, if any, and interest on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the holder of the Global Note or Global Notes representing such Notes. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of the Depositary. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

  If (x) the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor depositary is not appointed by the Company within 60 days after the Company is so informed in writing or becomes aware of the same, or (y) an Event of Default has occurred and is continuing, the Global Notes will be exchanged for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in Global Notes.

  No service charge will be made for the registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Principal of, premium, if any, and interest on definitive Notes (if issued) will be payable and such Notes may be surrendered for registration of transfer or exchange at the office or agency of the Company maintained for such purpose in The City of New York, located initially at the corporate trust office of the Trustee. At the option of the Company, payment of interest on definitive Notes (if issued) may be made by check mailed to the addresses of the persons entitled thereto as they appear on the securities register.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal of, premium, if any and interest on the Notes will be made by the Company in immediately available funds, so long as the Notes are maintained in book-entry form and the procedures of the Depositary permit such payments to be made in immediately available funds.

                             ERISA CONSIDERATIONS

  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code, prohibit certain transactions, including extensions of credit, between persons who are "parties in interest" under ERISA or "disqualified persons" under the Code and a plan subject to ERISA or the Code (a "Plan"). Any person proposing to purchase the Notes using the assets of a Plan should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and to whether any exemption would be applicable and determine on its own whether all conditions have been satisfied.

  Accordingly, each purchaser of Notes from the Underwriters, by its acceptance thereof, will be deemed to certify to the Company and the Underwriters that (i) no part of the funds used to purchase the Notes constitutes assets of an employee benefit plan or (ii) the acquisition and continued holding of the Notes will be covered by a U.S. Department of Labor class exemption (with respect to prohibited transactions set forth under Section 406(a) of ERISA). Any transferee of the Notes shall also be deemed to have made one of such representations.

  Moreover, each person investing on behalf of a Plan should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the Notes in appropriate, taking into account the overall investment policy of the Plan and the composition of the Plan's portfolio.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Issuers have agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Issuers, the respective principal amount of Notes set forth opposite its name below:

                                                               PRINCIPAL AMOUNT
           UNDERWRITER                                             OF NOTES
           -----------                                         ----------------
   Smith Barney Inc. .........................................
   BancAmerica Securities, Inc. ..............................
   Deutsche Morgan Grenfell Inc. .............................
                                                                 ------------
     Total....................................................   $100,000,000
                                                                 ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Notes offered hereby if any such Notes are taken.

  Smith Barney Inc. ("Smith Barney"), BancAmerica Securities, Inc. ("BancAmerica Securities") and Deutsche Morgan Grenfell Inc. ("DMG") (the "Underwriters") propose to offer part of the Notes directly to the public at the offering price set forth on the cover page of this Prospectus and part of such Notes to certain dealers at such price less a concession not in excess of
  % of the principal amount. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of   % of the principal amount to other
Underwriters or to certain other dealers. After the initial offering of the Notes to the public, the offering price and other selling terms may from time to time be varied by the Underwriters. The Underwriters have informed the Issuers that they do not expect to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

  In connection with this offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Notes than the total amount shown on the list of Underwriters that appears above) and may effect transactions that stabilize, maintain or otherwise affect the market price of the Notes at levels above those that might otherwise prevail in the open market. Such transactions may include placing bids for the Notes or effecting purchases of the Notes for the purposes of pegging, fixing or maintaining the price of the Notes or for the purpose of reducing a syndicate short position created in connection with this offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Underwriters purchase Notes in the open market for the account of the underwriting syndicate and the Notes purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may impose a "penalty bid" whereby it may require the Underwriter or selling group member in question to purchase the Notes in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the Notes in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  The Notes will be a new issue of securities for which there currently is no public market, and the Issuers do not intend to list the Notes on any national securities exchange. Although the Underwriters have informed the Issuers that they currently intend to make a market in the Notes, the Underwriters are not obligated to do so and may discontinue such market-making at any time. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the Notes.

  Smith Barney, BancAmerica Securities and DMG are acting as placement agents in connection with the Private Note Placement, for which they will receive customary compensation. Smith Barney and DMG will act as underwriters in the MLP Offering. DMG has performed financial advisory services in the past for the Company, for which it is entitled to customary compensation. Smith Barney and USTK have entered into an engagement letter pursuant to which Smith Barney will perform certain financial advisory services in exchange for customary compensation. On July 14, 1997, USTK entered into a long-term financing arrangement (the "Credit Agreement") with certain banks, including Bank of America NT & SA, an affiliate of BancAmerica Securities ("Bank of America"), to finance the Ochoco Acquisition and to refinance borrowings under USTK's revolving credit facility and term loan. Bank of America is entitled to customary compensation for its involvement in the Credit Agreement.

  On August 6, 1997, an affiliate of Smith Barney made a loan to John M. Rudey and one of his affiliates. The loan bears interest at such Smith Barney affiliate's base rate plus 0.25%. On the earlier to occur of November 30, 1997 and 30 days after the closing of the MLP Offering, a substantial portion of the loan becomes payable. The remaining principal amount is payable on March 31, 1998. The loan is secured by Mr. Rudey's 99% interest in Rudey Timber Company, LLC.

  The Issuers and the General Partner have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act.

                             VALIDITY OF THE NOTES

  The validity of the Notes will be passed upon for the Issuers by Andrews & Kurth L.L.P., New York, New York. Certain legal matters in connection with the Notes offered hereby are being passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

  The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  Information relating to the Company's timber inventory, acreage, and age, growth rate, size and species of the Company's timber included herein has been reviewed by Mason, Bruce & Girard, Inc., an independent forest resource consulting firm, and are included herein in reliance upon the authority of such firm as an expert in timber inventory and appraisals.

                             AVAILABLE INFORMATION

  The Company has not previously been subject to the informational requirements of the Exchange Act. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Commission's Web site on the Internet at http://www.sec.gov.

                         U.S. TIMBERLANDS COMPANY, L.P.

                         INDEX TO FINANCIAL STATEMENTS

U.S. Timberlands Company, L.P. Pro Forma Consolidated Financial Statements
 (Unaudited):
  Pro Forma Consolidated Balance Sheet--March 31, 1997....................   F-2
  Pro Forma Consolidated Statement of Operations--Year Ended December 31,
   1996...................................................................   F-4
  Pro Forma Consolidated Statement of Operations--Three Months Ended March
   31, 1997...............................................................   F-5
  Notes to Pro Forma Consolidated Financial Statements....................   F-6
U.S. Timberlands Combined Financial Statements:
  Report of Independent Public Accountants................................  F-12
  Combined Balance Sheets--December 31, 1995 and 1996 and March 31, 1997
   (Unaudited)............................................................  F-13
  Combined Statements of Operations--Years Ended December 31, 1994 and
   1995, Period from January 1, 1996 through August 29, 1996 and Period from August 30, 1996 through December 31, 1996.........................  F-14
  Combined Statements of Changes in Weyerhaeuser Investment and Advances
   and Members' Deficit--Years Ended December 31, 1994 and 1995, Period
   from January 1, 1996 through August 29, 1996 and Period from August 30,
   1996 through December 31, 1996.........................................  F-15
  Combined Statements of Cash Flows--Years Ended December 31, 1994 and
   1995, Period from January 1, 1996 through August 29, 1996 and Period from August 30, 1996 through December 31, 1996.........................  F-16
  Notes to Combined Financial Statements..................................  F-17
  Combined Statements of Operations (Unaudited)--Three Months Ended March
   31, 1996 and 1997......................................................  F-25
  Combined Statement of Changes in Members' Deficit (Unaudited)--Three
   Months Ended March 31, 1997............................................  F-26
  Combined Statements of Cash Flows (Unaudited)--Three Months Ended March
   31, 1996 and 1997......................................................  F-27
U.S. Timberlands Company, L.P. Financial Statements:
  Report of Independent Public Accountants................................  F-28
  Balance Sheet--July 29, 1997............................................  F-29
  Notes to Balance Sheet..................................................  F-30
New Services, L.L.C. Financial Statements:
  Report of Independent Public Accountants................................  F-31
  Balance Sheet--July 29, 1997............................................  F-32
  Notes to Balance Sheet..................................................  F-33
U.S. Timberlands Finance Corp. Financial Statements:
  Report of Independent Public Accountants................................  F-34
  Balance Sheet--August 26, 1997..........................................  F-35
  Notes to Balance Sheet..................................................  F-36

                         U.S. TIMBERLANDS COMPANY, L.P.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)
                              AS OF MARCH 31, 1997
                                     ASSETS

                                     HISTORICAL                    PRO FORMA
                                      COMBINED                    CONSOLIDATED
                                    ASSETS AS OF                  ASSETS AS OF
                                   MARCH 31, 1997 ADJUSTMENTS    MARCH 31, 1997
                                   -------------- -----------    --------------
CURRENT ASSETS:
  Cash and cash equivalents......     $ 28,648     $    (430)(A)    $
                                                      (4,988)(A)
                                                     135,134 (B)
                                                     147,525 (C)
                                                      98,350 (D)
                                                    (418,575)(E)
                                                     (15,758)(E)
                                                      32,594 (E)
                                                      (1,000)(F)       1,500

  Other receivables..............        1,134           --            1,134
  Inventories....................           78           --               78
  Prepaid expenses...............          520           --              520
  Logging equipment held for
   resale........................          400           --              400
                                      --------     ---------        --------
    Total current assets.........       30,780       (27,148)          3,632
TIMBER, TIMBERLANDS AND LOGGING
 ROADS, net......................      269,948      110,430 (A)      380,378
SEED ORCHARD AND NURSERY STOCK...        1,965           --            1,965
PROPERTY, PLANT AND EQUIPMENT, at
 cost:
  Equipment......................          894           --              894
  Buildings and land
   improvements..................          677           --              677
  Less- Accumulated
   depreciation..................         (108)          --             (108)
                                      --------     ---------        --------
    Total property, plant and
     equipment...................        1,463           --            1,463
LONG-TERM RECEIVABLE.............        1,169           --            1,169
DEFERRED FINANCING FEES..........        3,653         4,988 (A)
                                                      (3,653)(A)
                                                       2,475 (C)
                                                       1,650 (D)
                                                      (4,988)(D)       4,125
                                      --------     ---------        --------
Total assets.....................     $308,978     $  83,754        $392,732
                                      ========     =========        ========

  The accompanying notes are an integral part of this pro forma balance sheet.

                         U.S. TIMBERLANDS COMPANY, L.P.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)
                              AS OF MARCH 31, 1997
            LIABILITIES AND PARTNERS' AND MEMBERS' EQUITY (DEFICIT)

                                      HISTORICAL                     PRO FORMA
                                       COMBINED                     CONSOLIDATED
                                   LIABILITIES AND                  LIABILITIES
                                   MEMBERS' DEFICIT                AND PARTNERS'
                                        AS OF                       EQUITY AS OF
                                    MARCH 31, 1997  ADJUSTMENTS    MARCH 31, 1997
                                   ---------------- -----------    --------------
CURRENT LIABILITIES:
  Accounts payable...............      $    239      $    --          $    239
  Accrued liabilities............         9,813           --
                                                       (1,925)(E)
                                                       10,979 (E)
                                                      (15,758)(E)        3,109
                                       --------      --------         --------
    Total current liabilities....        10,052        (6,704)           3,348
ACQUISITION FACILITY.............           --         32,594 (E)       32,594
BORROWINGS UNDER REVOLVING CREDIT
 FACILITIES......................        90,000       (90,000)(A)
                                                       85,000 (A)
                                                      (85,000)(E)          --
LONG-TERM DEBT...................       215,000       (85,000)(A)
                                                      200,000 (A)
                                                     (130,000)(E)
                                                     (200,000)(E)          --
PUBLIC NOTES.....................           --        100,000 (D)      100,000
PRIVATE NOTES....................           --        150,000 (C)      150,000
MINORITY INTEREST................           --          1,068 (G)        1,068
MEMBERS' DEFICIT.................        (6,074)       (3,653)(A)
                                                       (1,650)(E)
                                                      (10,979)(E)
                                                       (4,988)(E)
                                                       (1,000)(F)
                                                       28,344 (G)          --
PARTNERS' EQUITY:
  Common Units (7,232 units).....           --        135,134 (B)          --
                                                      (30,480)(G)      104,654
  Subordinated Units (5,510
   units)........................           --            --               --
  General partner interests (260
   units)........................           --          1,068 (G)        1,068
                                       --------      --------         --------
    Total partners' and members'
     equity (deficit)............        (6,074)      111,796          105,722
                                       --------      --------         --------
    Total liabilities and
     partners' and members'
     equity (deficit)............      $308,978      $ 83,754         $392,732
                                       ========      ========         ========

  The accompanying notes are an integral part of this pro forma balance sheet.

                         U.S. TIMBERLANDS COMPANY, L.P.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                            PREDECESSOR    U.S. TIMBERLANDS
                            HISTORICAL    HISTORICAL COMBINED
                           STATEMENT OF      STATEMENT OF                                        PRO FORMA
                          OPERATIONS FOR  OPERATIONS FOR THE                                    CONSOLIDATED
                          THE PERIOD FROM     PERIOD FROM                                       STATEMENT OF
                          JANUARY 1, 1996   AUGUST 30, 1996   WEYERHAEUSER                   OPERATIONS FOR THE
                              THROUGH           THROUGH       ACQUISITION      TRANSACTION       YEAR ENDED
                          AUGUST 29, 1996  DECEMBER 31, 1996  ADJUSTMENTS      ADJUSTMENTS   DECEMBER 31, 1996
                          --------------- ------------------- ------------     -----------   ------------------
REVENUES:
  Logs..................      $14,077          $ 13,590         $    --          $  --            $ 27,667
  By-products and
   other................        1,501               429              --             --               1,930
                              -------          --------         --------         ------           --------
    Total revenues......       15,578            14,019              --             --              29,597
OPERATING COSTS:
  Cost of products
   sold.................        9,225             6,179              --             --              15,404
  Depreciation,
   depletion and road
   amortization.........          927             3,323            4,126 (i)        --               8,376
  Selling, general and
   administrative
   expenses.............        2,730             9,284           (4,935)(ii)     1,500 (H)
                                                                                 (2,800)(I)          5,779
                              -------          --------         --------         ------           --------
    Operating income
     (loss).............        2,696            (4,767)             809          1,300                 38
INTEREST EXPENSE........          --              7,316           13,664 (iii)    2,612 (J)         23,592
AMORTIZATION OF DEFERRED
 FINANCING FEES AND DEBT
 GUARANTEE FEES.........          --              1,326            2,649 (iv)    (3,645)(K)            330
INTEREST INCOME.........          --               (409)                                              (409)
OTHER EXPENSE, net......            1                36              --             --                  37
                              -------          --------         --------         ------           --------
NET INCOME (LOSS) BEFORE
 MINORITY INTEREST......        2,695           (13,036)         (15,504)         2,333            (23,512)
MINORITY INTEREST.......          --                --               --             139 (L)            139
                              -------          --------         --------         ------           --------
    Net income (loss)...      $ 2,695          $(13,036)        $(15,504)        $2,472            (23,373)
                              =======          ========         ========         ======
GENERAL PARTNERS'
 INTERESTS IN NET LOSS..                                                                               235
                                                                                                  --------
LIMITED PARTNERS'
 INTERESTS IN NET LOSS..                                                                          $(23,138)
                                                                                                  ========
LOSS PER UNIT...........                                                                          $  (1.82)
                                                                                                  ========
WEIGHTED AVERAGE LIMITED
 PARTNERS' UNITS
 OUTSTANDING (M)........                                                                            12,742
                                                                                                  ========

    The accompanying notes are an integral part of this pro forma financial statement.

                         U.S. TIMBERLANDS COMPANY, L.P.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                           (IN THOUSANDS) (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                          HISTORICAL COMBINED               PRO FORMA CONSOLIDATED
                              STATEMENT OF                       STATEMENT OF
                           OPERATIONS FOR THE                 OPERATIONS FOR THE
                              THREE MONTHS     TRANSACTION       THREE MONTHS
                          ENDED MARCH 31, 1997 ADJUSTMENTS   ENDED MARCH 31, 1997
                          -------------------- -----------  ----------------------
REVENUES:
  Logs..................        $ 8,827           $--              $  8,827
  Timber and property
   sales................          3,494            --                 3,494
  By-products and
   other................             13            --                    13
                                -------           ----             --------
    Total revenues......         12,334            --                12,334
OPERATING COSTS:
  Cost of products
   sold.................          3,525            --                 3,525
  Cost of timber and
   property sales.......          1,191            --                 1,191
  Depreciation,
   depletion and road
   amortization.........          2,360            --                 2,360
  Selling, general and
   administrative
   expenses.............          1,190            375 (H)            1,565
                                -------           ----             --------
    Operating income....          4,068           (375)               3,693
INTEREST EXPENSE........          5,319            579 (J)            5,898
AMORTIZATION OF DEFERRED
 FINANCING FEES AND DEBT
 GUARANTEE FEES.........            999           (917)(K)               82
INTEREST INCOME.........           (366)           --                  (366)
OTHER EXPENSE, net......             63            --                    63
                                -------           ----             --------
NET INCOME (LOSS) BEFORE
 MINORITY INTEREST......         (1,947)           (37)              (1,984)
MINORITY INTEREST.......            --              (4)(L)               (4)
                                -------           ----             --------
    Net income (loss)...        $(1,947)           (41)              (1,988)
                                =======           ====
GENERAL PARTNERS'
 INTERESTS IN NET LOSS..                                                 20
                                                                   --------
LIMITED PARTNERS'
 INTERESTS IN NET LOSS..                                           $ (1,968)
                                                                   ========
LOSS PER UNIT...........                                           $  (0.15)
                                                                   ========
WEIGHTED AVERAGE LIMITED
 PARTNERS' UNITS
 OUTSTANDING (M)........                                             12,742
                                                                   ========

    The accompanying notes are an integral part of this pro forma financial statement.

                        U.S. TIMBERLANDS COMPANY, L.P.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1996 AND MARCH 31, 1997
               (ALL AMOUNTS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

  The pro forma consolidated financial statements are based upon the historical financial position and results of operations of the U.S. Timberlands entities that will be combined into U.S. Timberlands Company, L.P. (the "Company"), a newly formed master limited partnership. The Company will include all of the assets and liabilities of the entities currently included in the U.S. Timberlands historical combined financial statements, which are U.S. Timberlands Klamath Falls, L.L.C. ("USTK" or the "Operating Company") and U.S. Timberlands Services Company, L.L.C. ("Old Services"). The Company also includes long-term debt obligations and related interest and debt guarantee costs of U.S. Timberlands Holdings, L.L.C. ("Holdings"), the parent company of USTK, that will be assumed by the Company concurrent with the closing of the Common Units Offering discussed below.

  The pro forma consolidated financial statements reflect the following transactions (the "Transactions"), in addition to the Weyerhaeuser and Ochoco acquisition adjustments discussed below, to occur at the closing (the "Closing") of the public offering of Common Units: (i) the public offering by the Company of 7,232 Common Units at an assumed initial public offering price of $20.50 per Common Unit resulting in aggregate gross proceeds to the Company of $148,300 (the "Common Units Offering"), (ii) the issuance by the Company of 5,510 Subordinated Units to the General Partner and its affiliates, (iii) the issuance by the Operating Company of $150,000 of senior, unsecured notes to institutional investors in a private placement (the "Private Note Placement"),
(iv) the public offering by the Company of $100,000 of senior, unsecured notes (the "Public Note Offering"), (v) the entering into by the Operating Company of a $25,000 Working Capital Facility and a $100,000 Acquisition Facility and a drawdown under the Acquisition Facility of $32,594, (vi) the repayment of all existing indebtedness of the Company and the Operating Company, including indebtedness to be assumed at the Closing, accrued interest thereon and certain loan guarantee and deferred financing fees and (vii) the payment of underwriting discounts and commissions and other fees and expenses associated with the Transactions. The pro forma consolidated financial statements assume no exercise of the Underwriters' over-allotment option.

  In connection with the Company's Common Units Offering and related formation of the General Partner, the General Partner intends to issue income interests in the General Partner to certain officers and directors of the General Partner at no cost. Such income interests will participate pro rata in cash distributions from USTK and the Company. In addition, under certain circumstances, if these officers or directors terminate their employment, the General Partner is required to repurchase their income interests at fair market value as determined by independent appraisal. The fair value of these income interests will be recorded as compensation expense in the Company's post-Common Units Offering financial statements with a corresponding increase to contributed capital.

  All of the financial statements provided herein (including the financial statements pertaining to the Predecessor) were prepared by, and are solely the responsibility of, the Company.

WEYERHAEUSER ACQUISITION ADJUSTMENTS

  In July and August 1996, respectively, Old Services and USTK were formed and subsequently entered into an agreement with Weyerhaeuser Company on August 30, 1996 to purchase approximately 601,000 acres of timber and timberlands and certain other assets (the "Weyerhaeuser Acquisition"). The following pro forma Weyerhaeuser Acquisition Adjustments were recorded to give effect to the Weyerhaeuser Acquisition as if the acquisition occurred on January 1, 1996. The acquisition was accounted for as a purchase.

                        U.S. TIMBERLANDS COMPANY, L.P.

OCHOCO ACQUISITION ADJUSTMENTS AND RELATED REFINANCING

  The Company acquired certain timber and timberlands from Ochoco Lumber Co. (the "Ochoco Timberlands") on July 15, 1997. In conjunction with the acquisition, the Company refinanced certain of its existing indebtedness. The pro forma effects of these transactions on the combined balance sheet as of March 31, 1997, are reflected in footnote (A).

  The Company believes that presenting the pro forma results of operations of the Ochoco Timberlands would not be meaningful considering differences between the past and intended future use of the Ochoco Timberlands. The prospective accounting related to the Ochoco Timberlands, including the recording of depletion, will be consistent with the Company's existing accounting policies as set forth in the Notes to the Combined Financial Statements.

TRANSACTION ADJUSTMENTS

  The pro forma transaction adjustments have been prepared as if the Transactions had taken place on March 31, 1997, in the case of the pro forma consolidated balance sheet, or as of January 1, 1996, in the case of the pro forma consolidated statements of operations for the year ended December 31, 1996 and the three month period ended March 31, 1997. The adjustments are based upon currently available information and certain estimates and assumptions, and therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated financial statements.

                    I. WEYERHAEUSER ACQUISITION ADJUSTMENTS

  (i) Reflects the increase in depletion based on higher post-acquisition depletion rates as a result of the increase in cost of timber, timberlands and logging roads from the Weyerhaeuser Acquisition.

  (ii) As discussed in Note 7 to the footnotes to the historical combined financial statements, U.S. Timberlands provided certain affiliates with one-time payments for advisory services, in connection with the Weyerhaeuser Acquisition. Accordingly, the amount of these fees paid in 1996, $4,935, is shown as a pro forma reduction of selling, general and administrative expenses.

  (iii) Reflects the increase in interest expense related to the debt incurred for the Weyerhaeuser Acquisition. This amount is computed as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
   Pro Forma Interest Expense
    Interest related to $305,000 aggregate principal balance at
     weighted average interest rate of 6.88%.....................   $20,980
   Historical Interest Expense
   Interest expense for period from August 30, through December
    31, 1996.....................................................     7,316
                                                                    -------
    Pro forma increase in interest expense.......................   $13,664
                                                                    =======

                        U.S. TIMBERLANDS COMPANY, L.P.

  (iv) Reflects the incremental amortization expense related to deferred financing and debt guarantee fees associated with the acquisition. The adjustment is computed as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
Pro Forma Amortization of Deferred Financing Fees and Debt
 Guarantee Fees
  Annual amortization based on deferred financing fees at
   borrowing date of $4,053, amortized over 6 years, plus
   accretion of debt guarantee fee for the 12 months ended
   December 31, 1996 of $3,300....................................    $3,975
Historical Amortization of Deferred Financing Fees and Debt
 Guarantee Fees
  Amortization expense related to deferred financing fees and debt guarantee fees for period from August 30, through December 31,
   1996...........................................................     1,326
                                                                      ------
  Pro forma increase in amortization of deferred financing and
   debt guarantee fees............................................    $2,649
                                                                      ======

         II. ADJUSTMENT FOR OCHOCO ACQUISITION AND RELATED REFINANCING

  (A) Reflects the Company's acquisition of the Ochoco Timberlands (the "Ochoco Acquisition") on July 15, 1997. The acquisition price totaled $110,430 and was funded through $430 of cash on hand, with the balance financed through new borrowings, as described below.

  In connection with the Ochoco Acquisition, the Company refinanced all of its existing indebtedness, except the $130,000 term loan held by Holdings. A summary of sources and uses related to this acquisition and refinancing is as follows:

     SOURCES
     -------
     New Financing:
       Revolving Credit Facility...................................... $ 85,000
       Term Loan......................................................  200,000
                                                                       --------
                                                                       $285,000
                                                                       ========
     USES
     ----
     Retirement of Existing Debt:
       Revolving Credit Facility...................................... $ 90,000
       USTK Term Loan.................................................   85,000
     Ochoco Acquisition...............................................  110,000
                                                                       --------
                                                                       $285,000
                                                                       ========

  The retirement on July 14, 1997 of the existing indebtedness resulted in an extraordinary loss on extinguishment of debt of approximately $3,400 ($3,653 as of March 31, 1997), due to the writeoff of unamortized deferred financing fees. The extraordinary loss is a nonrecurring item and is therefore not reflected in the pro forma consolidated Statement of Operations. In connection with the refinancing, USTK incurred $4,988 in deferred financing costs, paid concurrent with the completion of the refinancing. These costs will be established as an asset and amortized over the terms of the related debt.

                        U.S. TIMBERLANDS COMPANY, L.P.

                         III. TRANSACTION ADJUSTMENTS

  The following adjustments were made to record the pro forma effect of the Transactions on the consolidated balance sheet and statements of operations.

TRANSACTION ADJUSTMENTS--BALANCE SHEET

  (B) Reflects the net proceeds to the Company of $135,134 from the issuance and sale of 7,232 Common Units at $20.50 per Unit in the Common Units Offering, net of the underwriters' discounts and commissions of approximately $9,822 and offering expenses of approximately $3,300.

  (C) Reflects the net proceeds to the Company of $147,525 from the issuance by the Company of $150,000 of Private Notes at 7.7% concurrent with the Common Units Offering and the incurrence of $2,475 of financing costs.

  (D) Reflects the net proceeds to the Company of $98,350 from the issuance by the Company of $100,000 of the Public Notes at 9.6% concurrent with the Common Units Offering and the incurrence of $1,650 of financing costs.

  (E) The Company intends to use the net proceeds from the Common Units Offering, the Private Note Placement, the Public Note Offering, and a $32,594 drawdown under the Acquisition Facility, as well as cash on hand, to repay all indebtedness of the Company, as shown in the table below. After the completion of the Transactions, the Company will have a cash balance of $1,500.

  The indebtedness to be retired at the Closing consists of the following:

                                                                    AMOUNT TO BE
        DEBT FACILITY                                                 RETIRED
        -------------                                               ------------
     Holdings Term Loan............................................   $130,000
     Revolving Credit Facility (A).................................     85,000
     Term Loan (A).................................................    200,000
                                                                      --------
       Total indebtedness refinanced...............................    415,000
     Holdings term loan guarantee fee..............................      3,575
                                                                      --------
       Total debt retirement payment...............................   $418,575
                                                                      ========

  The Holdings term loan guarantee fee is payable to Weyerhaeuser Company upon retirement of the Holdings term loan. As of March 31, 1997, $1,925 of such loan guarantee fees had been accrued. An additional $1,650 will be accreted between April 1, 1997 and October 31, 1997 (the estimated date of the Holdings debt extinguishment) on the debt guarantee fee.

  Concurrent with the retirement of debt, the Company expects to pay accrued interest of $15,758 related to the Holdings term loan, of which $4,779 is accrued at March 31, 1997. The balance of $10,979 is the estimated amount of additional interest expense expected to be incurred but not paid from April 1, 1997 through the expected debt retirement date (October 31, 1997).

  Deferred financing costs of $4,988 incurred in connection with the Ochoco Acquisition and related debt refinancing will be written off as an extraordinary loss on the extinguishment of debt. The extraordinary loss is a non-recurring item and is therefore not reflected in the pro forma statement of operations.

  (F) Reflects the anticipated distribution of proceeds from the offering to Old Services for the redemption of John J. Stephens' ownership interests in Old Services. The redemption price totals $1,000 which will be distributed in cash in January 1998 and 97,600 Subordinated Units to be issued concurrent with the Common Units Offering.

                        U.S. TIMBERLANDS COMPANY, L.P.

  (G) Reflects the allocation of partnership equity resulting from the completion of the Transactions. The allocations are summarized as follows:

     Net proceeds from the Common Units Offering (B)................ $135,134
     Write-off of existing deferred financing fees (E)..............   (3,653)
     Accretion of debt guarantee fees (E)...........................   (1,650)
     Accrual of Holdings interest expense (E).......................  (10,979)
     Write-off of deferred financing fees--Ochoco Acquisition and
      related debt refinancing (E)..................................   (4,988)
     Redemption of John J. Stephens' interest (F)...................   (1,000)
     Assumption of members' deficit.................................   (6,074)
                                                                     --------
                                                                      106,790
     Pro forma allocation to 1% minority interest in USTK...........    1,068
     Pro forma allocation to 1% general partner interest in the
      Company.......................................................    1,068
                                                                     --------
     Pro forma allocation to new investors.......................... $104,654
                                                                     ========

TRANSACTION ADJUSTMENTS--STATEMENTS OF OPERATIONS

  (H) Reflects estimated incremental general and administrative costs (e.g. costs of tax return preparation and annual and quarterly reports to unitholders, investor relations and registrar and transfer agent fees) associated with the Company at an annual rate of approximately $1,500 per year ($375 per quarter).

  (I) As discussed in Note 7 to the footnotes to the historical combined financial statements, U.S. Timberlands provided an affiliate with certain payments for management services. The Company does not intend to provide such management fees subsequent to completion of the Common Units Offering. Thus, the amount of these fees paid in 1996, $2,800, is shown as a reduction to selling, general and administrative expenses.

  (J) Reflects the effect on interest expense for the year ended December 31, 1996 and the three months ended March 31, 1997 as if the Private and Public Notes were issued on January 1, 1996 and borrowings under the Acquisition Facility took place on January 1, 1996. The pro forma effect on interest expense applicable to the Company is as follows:

                                                                   THREE MONTHS
                                                       YEAR ENDED     ENDED
                                                      DECEMBER 31,  MARCH 31,
                                                          1996         1997
                                                      ------------ ------------
Pro Forma Interest Expense
  Public Notes ($100,000 principal balance), at an
   annual interest rate of 9.6%......................    $9,630       $2,408
  Private Notes ($150,000 principal balance), at an
   annual interest rate of 7.7%......................    11,550        2,887
  Acquisition Facility ($32,594 principal balance),
   at an annual interest rate of 7.4%................     2,412          603
Historical Interest Expense
  Interest expense included in historical financial
   statements for the period (plus pro forma interest
   expense related to the period from January 1, 1996
   through August 29, 1996 (see (iii))...............    20,980        5,319
                                                         ------       ------
  Pro forma increase in interest expense.............    $2,612       $  579
                                                         ======       ======

                        U.S. TIMBERLANDS COMPANY, L.P.

  (K) Reflects the effect on amortization of deferred financing and debt guarantee fees for the year ended December 31, 1996 and the three months ended March 31, 1997 as if the Private and Public Notes were issued on January 1, 1996. The pro forma effect on amortization of deferred financing and debt guarantee fees applicable to the Company is as follows:

                                                                   THREE MONTHS
                                                       YEAR ENDED     ENDED
                                                      DECEMBER 31,  MARCH 31,
                                                          1996         1997
                                                      ------------ ------------
Pro Forma Amortization Expense
  Amortization of $1,650 deferred financing fees over
   10 year term (D)..................................   $   165       $  41
  Amortization of $2,475 deferred financing fees over
   15 year term (C)..................................       165          41
Historical Amortization Expense
  Amortization of deferred financing and debt
   guarantee fees included in historical financial
   statements (plus pro forma amortization of
   deferred financing and debt guarantee fees related
   to the period from January 1, 1996 through August
   29, 1996 (see (iv))...............................     3,975         999
                                                        -------       -----
  Pro forma decrease in amortization of deferred
   financing and debt guarantee fees.................   $(3,645)      $(917)
                                                        =======       =====

  (L) Reflects the General Partner's 1% minority interest in USTK's pro forma net income (loss).

  (M) The weighted average limited partners' Units outstanding used in the loss per Unit calculation includes the limited partners' Common and Subordinated Units and excludes the general partner's interests.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Members of U.S. Timberlands:

  We have audited the accompanying combined balance sheet of U.S. Timberlands, as described in Note 1, as of December 31, 1996, and the related combined statements of operations, changes in members' deficit, and cash flows for the period from inception (August 30, 1996) through December 31, 1996. We have also audited the accompanying balance sheet of the Predecessor, as described in Note 1, as of December 31, 1995, and the related statements of operations, changes in Weyerhaeuser investment and advances and cash flows for each of the two years in the period ended December 31, 1995 and the period from January 1, 1996 through August 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Timberlands as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (August 30, 1996) through December 31, 1996, and the financial position of the Predecessor as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 and the period from January 1, 1996 through August 29, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Portland, Oregon,
June 10, 1997 (except for the
matters discussed in Note 6 and
Note 9, for which our date is
July 15, 1997)

                               U.S. TIMBERLANDS

                            COMBINED BALANCE SHEETS
                                (IN THOUSANDS)
                                    ASSETS

                                           PREDECESSOR      U.S. TIMBERLANDS
                                           ------------ ------------------------
                                           DECEMBER 31, DECEMBER 31,  MARCH 31,
                                               1995         1996        1997
                                           ------------ ------------ -----------
                                                                     (UNAUDITED)
                                                            (A)          (A)
CURRENT ASSETS:
  Cash and cash equivalents..............    $      1     $ 16,613    $ 28,648
  Accounts receivable....................         741        1,563         --
  Other receivables......................          75          131       1,134
  Receivable from affiliate..............         --        10,121         --
  Inventories............................       1,846           78          78
  Prepaid expenses.......................         433          680         520
  Logging equipment held for resale......         --           400         400
                                             --------     --------    --------
    Total current assets.................       3,096       29,586      30,780
                                             --------     --------    --------
TIMBER, TIMBERLANDS AND LOGGING ROADS,
 net.....................................      20,822      273,457     269,948
SEED ORCHARD AND NURSERY STOCK...........       2,443        1,901       1,965
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Equipment..............................      13,712          801         894
  Buildings and land improvements........       2,774          677         677
  Less--Accumulated depreciation.........     (11,900)         (58)       (108)
                                             --------     --------    --------
    Total property, plant and equipment..       4,586        1,420       1,463
                                             --------     --------    --------
LONG-TERM RECEIVABLE.....................         --           --        1,169
DEFERRED FINANCING FEES..................         --         3,827       3,653
                                             --------     --------    --------
    Total assets.........................    $ 30,947     $310,191    $308,978
                                             ========     ========    ========
   LIABILITIES AND WEYERHAEUSER INVESTMENT AND ADVANCES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable.......................    $    561     $    889    $    239
  Accrued liabilities....................       1,231        7,238       9,813
                                             --------     --------    --------
    Total current liabilities............       1,792        8,127      10,052
BORROWINGS UNDER REVOLVING CREDIT FACILI-
 TY......................................         --        90,000      90,000
LONG-TERM DEBT...........................         --       215,000     215,000
WEYERHAEUSER INVESTMENT AND ADVANCES AND
 MEMBERS' DEFICIT:
  Weyerhaeuser investment and advances...      29,155          --          --
  USTK--Member's deficit.................         --        (1,809)     (3,424)
  Services--Members' deficit.............         --        (1,127)     (2,650)
                                             --------     --------    --------
                                               29,155       (2,936)     (6,074)
                                             --------     --------    --------
    Total liabilities and Weyerhaeuser
     investment and advances and members'
     deficit.............................    $ 30,947     $310,191    $308,978
                                             ========     ========    ========

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined balance sheets as of December 31, 1996 and March 31, 1997 (unaudited) are not comparable to the balance sheet of the Predecessor. See the accompanying notes for additional information.

 The accompanying notes are an integral part of these combined balance sheets.

                                U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                       PREDECESSOR            U.S. TIMBERLANDS
                                                                             -------------------------------- ----------------
                                                                                              JANUARY 1, 1996 AUGUST 30, 1996
                                                                              DECEMBER 31,        THROUGH         THROUGH
                                                                             ---------------    AUGUST 29,      DECEMBER 31,
                                                                              1994    1995         1996             1996
                                                                             ------- -------  --------------- ----------------
                                                                                                                     (A)
REVENUES:
  Logs...................................................................... $29,102 $29,110      $14,077         $ 13,590
  By-products and other.....................................................   3,240   2,623        1,501              429
                                                                             ------- -------      -------         --------
    Total revenues..........................................................  32,342  31,733       15,578           14,019
OPERATING COSTS:
  Cost of products sold.....................................................  16,351  14,951        9,225            6,179
  Depreciation, depletion and road amortization.............................   1,455   1,486          927            3,323
  Selling, general and administrative expenses..............................   4,454   4,235        2,730            9,284
                                                                             ------- -------      -------         --------
    Operating income (loss).................................................  10,082  11,061        2,696           (4,767)
INTEREST EXPENSE............................................................     --      --           --             7,316
AMORTIZATION OF DEFERRED FINANCING FEES AND DEBT GUARANTEE FEES.............     --      --           --             1,326
INTEREST INCOME.............................................................     --      --           --              (409)
OTHER (INCOME) EXPENSE, net.................................................     140    (555)           1               36
                                                                             ------- -------      -------         --------
NET INCOME (LOSS)........................................................... $ 9,942 $11,616      $ 2,695         $(13,036)
--------------------------------------------------
                                                                             ======= =======      =======         ========

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of operations for the period from August 30, 1996 through December 31, 1996 is not comparable to the statements of operations of the Predecessor. See the accompanying notes for additional information.


   The accompanying notes are an integral part of these combined statements.

                               U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF CHANGES IN

           WEYERHAEUSER INVESTMENT AND ADVANCES AND MEMBERS' DEFICIT
                                (IN THOUSANDS)

                                                                                             U.S.        U.S.
                                                                                          TIMBERLANDS TIMBERLANDS
                                                                                            KLAMATH    SERVICES      U.S.
                                                                                            FALLS,     COMPANY,   TIMBERLANDS
                                                                             PREDECESSOR    L.L.C.      L.L.C.    (COMBINED)
                                                                             ------------ ----------- ----------- -----------
                                                                                              (A)         (A)         (A)
                                                                             WEYERHAEUSER                            TOTAL
                                                                              INVESTMENT   MEMBERS'    MEMBERS'    MEMBERS'
                                                                             AND ADVANCES   DEFICIT     DEFICIT     DEFICIT
                                                                             ------------ ----------- ----------- -----------
BALANCE, December 31, 1993..................................................   $ 29,643    $    --      $   --     $    --
  Net income................................................................      9,942         --          --          --
  Net distributions to Weyerhaeuser Company.................................    (11,160)        --          --          --
  Net asset transfers to Weyerhaeuser Company...............................       (680)        --          --          --
                                                                               --------    --------     -------    --------
BALANCE, December 31, 1994..................................................     27,745         --          --          --
  Net income................................................................     11,616         --          --          --
  Net distributions to Weyerhaeuser Company.................................     (9,951)        --          --          --
  Net asset transfers to Weyerhaeuser Company...............................       (255)        --          --          --
                                                                               --------    --------     -------    --------
BALANCE, December 31, 1995..................................................     29,155         --          --          --
  Net income................................................................      2,695         --          --          --
  Net distributions to Weyerhaeuser Company.................................     (5,054)        --          --          --
  Net asset transfers from Weyerhaeuser Company.............................      1,043         --          --          --
                                                                               --------    --------     -------    --------
BALANCE, August 29, 1996....................................................   $ 27,839         --          --          --
                                                                               ========
  Members' contributions....................................................                 10,000         100      10,100
  Net loss..................................................................                (11,809)     (1,227)    (13,036)
                                                                                           ========     =======    ========
BALANCE, December 31, 1996..................................................               $ (1,809)    $(1,127)   $ (2,936)
--------------------------------------------------
                                                                                           ========     =======    ========

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of changes in members' deficit for the period from August 30, 1996 through December 31, 1996 is not comparable to the combined statements of changes in Weyerhaeuser investment and advances of the Predecessor. See the accompanying notes for additional information.


   The accompanying notes are an integral part of these combined statements.

                               U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                       U.S.
                                            PREDECESSOR            TIMBERLANDS
                                   ------------------------------- ------------
                                                       JANUARY 1,   AUGUST 30,
                                     DECEMBER 31,     1996 THROUGH 1996 THROUGH
                                   -----------------   AUGUST 29,  DECEMBER 31,
                                     1994     1995        1996         1996
                                   --------  -------  ------------ ------------
                                                                       (A)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss)............... $  9,942  $11,616    $ 2,695     $ (13,036)
  Adjustments to reconcile net
   income (loss) to cash provided
   by (used in) operating
   activities--
    Depreciation, depletion and
     amortization.................    1,455    1,486        927         3,549
    (Gain) loss on sale of
     property, plant and
     equipment....................      (81)    (200)         6            51
Changes in operating accounts--
  Accounts receivable.............    1,580    1,057        699        (1,694)
  Inventories.....................      493   (1,535)     1,348           921
  Prepaid expenses................      336     (308)       371          (680)
  Accounts payable................     (449)    (272)      (292)          889
  Accrued interest and debt guar-
   antee fees.....................      --       --         --          6,354
  Other accrued liabilities.......     (103)     (34)      (242)          783
  Interest receivable from affili-
   ate............................      --       --         --           (121)
                                   --------  -------    -------     ---------
    Net cash provided by (used in)
     operating activities.........   13,173   11,810      5,512        (2,984)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Weyerhaeuser Acquisition........      --       --         --       (283,464)
  Receivable from affiliate.......      --       --         --        (10,000)
  Purchase of property, plant and
   equipment......................   (1,431)  (1,124)        (6)         (212)
  Proceeds from sales of property,
   plant and equipment............       85      223        --          2,374
  Timber and road additions.......      (39)    (224)       (26)          --
  Capitalized seed orchard and
   nursery costs..................     (628)    (734)      (427)         (148)
                                   --------  -------    -------     ---------
    Net cash used in investing ac-
     tivities.....................   (2,013)  (1,859)      (459)     (291,450)
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
  Long-term borrowings............      --       --         --        305,000
  Deferred financing fees.........      --       --         --         (4,053)
  Weyerhaeuser investment and ad-
   vances, net....................  (11,160)  (9,951)    (5,054)          --
  Members' contributions..........      --       --         --         10,100
                                   --------  -------    -------     ---------
    Net cash provided by (used in)
     financing activities.........  (11,160)  (9,951)    (5,054)      311,047
NET (DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS.............      --       --          (1)       16,613
CASH AND CASH EQUIVALENTS, begin-
 ning of period...................        1        1          1           --
                                   --------  -------    -------     ---------
CASH AND CASH EQUIVALENTS, end of
 period........................... $      1  $     1    $   --      $  16,613
                                   ========  =======    =======     =========
SUPPLEMENTAL CASH FLOW INFORMA-
 TION:
  Cash paid for interest.......... $    --   $   --     $   --      $   2,062
NONCASH ACTIVITIES:
  Net asset transfers (to) from
   Weyerhaeuser Company,
   principally property, plant and
   equipment...................... $   (680) $  (255)   $ 1,043     $     --

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of cash flows for the period from August 30, 1996 through December 31, 1996 is not comparable to statements of cash flows of the Predecessor. See the accompanying notes for additional information.

   The accompanying notes are an integral part of these combined statements.

                               U.S. TIMBERLANDS

                    NOTES TO COMBINED FINANCIAL STATEMENTS
           (ALL DOLLAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE NOTED)

1. SUMMARY OF OPERATIONS AND BASIS OF PRESENTATION:

 Nature of Operations

  The primary activity of U.S. Timberlands (the Company) is the growing of trees and the sale of logs and standing timber to third-party wood processors. The logs are sold principally to wood processing companies generally within a 200-mile radius of Klamath Falls, Oregon. These logs are ultimately processed by third-party wood processors for sale as lumber, plywood and other wood products, primarily for use in new residential home construction, home remodeling and repair and general industrial applications.

 Basis of Presentation--U.S. Timberlands

  The accompanying combined financial statements for U.S. Timberlands represent the combined financial position, results of operations, equity and cash flows of U.S. Timberlands Klamath Falls, L.L.C. (USTK--a Delaware limited liability company) and U.S. Timberlands Services Company, L.L.C. (Services--a Delaware limited liability company). The long-term debt obligations, related interest costs and debt guarantee fees of U.S. Timberlands Holdings, L.L.C. (Holdings), the parent entity of USTK, have been reflected in the accompanying combined financial statements as such debt will be assumed by USTK concurrent with the planned master limited partnership (MLP) offering discussed in Note 9.

  In July and August 1996, USTK and Services were formed and subsequently entered into an agreement with Weyerhaeuser Company on August 30, 1996 to purchase approximately 601,000 acres of timber and timberlands and certain other assets (the Weyerhaeuser Acquisition) as discussed further in Note 3. Because of common ownership and management of USTK and Services, the financial statements have been presented on a combined basis. All intercompany transactions between USTK and Services have been eliminated in the accompanying combined financial statements.

 Basis of Presentation--Predecessor

  As a result of the Weyerhaeuser Acquisition, USTK acquired the Klamath Falls Timberlands and certain related assets of Weyerhaeuser Company (as used herein, the acquired timberlands and related assets are referred to as the Predecessor). All of the financial statements provided herein (including the financial statements pertaining to the Predecessor) were prepared by, and are solely the responsibility of, U.S. Timberlands Company, L.P. The Weyerhaeuser Acquisition was accounted for as a purchase and, therefore, the accompanying financial statements as of and for the periods ended prior to the date of the Weyerhaeuser Acquisition are accounted for under the pre-Weyerhaeuser Acquisition basis of accounting. Because the Predecessor did not operate or legally exist as a stand-alone entity, there are no separate meaningful equity accounts of the Predecessor prior to the Weyerhaeuser Acquisition. Significant changes could have occurred in the funding and operations of the Predecessor were it to have operated as an independent stand-alone entity. As a result, the financial information included herein is not necessarily indicative of the financial position and results of operations of the Predecessor which may have occurred if it were an independent, stand-alone company during the periods presented.

  Revenues for the Predecessor principally represent logs harvested for sale to Weyerhaeuser's Klamath Falls wood conversion facilities at prices determined in accordance with Weyerhaeuser's transfer pricing policy. These transfer prices are not necessarily indicative of the prices the Predecessor would have achieved if the logs had been sold to unaffiliated wood processors. Revenues to Weyerhaeuser wood conversion facilities and unaffiliated wood processors are summarized as follows:

                                                  DECEMBER 31,   JANUARY 1, 1996
                                                 ---------------     THROUGH
   SOURCE OF REVENUES                             1994    1995   AUGUST 29, 1996
   ------------------                            ------- ------- ---------------
   Weyerhaeuser Company......................... $16,693 $20,065     $10,157
   Unaffiliated wood processors.................  15,649  11,668       5,421
                                                 ------- -------     -------
     Total...................................... $32,342 $31,733     $15,578
                                                 ======= =======     =======

                                U.S. TIMBERLANDS

  Concurrent with the Weyerhaeuser Acquisition, Collins Products L.L.C. (Collins), an unaffiliated party, acquired Weyerhaeuser's Klamath Falls wood conversion facilities. U.S. Timberlands has entered into a 10-year log supply agreement with Collins providing for the delivery by U.S. Timberlands to Collins of 34 million board feet of merchantable timber each year at market prices as discussed in Note 8.
  The Predecessor participated in Weyerhaeuser Company's centralized cash management system and, as such, its operating and capital expenditure needs were met by Weyerhaeuser Company. The net advances from and distributions to Weyerhaeuser Company are presented in the accompanying combined balance sheets as a component of Weyerhaeuser investment and advances prior to the Weyerhaeuser Acquisition. The Weyerhaeuser investment and advances account is noninterest bearing.

  Certain costs incurred by Weyerhaeuser Company for financial services, information systems and other indirect costs have been allocated to the Predecessor on a revenue and volume harvested basis. The resulting charge to the Predecessor was $738 in 1994, $622 in 1995 and $445 in the period from January 1, 1996 through August 29, 1996, and are included in selling, general and administrative expenses in the accompanying combined statements of operations. Management of the Company believes the allocation methods used provide the Predecessor with a reasonable share of such expenses.

 Interim Financial Statements

  The interim financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the management of the Company believes that the disclosures are adequate to make the information presented not misleading. Interim financial statements are by necessity somewhat tentative; judgments are used to estimate interim amounts for items that are normally determinable only on an annual basis.

  The accompanying combined balance sheet as of March 31, 1997, and the accompanying combined statements of operations, changes in members' deficit and cash flows for the three months ended March 31, 1997, are unaudited. In the opinion of management, the accompanying balance sheet has been prepared on the same basis as the audited balance sheet as of December 31, 1996. The accompanying combined financial statements for the three months ended March 31, 1997, have been prepared on the same basis as the audited combined statements of operations for the period from August 30, 1996 through December 31, 1996. The accompanying combined statements of operations and cash flows for the three months ended March 31, 1996, have been prepared on the same basis as the audited combined financial statements for the years ended December 31, 1994 and 1995 and the period from January 1, 1996 through August 29, 1996. The interim financial statements include all adjustments which are, in the opinion of management of the Company, necessary to present fairly the balance sheet as of March 31, 1997 and the results of operations and cash flows for the three months ended March 31, 1996 and 1997, respectively. Operating results for the three months ended March 31, 1996 and March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The significant accounting policies summarized below include both those of U.S. Timberlands and the Predecessor, unless otherwise noted.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                               U.S. TIMBERLANDS
disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue on delivered log sales are recognized upon delivery to the customer. Revenue from timber sold on a stumpage basis (i.e., the customer arranges to harvest and deliver the logs) is recognized when the timber is harvested. Revenue on timber deeds and timberland and property sales are generally recognized upon closing.

 Concentration of Credit Risk

  As of December 31, 1996, the Company had accounts receivable from three individual customers that represented 60%, 19% and 10% of total accounts receivable.

  The majority of the Predecessor's sales were to Weyerhaeuser Company. Receivables from Weyerhaeuser Company are reflected in Weyerhaeuser investment and advances in the accompanying combined balance sheets. The Predecessor's accounts receivable in the accompanying balance sheet represent receivables from unaffiliated customers. As of December 31, 1995, the Predecessor has accounts receivable from three individual customers that represented 27%, 17% and 13% of total accounts receivable.

  The Company had sales to individual customers that were greater than 10% of total sales for the respective periods as follows:

                                            PREDECESSOR        U.S. TIMBERLANDS
                                     ------------------------- -----------------
                                               JANUARY 1, 1996  AUGUST 30, 1996
                                                   THROUGH          THROUGH
                                     1994 1995 AUGUST 29, 1996 DECEMBER 31, 1996
                                     ---- ---- --------------- -----------------
   Weyerhaeuser Company.............  52%  63%       65%             --
   Unaffiliated customer............  12%  14%       14%              54%
   Unaffiliated customer............ --   --         10%              14%
   Unaffiliated customer............ --   --        --                11%

 Cash and Cash Equivalents

  Cash and cash equivalents consist of highly liquid investments with maturities at date of purchase of 90 days or less.

 Inventories

  The Company maintains a log inventory which is recorded at the lower of cost or market determined on a first-in, first-out basis.

 Logging Equipment Held For Resale

  Logging equipment held by the Company as of December 31, 1996, is recorded as logging equipment held for resale in the accompanying combined balance sheet, as the Company changed to the use of outside contractors for all of its logging operations concurrent with the Weyerhaeuser Acquisition.

 Timber, Timberlands and Logging Roads

  Timber, timberlands and logging roads are stated at cost less depletion and amortization for timber previously harvested. The depletion rate is calculated using a single composite pool by dividing the total cost of

                               U.S. TIMBERLANDS
merchantable timber by its estimated net merchantable volume. Depletion in any given year represents the net merchantable volume harvested multiplied by the depletion rate. These estimates are subject to change based on periodic timber cruises. Logging road costs for main and spur roads are amortized based on the net merchantable volume harvested. Surface rock replacement costs are capitalized and amortized over a seven-year period on a straight-line basis.

 Seed Orchard and Nursery Stock

  The Company operates and maintains a seed orchard and nursery. Costs incurred by the orchard and nursery to produce seed and seedlings utilized in the reforestation of the Company's timberlands are capitalized to seed orchard and nursery stock in the accompanying combined balance sheets. A certain amount of seed and seedling stock is sold to unaffiliated customers and is reflected as a component of by-products and other revenues in the accompanying combined statements of operations.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Additions and betterments to buildings and equipment are capitalized as expended. Maintenance and repairs are expensed as incurred. Depreciation is provided over the useful lives of the assets on the straight-line method. Estimated useful lives for buildings and land improvements is 40 years and equipment ranges from 3 to 5 years.

 Deferred Financing Fees

  Deferred financing fees consist of fees incurred in connection with obtaining the related debt financing. The Company amortizes deferred financing fees over the terms of the related debt which approximates the effective interest method.

 Income Taxes

  USTK and Services are both limited liability companies (L.L.C.'s) and, accordingly, are not liable for federal or state income taxes since the L.L.C.'s income or loss is reported on the separate tax returns of the members. Accordingly, no provision for current or deferred income taxes has been reflected in the accompanying combined financial statements.

 Interest Rate Collar Agreement

  The Company entered into an interest rate collar agreement to reduce the impact of changes in interest rates on its variable rate debt. The initial cost of the interest rate collar agreement is recorded in deferred financing fees in the accompanying combined balance sheets and is amortized over the life of the agreement.

  The Company does not utilize financial instruments for trading or other speculative purposes. The counterparty to these contractual arrangements is a major financial institution.

 Fair Value of Financial Instruments

  All of the Company's material financial instruments, except for the interest rate collar agreement, are recognized in its combined balance sheets. The carrying values generally approximate fair market value for these financial assets and liabilities. Descriptions of the methods and assumptions used to reach this conclusion are as follows:

    Debt--The Company's debt includes interest rates that are tied to current credit markets. Therefore, the recorded value for the debt approximates fair value.

                               U.S. TIMBERLANDS

    Interest Rate Collar Agreement--The fair value of the interest rate collar agreement is the estimated amount that the Company would receive or pay upon termination of the agreement, taking into account the current credit worthiness of the counterparty. As of December 31, 1996, the Company estimates it would have paid $716 to terminate the agreement.

3. WEYERHAEUSER ACQUISITION:

  The total purchase price for the Weyerhaeuser Acquisition referred to in
Note 1 was $283,464, including direct costs of the acquisition. The Weyerhaeuser Acquisition was accounted for as a purchase with the purchase price allocated first to current assets acquired, principally inventory, and the remaining balance being allocated to noncurrent assets acquired, primarily timber, timberlands and logging roads based on the relative fair market values of the noncurrent assets as determined by an appraisal. Concurrent with the Weyerhaeuser Acquisition, the Company changed to the use of outside contractors for all of its logging operations. Accordingly, logging equipment acquired was recorded at its estimated resale value.

  Pro forma results of operations for the period ended December 31, 1996 had the Weyerhaeuser Acquisition occurred on January 1, 1996 are as follows:

                                                            1996
                                                         -----------
                                                         (UNAUDITED)
        Revenues........................................  $ 29,597
        Net loss........................................   (25,845)

4. INVENTORIES:

  The Company's inventories consist of the following:

                                                                                               PREDECESSOR    U.S. TIMBERLANDS
                                                                                            ----------------- -----------------
                                                                                            DECEMBER 31, 1995 DECEMBER 31, 1996
                                                                                            ----------------- -----------------
   Logs....................................................................................      $1,703              $78
   Other...................................................................................         143              ---
                                                                                                 ------              ---
                                                                                                 $1,846              $78

5. ACCRUED LIABILITIES:

  The Company's accrued liabilities consist of the following:

                                                                                               PREDECESSOR    U.S. TIMBERLANDS
                                                                                            ----------------- -----------------
                                                                                            DECEMBER 31, 1995 DECEMBER 31, 1996
                                                                                            ----------------- -----------------
   Interest................................................................................      $  --             $5,254
   Debt guarantee fee......................................................................         --              1,100
   Workers' compensation...................................................................         565               --
   Severance and harvest tax...............................................................         290               230
   Employee compensation...................................................................         192                81
   Other...................................................................................         184               573
                                                                                                 ------            ------
                                                                                                 $1,231            $7,238

                               U.S. TIMBERLANDS

6. DEBT:

  Debt consists of the following:

                                               PREDECESSOR    U.S. TIMBERLANDS
                                            ----------------- -----------------
                                            DECEMBER 31, 1995 DECEMBER 31, 1996
                                            ----------------- -----------------
   Holdings--Term loan, due September
    1999..................................        $ --            $130,000
   USTK--Borrowings under revolving credit
    facility..............................          --              90,000
   USTK--Term loan payable quarterly, due
    August 2002...........................          --              85,000
                                                  -----           --------
                                                  $ --            $305,000
                                                  =====           ========

  On August 29, 1996, Holdings entered into a $130,000 term loan with ABN-AMRO Bank, N.V. and Deutsche Bank AG. The term loan's interest rate is variable and fluctuates based on movements in the one-month LIBOR plus .50%. As of December 31, 1996, the term loan's interest rate equaled 6.11%. The term loan is guaranteed by Weyerhaeuser Company. John M. Rudey, controlling shareholder of the Company, and one of his affiliates have pledged their interests in Holdings to Weyerhaeuser (the Pledge Agreement) for their obligations under the guarantee if certain covenants and restrictions, as defined in the Pledge Agreement, are not adhered to. As part of the Pledge Agreement, Holdings is required to pay a guarantee fee to Weyerhaeuser based on a percentage of the term loan balance outstanding. This fee increases from 1.74% to 2.75% if the term loan is not fully repaid by August 31, 1997 and to 3.00% if not fully repaid by February 28, 1998. This guarantee fee is being accreted as an expense in the accompanying combined statements of operations based on an estimated September 1997 refinancing date. Also, as part of the Pledge Agreement, if the term loan accrues interest beyond December 30, 1997, the Company must immediately begin acceleration of its timber harvest plans and timberland sales. Such acceleration does not necessarily accelerate the repayment of the Holdings' debt.

  On October 18, 1996, the Company entered into an interest rate collar agreement which effectively sets maximum and minimum interest rates on $87,500 of notional principal amount on the USTK borrowings ranging from a floor (the rate the Company would pay even if rates fall below that level) to a maximum during the three-year period ended October 18, 1999. The floor and maximum rates were 7.3% and 9.0%, respectively, as of December 31, 1996.

 Debt Refinancing Subsequent to Year-End

  On July 14, 1997, USTK entered into a long-term financing arrangement (the Credit Agreement) with certain banks to finance the Ochoco Acquisition discussed in Note 9 and to refinance borrowings under the USTK revolving credit facility and USTK term loan. The retirement of debt under existing credit facilities will result in an extraordinary loss on extinguishment of debt of approximately $3,400 due to the writeoff of existing unamortized deferred financing fees. This writeoff will be recorded in the Company's third quarter 1997 financial statements. There were no other gains or losses incurred in connection with this refinancing.

  The Credit Agreement provides the Company an $85,000 revolving credit facility, of which $85,000 was drawn on July 15, 1997, as well as a term loan of $200,000. Borrowings under the new revolving credit facility are generally limited to the lesser of 50% of the value of the Company's timber, as defined in the Credit Agreement. The revolving credit facility and the term loan both have variable interest rates. The interest rate is calculated based on USTK's performance against certain established leverage ratios. At the date of the Credit Agreement, the interest rates on both the revolving credit facility and the term loan were equal to LIBOR plus 2.25% (7.9%). Each of the loans is collateralized by substantially all of USTK's assets and Services' members' interests. The revolving credit facility matures on September 15, 2004. The term loan is subject to mandatory

                               U.S. TIMBERLANDS
prepayment in the event that timber and timberland dispositions, which are not reinvested in other timber and timberlands, exceed $30,000 in the aggregate subsequent to July 15, 1997. Based on the Company's projected 1997 operating plan, management does not believe any mandatory prepayments will be required.

  The Credit Agreement requires USTK and Services, on a combined basis, to maintain certain financial covenants, including the maintenance of minimum quarterly cash flows, maximum leverage and debt to asset value ratios, and minimum fixed charge coverage ratios, and certain other restrictions as defined in the Credit Agreement.

  In accordance with the Credit Agreement, debt is scheduled to mature as follows:

        1997............................................... $    --
        1998...............................................   20,000
        1999...............................................   25,000
        2000...............................................   25,000
        2001...............................................   30,000
        Thereafter.........................................  205,000
                                                            --------
                                                            $305,000
                                                            ========

7. MEMBERS' DEFICIT AND RELATED PARTY TRANSACTIONS:

 Members' Deficit

  The liability of the individual members of the USTK and Services is limited to the balances of their respective members' accounts.

  The members and their respective ownership percentages are as follows:

                                                                 USTK  SERVICES
                                                                 ----  --------
   Holdings (100% owned by Rudey Timber Company L.L.C. and
    affiliates)................................................   99%     -- %
   Rudey Timber Company L.L.C. (100% owned by John M. Rudey and
    affiliates)................................................    1      --
   John M. Rudey, Chairman.....................................  --      82.5
   John J. Stephens, CEO and President.........................  --      10.0
   George R. Hornig............................................  --       7.5
                                                                 ---     ----
                                                                 100%     100%
                                                                 ===     ====

 Related Party Transactions

  In connection with the Weyerhaeuser Acquisition, the Company paid a fee of $4,135 to Timberlands Management Group (TMG), an entity 100% owned and controlled by Rudey Timber Company L.L.C., and a fee of $400 each to John M. Rudey and John J. Stephens. In addition, during the period from August 30, 1996 to December 31, 1996, the Company paid TMG management fees of $2,800. These payments have been recorded in selling, general and administrative expenses in the accompanying combined statement of operations.

 Receivable from Affiliate

  During the period from August 30, 1996 through December 31, 1996, the Company paid $10,000 to TMG. The receivable and the related interest were repaid in February 1997 and, accordingly, have been recorded as a current asset in the accompanying combined balance sheet.

                               U.S. TIMBERLANDS

8. COMMITMENTS:

  On August 30, 1996, the Company entered into a wood supply agreement with Collins to supply a volume of approximately 34 million board feet of merchantable timber to the customer at market prices. The term of the agreement is ten years and is renewable for two additional terms of five years, each at the option of Collins.

9. SUBSEQUENT EVENTS:

 Member's Distribution

  Subsequent to December 31, 1996, a member's equity distribution of $1,191 was paid from Services to John M. Rudey related to his estimated 1997 tax liability.

 Ochoco Acquisition

  On July 15, 1997, USTK acquired approximately 43,000 acres of timber and timberlands and approximately 3,000 acres of timber cutting rights from Ochoco Lumber Company L.P. for $110,430 (the Ochoco Acquisition). Substantially all of the purchase price will be allocated to timber, timberlands and logging roads. The acquisition was principally financed through $110,000 of debt financing. See Note 6 for further discussion of the terms of the debt.

 Planned MLP Common Unit Offering

  On July 26, 1997, the members of the Company formed a master limited partnership (MLP) for the purpose of issuing Common Units representing limited partner interests in a public offering (the Common Unit Offering). The expected aggregate gross proceeds from the Common Unit Offering are approximately $148,300. In addition, the Company intends that the MLP's operating subsidiary, USTK (the Operating Company), issue $150,000 of senior unsecured notes to institutional investors in a private placement (the Private Note Placement) and the MLP intends to issue $100,000 of senior unsecured notes in a public offering (the Public Note Offering). The Company also intends that the Operating Company will enter into a $25,000 working capital facility and a $100,000 acquisition facility (the Acquisition Facility). The Company intends to use the proceeds from the Common Unit Offering, the Private Note Placement, the Public Note Offering, and a drawdown of approximately $30,000 on the Acquisition Facility to repay existing indebtedness of the Company including debt associated with the Ochoco Acquisition and related debt financing discussed in Note 6.

  In connection with the Company's Common Unit Offering and related formation of the General Partner, the General Partner intends to issue income interests in the General Partner to certain officers and directors of the General Partner at no cost. Such income interests will participate pro rata in cash distributions from USTK and the MLP. In addition, under certain circumstances, if these officers or directors terminate their employment, the General Partner is required to repurchase their income interests at fair market value as determined by independent appraisal. The fair value of these income interests will be recorded as compensation expense in the Company's post Common Unit Offering financial statements with a corresponding increase to contributed capital.

                               U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                                       U.S.
                                                                                                      PREDECESSOR  TIMBERLANDS
                                                                                                      ------------ ------------
                                                                                                      THREE MONTHS THREE MONTHS
                                                                                                         ENDED        ENDED
                                                                                                       MARCH 31,    MARCH 31,
                                                                                                          1996         1997
                                                                                                      ------------ ------------
                                                                                                                       (A)
REVENUES:
  Logs...............................................................................................    $3,417      $ 8,827
  Timber and property sales..........................................................................       --         3,494
  By-products and other..............................................................................       616           13
                                                                                                         ------      -------
    Total revenues...................................................................................     4,033       12,334
OPERATING COSTS:
  Cost of products sold..............................................................................     2,407        3,525
  Cost of timber and property sales..................................................................       --         1,191
  Depreciation, depletion and road amortization......................................................       332        2,360
  Selling, general and administrative expenses.......................................................       941        1,190
                                                                                                         ------      -------
    Operating income.................................................................................       353        4,068
INTEREST EXPENSE.....................................................................................       --         5,319
AMORTIZATION OF DEFERRED FINANCING FEES AND DEBT GUARANTEE FEES......................................       --           999
INTEREST INCOME......................................................................................       --          (366)
OTHER EXPENSE, net...................................................................................        95           63
                                                                                                         ------      -------
NET INCOME (LOSS)....................................................................................    $  258      $(1,947)
--------------------------------------------------
                                                                                                         ======      =======

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of operations for the three months ended March 31, 1997 is not comparable to the statement of operations of the Predecessor. See the accompanying notes for additional information.


   The accompanying notes are an integral part of these combined statements.

                                U.S. TIMBERLANDS

               COMBINED STATEMENT OF CHANGES IN MEMBERS' DEFICIT
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                           U.S. TIMBERLANDS U.S. TIMBERLANDS
                            KLAMATH FALLS,      SERVICES     U.S. TIMBERLANDS
                                L.L.C.      COMPANY, L.L.C.     (COMBINED)
                           ---------------- ---------------- ----------------
                                                              TOTAL MEMBERS'
                           MEMBER'S DEFICIT MEMBERS' DEFICIT     DEFICIT
                           ---------------- ---------------- ----------------
BALANCE, December 31,
 1996.....................     $(1,809)         $(1,127)         $(2,936)
  Member's distribution...         --            (1,191)          (1,191)
  Net loss................      (1,615)            (332)          (1,947)
                               -------          -------          -------
BALANCE, March 31, 1997...     $(3,424)         $(2,650)         $(6,074)
                               =======          =======          =======




    The accompanying notes are an integral part of this combined statement.

                               U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS) (UNAUDITED)

                                                                       U.S.
                                                      PREDECESSOR  TIMBERLANDS
                                                      ------------ ------------
                                                      THREE MONTHS THREE MONTHS
                                                         ENDED        ENDED
                                                       MARCH 31,    MARCH 31,
                                                          1996         1997
                                                      ------------ ------------
                                                                       (A)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................    $ 258       $(1,947)
  Adjustments to reconcile net income (loss) to cash
   provided by operating activities--
    Depreciation, depletion, amortization and cost of
     timber and property sold........................      332         3,775
  Changes in operating accounts--
    Accounts receivable..............................      486          (609)
    Inventories......................................      106           --
    Prepaid expenses.................................      379           160
    Accounts payable.................................     (449)         (650)
    Accrued interest and debt guarantee fees.........      --          2,703
    Other accrued liabilities........................     (277)         (128)
    Interest receivable from member affiliate........      --            121
                                                         -----       -------
      Net cash provided by operating activities......      835         3,425
CASH FLOWS FROM INVESTING ACTIVITIES:
  Repayment of receivable from affiliate.............      --         10,000
  Purchase of property, plant and equipment..........      --            (93)
  Timber and road additions..........................      (44)          (42)
  Capitalized seed orchard and nursery costs.........      (82)          (64)
                                                         -----       -------
      Net cash provided by (used in) investing
       activities....................................     (126)        9,801
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distribution to member.............................      --         (1,191)
  Weyerhaeuser investment and advances, net..........     (709)          --
                                                         -----       -------
      Net cash used in financing activities..........     (709)       (1,191)
NET INCREASE IN CASH AND CASH EQUIVALENTS............      --         12,035
CASH AND CASH EQUIVALENTS, beginning of period.......        1        16,613
                                                         -----       -------
CASH AND CASH EQUIVALENTS, end of period.............    $   1       $28,648
                                                         =====       =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.............................    $ --        $ 3,441
NONCASH ACTIVITIES:
  Net property, plant and equipment transfers to
   Weyerhaeuser Company..............................     (108)          --

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of cash flows for the three months ended March 31, 1997 is not comparable to the statement of cash flows of the Predecessor. See the accompanying notes for additional information.

   The accompanying notes are an integral part of these combined statements.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U.S. Timberlands Company, L.P.:

  We have audited the accompanying balance sheet of U.S. Timberlands Company, L.P. (the MLP) as of July 29, 1997. This statement is the responsibility of the MLP's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of U.S. Timberlands Company, L.P. as of July 29, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Portland, Oregon,
July 29, 1997

                         U.S. TIMBERLANDS COMPANY, L.P.

                                 BALANCE SHEET

                                 JULY 29, 1997

                                  ASSET
                                  -----
CURRENT ASSET:
  Cash................................................................... $1,000
                                                                          ======
                            PARTNERS' EQUITY
                            ----------------
LIMITED PARTNER'S EQUITY................................................. $  990
GENERAL PARTNER'S EQUITY.................................................     10
                                                                          ------
    Total partners' equity............................................... $1,000
                                                                          ======




       The accompanying notes are an integral part of this balance sheet.

                        U.S. TIMBERLANDS COMPANY, L.P.

                            NOTES TO BALANCE SHEET

                                 JULY 29, 1997

1. THE COMPANY:

  U.S. Timberlands Company, L.P. (the MLP) is a Delaware limited partnership that was formed on June 27, 1997 to acquire substantially all of the equity interests in U.S. Timberlands Klamath Falls, L.L.C. (USTK) and to own and operate the business and assets of U.S. Timberlands Services Company, L.L.C. (Old Services), which are Delaware limited liability companies engaged in the harvest and sale of timber to third-party wood processors. The MLP's general partner is New Services, L.L.C., which will be renamed U.S. Timberlands Services Company, L.L.C. upon the consummation of the initial public offering of the MLP.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New Services, L.L.C.:

  We have audited the accompanying balance sheet of New Services, L.L.C. (the Company) as of July 29, 1997. This statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company, as of July 29, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Portland, Oregon,
July 29, 1997

                              NEW SERVICES, L.L.C.

                                 BALANCE SHEET

                                 JULY 29, 1997

                                 ASSETS
CASH.................................................................... $  990
INVESTMENT IN U.S. TIMBERLANDS COMPANY, L.P.............................     10
                                                                         ------
                                                                         $1,000
                                                                         ======
                    LIABILITIES AND MEMBERS' EQUITY
MEMBERS' EQUITY......................................................... $1,000
                                                                         ------
  Total members' equity................................................. $1,000
                                                                         ======




        The accompanying note is an integral part of this balance sheet.

                             NEW SERVICES, L.L.C.

                             NOTE TO BALANCE SHEET

                                 JULY 29, 1997

1. NATURE OF OPERATIONS:

  New Services, L.L.C. is a Delaware limited liability company that was formed June 24, 1997 to become the general partner of U.S. Timberlands Company, L.P.
(MLP). The MLP is a limited partnership that was formed to acquire substantially all of the equity interests in U.S. Timberlands Klamath Falls, L.L.C. (USTK) and to acquire, own and operate the business and assets of U.S. Timberlands Services Company, L.L.C. (Old Services), which are Delaware limited liability companies engaged in the harvest and sale of timber to third-party wood processors. Upon completion of the MLP acquisition of USTK and Old Services, New Services, L.L.C. will be renamed U.S. Timberland Services Company L.L.C., the successor entity to Old Services.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U.S. Timberlands Finance Corp.:

  We have audited the accompanying balance sheet of U.S. Timberlands Finance Corp. (Finance Corp.), a wholly owned subsidiary of U.S. Timberlands Company, L.P., as of August 26, 1997. This statement is the responsibility of the Finance Corp.'s management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Finance Corp., as of August 26, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Portland, Oregon,
August 26, 1997

                         U.S. TIMBERLANDS FINANCE CORP.

         (A WHOLLY OWNED SUBSIDIARY OF U.S. TIMBERLANDS COMPANY, L.P.)

                                 BALANCE SHEET

                                AUGUST 26, 1997

                                ASSETS
CASH................................................................... $1,000
                                                                        ------
  Total Assets......................................................... $1,000
                                                                        ======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
COMMON STOCK, $.01 par value, 1,000 shares authorized, issued and
 outstanding........................................................... $   10
ADDITIONAL PAID-IN CAPITAL.............................................    990
                                                                        ------
  Total stockholders' equity........................................... $1,000
                                                                        ======




        The accompanying note is an integral part of this balance sheet.

                        U.S. TIMBERLANDS FINANCE CORP.

         (A WHOLLY OWNED SUBSIDIARY OF U.S. TIMBERLANDS COMPANY, L.P.)

                             NOTE TO BALANCE SHEET

                                AUGUST 26, 1997

1. FINANCE CORP.:

  U.S. Timberlands Finance Corp. (Finance Corp.), a Delaware corporation, was formed on August 20, 1997 and is a wholly owned subsidiary of U.S. Timberlands Company, L.P. (MLP). The MLP is a limited partnership that was formed to acquire substantially all of the equity interests in U.S. Timberlands Klamath Falls, L.L.C. (USTK) and to acquire, own and operate the business and assets of U.S. Timberlands Services Company, L.L.C., which are Delaware limited liability companies engaged in the harvest and sale of timber to third-party wood processors.

  Finance Corp. and the MLP intend to offer, jointly and severally, $100,000,000 aggregate principal amount of Senior Notes due 2007 (the Notes). Finance Corp. and the MLP will each serve as co-obligors for the Notes.

  The MLP contributed $1,000 on August 26, 1997 for 1,000 shares of common stock, par value $.01 per share, of Finance Corp. There have been no other transactions involving Finance Corp. as of August 26, 1997.

                                                                     APPENDIX A

                           GLOSSARY OF CERTAIN TERMS

  Acquisition Facility: A $100.0 million revolving credit facility entered into by the Operating Company to be used for acquisitions and improvements.

  Available Cash: With respect to any quarter prior to liquidation:

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings for working capital purposes made subsequent to the end of such quarter, less

    (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions under Section 6.4 or 6.5 of the Partnership Agreement in respect of any one or more of the next four quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash within such quarter if the General Partner so determines. Notwithstanding the foregoing, "Available Cash" with respect to the quarter in which the liquidation of the Company occurs and any subsequent quarter shall equal zero.

  Bank Credit Facility: The $100.0 million Acquisition Facility and the $25.0 million Working Capital Facility both entered into by the Operating Company.

  BBF: One billion board feet.

  BDT: Bone Dry Ton; a ton of residuals of lumber manufacturing that is free of moisture.

  BLM: The U.S. Department of Interior Bureau of Land Management.

  Board Foot (BF): A unit of lumber measurement 1 foot square and 1 inch thick.

  CERCLA and Superfund: Refer generally to the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

  Chips: Wood generated either in a whole log chip mill or as a by-product of the manufacture of lumber and plywood and used in the manufacture of pulp and paper and various composite panel products such as medium density fiberboard, particle board and oriented strand board.

  Closing Date: The first date on which Notes are sold by the Issuers to the Underwriters pursuant to the provisions of the Underwriting Agreement.

  Code: Internal Revenue Code of 1986, as amended.

  Collins: Collins Products LLC.

  Collins Supply Agreement: The 10-year log supply agreement that the Company has entered into with Collins.

  Commission: United States Securities and Exchange Commission.

  Common Unit Arrearage: The amount by which the Minimum Quarterly Distribution in respect of a quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit, cumulative for such quarter and all prior quarters during the Subordination Period.

  Common Units: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

  Company: U.S. Timberlands Company, L.P., a Delaware limited partnership, and any successors thereto.

  Compensation Committee: A committee of the board of directors of the General Partner which will initially consist of five directors, including two independent directors, which will determine the compensation of the officers of the General Partner and administer its employee benefit plans.

  Conflicts Committee: A committee of the board of directors of the General Partner composed entirely of two or more directors who are neither officers, employees or security holders of the General Partner nor officers, directors, employees or security holders of any affiliate of the General Partner.

  Contribution Agreement: The Contribution, Conveyance and Assumption Agreement to be dated the closing date of the MLP Offering among the General Partner, the Company, the Operating Company and certain other parties governing the Transactions pursuant to which, among other things, the assets and operations of USTK will be transferred and the liabilities will be assumed.

  Cutting Contract or Stumpage Contract: An agreement whereby a third party purchases the right to harvest trees from a given tract of land within a given time period, and title to the standing trees passes at the time of such harvest. Total payment under such an agreement is tied to volume removed.

  DBH: "Diameter at breast height," a term frequently used to describe a tree measurement taken 4 1/2 feet above ground level.

  DD&A: Depreciation, depletion and road amortization.

  EBITDDA: Operating income plus depreciation, depletion and amortization and cost of timber and property sales. EBITDDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDDA is not intended to represent cash flow and does not represent the measure of cash available for distribution, but provides additional information for evaluating the Company's ability to make the Minimum Quarterly Distribution.

  ERISA: Employee Retirement Income Security Act of 1974, as amended.

  Exchange Act: Securities Exchange Act of 1934, as amended.

  Fee Timber: Timber which is located on property owned in fee, as opposed to timber that is located on lands owned by other parties and is acquired pursuant to cutting contracts.

  Finance Corp.: U.S. Timberlands Finance Corp., a wholly-owned subsidiary of the Company.

  General Partner or New Services: New Services, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of the Company.

  GIS: The Company's computerized geographic information system.

  Holdings: U.S. Timberlands Holdings, L.L.C., a Delaware limited liability company.

  Holdings Debt: The $130.0 million of bank indebtedness incurred by Holdings in connection with USTK's acquisition of the Klamath Falls Timberlands in August 1996.

  Incentive Distribution Right: A non-voting limited partner Partnership Interest issued to USTK in connection with the transfer of its assets to the Company pursuant to the Partnership Agreement and subsequently contributed to the General Partner, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in the Partnership Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of holders of a Partnership Interest).

  Incentive Distributions: The distributions of Available Cash from Operating Surplus initially made to the General Partner that are in excess of the General Partner's aggregate 2% general partner interest.

  Indenture: The indenture pursuant to which the Notes will be issued, a form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

  Issuers: The Company together with Finance Corp.

  Klamath Falls Timberlands: The approximately 601,000 fee acres of timberland acquired by USTK and Old Services in August 1996 from Weyerhaeuser.

  Logs: The stem of the tree after it has been felled. The raw material from which lumber, plywood and other wood products are processed.

  Long-Term Incentive Plan: The U.S. Timberlands Company, L.P. 1997 Long-Term Incentive Plan.

  MBF: One thousand board feet. A common unit of measure for pricing standing timber as well as lumber.

  MBG: Mason, Bruce & Girard, Inc., independent forest resource consultants.

  MMBF: One million board feet.

  Merchantable Timber: A tree that will produce a sound log 16 feet in length and at least 5p in diameter, inside bark, at the small end. Timber may be merchantable even if it has not reached its optimum sale value.

  Minimum Quarterly Distribution: $0.50 per Unit with respect to each quarter or $2.00 per Unit on an annualized basis, subject to adjustment. See "The Partnership Agreement--Cash Distributions."

  Notes: The $100 million aggregate principal amount of % Senior Notes due 2007 offered hereby.

  Ochoco: Ochoco Lumber Company.

  Ochoco Acquisition: The acquisition of the Ochoco Timberlands by USTK from Ochoco on July 15, 1997.

  Ochoco Timberlands: The approximately 42,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland acquired by USTK on July 15, 1997 from Ochoco.

  Old Services: U.S. Timberlands Management Company, L.L.C., formerly known as U.S. Timberlands Services Company, L.L.C.

  Operating Company: U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability company, and any successors thereto.

  Operating Company Agreement: The Amended and Restated Agreement of Limited Partnership of the Operating Company, as it may be amended, supplemented or restated from time to time.

  Opinion of Counsel: A written opinion of counsel, acceptable to the General Partner in its reasonable discretion, to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Company or cause the Company to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

  OSHA: Federal Occupational Safety and Health Act.

  Partnership Agreement: The Amended and Restated Agreement of Limited Partnership of the Company, as it may be amended, restated or supplemented from time to time. Unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreement of the Company and to the Operating Company Agreement, collectively.

  Plantations: The 184,000 acres of the Timberlands which are actively managed tree farms.

  Predecessor: The southern Oregon timberlands operations of Weyerhaeuser acquired by the Company in the Weyerhaeuser Acquisition.

  Private Note Agreement: The agreement pursuant to which the Private Notes will be issued, a form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

  Private Note Placement: The private placement by the Operating Company of the Private Notes.

  Private Notes: The $150 million aggregate principal amount of unsecured
senior notes due      to be privately placed by the Operating Company.

  Registration Statement: The Registration Statement on Form S-1, as amended
(No. 333-         ), filed by the Company with the Commission, relating to the
Notes.

  RROW: Reciprocal right-of-way.

  Seedling: A young tree generally less than three years of age used as planting stock for reforestation.

  Securities Act: The Securities Act of 1933, as amended.

  Silviculture: The practice of cultivating forest crops based on the knowledge of forestry; more particularly, controlling the establishment, composition and growth of forests.

  Softwoods: Coniferous trees, usually evergreen and having needles or scalelike leaves, such as Ponderosa pine, Douglas fir, white pine and spruce.

  Stand: An area of trees possessing sufficient uniformity of age, size and composition to be distinguished from adjacent areas so as to form a management unit. The term is usually applied to forests of commercial value.

  Stumpage: Standing timber (timber as it stands uncut in the woods).

  Subordinated Unit: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees (other than of holders of the Incentive Distribution Rights) and having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit.

  Subordination Period: The Subordination Period will generally extend from the closing of this offering until the first to occur of: (a) the first day of any quarter beginning after December 31, 2002 in respect of which (i) distributions of Available Cash from Operating Surplus on each of the outstanding Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interests in the Company and in the Operating Company during such periods, and (iii) there are no outstanding Common Unit Arrearages; and (b) the date on which the General Partner is removed as general partner of the Company upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal. Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established by the General Partner for any quarter ending on or after (a) December 31, 2000 with respect to one-quarter of the Subordinated Units (1,377,525 Subordinated Units) and
(b) December 31, 2001 with respect to an additional one-quarter of the Subordinated Units (1,377,525 Subordinated Units), on a cumulative basis, in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods,
(ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Company and in the Operating Company during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second quarter of Subordinated Units may not occur until at least one year following the early conversion of the first quarter of Subordinated Units. In addition, if the General Partner is removed as general partner of the Company under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partner will have the right to convert their 2% general partner interests (and all the rights to the Incentive Distribution) into Common Units or to receive cash in exchange for such interests.

  Target Distribution Levels: See "The Partnership Agreement--Cash
Distributions."

  Thinning: Removal of selected trees, usually to eliminate overcrowding, to remove dead, dying, deformed or diseased trees and to promote more rapid growth of desired trees. "Pre-commercial thinning" refers to thinning that does not directly produce merchantable timber. "Commercial thinning" results directly in merchantable timber.

  Timber: Standing trees not yet harvested.

  Timberlands: The timber properties of the Company.

  TMG: Timberlands Management Group, an entity 100% owned and controlled by Rudey Timber Company L.L.C.

  Transactions: The transactions related to the formation of the Company, the issuance of the Common Units, the issuance of the Notes, the issuance of the Private Notes, the entering into of the Bank Credit Facility and the other transactions to occur in connection with this offering and the MLP Offering.

  Unitholders: Holders of the Common Units and the Subordinated Units, collectively.

  Unit Majority: During the Subordination Period, at least a majority of the outstanding Common Units, voting as a class, and at least a majority of the outstanding Subordinated Units, voting as a class and, thereafter, at least a majority of the outstanding Units.

  Units: The Common Units and the Subordinated Units, collectively, but not including the right to receive Incentive Distributions.

  USFS: United States Department of Agriculture--Forest Service.

  USFWS: United States Fish and Wildlife Service.

  USTK: U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability Company which, upon consummation of the Transactions, will become the Company's Operating Company.

  USTK Debt: The $285.0 million of bank indebtedness incurred by USTK in July 1997 to refinance indebtedness incurred in connection with the acquisition of the Klamath Falls Timberlands and to finance the acquisition of the Ochoco Timberlands.

  Weyerhaeuser: Weyerhaeuser Company.

  Weyerhaeuser Acquisition: The acquisition by USTK and Old Services in August 1996 of the Klamath Falls Timberlands from Weyerhaeuser.

  Working Capital Facility: A $25.0 million revolving credit facility entered into by the Operating Company to be used for working capital and other Company purposes.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  15
The Transactions.........................................................  21
Use of Proceeds..........................................................  22
Capitalization...........................................................  23
Selected Historical and Pro Forma Financial and Operating Data...........  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  28
Business and Properties..................................................  36
Management...............................................................  47
Security Ownership of Certain Beneficial Owners and Management...........  53
Certain Relationships and Related Transactions...........................  54
The Partnership Agreement................................................  55
Description of Notes.....................................................  58
ERISA Considerations.....................................................  88
Underwriting.............................................................  89
Validity of the Notes....................................................  90
Experts..................................................................  90
Available Information....................................................  91
Index to Financial Statements............................................ F-1
Glossary of Certain Terms................................................ A-1

                                  -----------

 Until       , 1997 (25 calendar days after the date of this Prospectus), all dealers effecting transactions in the Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addi-tion to the obligation of dealers to deliver a Prospectus when acting as Un-derwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $100,000,000

                               U.S. TIMBERLANDS
                                 COMPANY, L.P.

                               U.S. TIMBERLANDS
                                 FINANCE CORP.


                            % SENIOR NOTES DUE 2007

                                    -------

                                  PROSPECTUS

                                       , 1997

                                    -------

                               SMITH BARNEY INC.

                         BANCAMERICA SECURITIES, INC.

                           DEUTSCHE MORGAN GRENFELL


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

      Securities and Exchange Commission registration fee.............. $30,304
      NASD filing fee..................................................  10,500
      Printing and engraving expenses..................................     *
      Legal fees and expenses..........................................     *
      Accounting fees and expenses.....................................     *
      Blue Sky fees and expenses.......................................     *
      Transfer agent and registrar fees................................     *
      Miscellaneous expenses...........................................     *
                                                                        -------
          Total........................................................ $   *
                                                                        =======

--------
* To be furnished by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Section of the Prospectus entitled "The Partnership Agreement-- Indemnification" is incorporated herein by this reference.

  Reference is made to Section [7] of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement.

  Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  There has been no sale of securities of the Company within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

  a. Exhibits

     1.1 --Form of Underwriting Agreement
    +3.1 --Form of Amended and Restated Agreement of Limited Partnership of
           U.S. Timberlands Company, L.P.
    +3.2 --Form of Amended and Restated Operating Agreement of U.S. Timberlands
           Klamath Falls, L.L.C.
     4.1 --Form of Notes Indenture between U.S. Timberlands Company, L.P. and
               , as trustee
     5.1 --Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
   +10.1 --Form of Credit Agreement among U.S. Timberlands Klamath Falls,
           L.L.C. and certain banks
   +10.2 --Form of Note Purchase Agreement among U.S. Timberlands Klamath
           Falls, L.L.C. and certain investors
   +10.3 --Form of Contribution, Conveyance and Assumption Agreement among U.S.
           Timberlands Company, L.P. and certain other parties
   +10.4 --Form of U.S. Timberlands Company, L.P. Long-Term Incentive Plan
   +10.5 --Forms of Employment Agreement for Messrs. Rudey, Stephens, Kobacker,
           Morgan and Lugus
   *12.1 --Statement re computation of ratio of earnings to fixed charges
    21.1 --List of Subsidiaries
   *23.1 --Consent of Arthur Andersen LLP
   *23.2 --Consent of Mason, Bruce & Girard, Inc.
    23.3 --Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
   *24.1 --Powers of Attorney (included on signature page)
   +27.1 --Financial Data Schedule

--------
* Filed herewith
+ Incorporated by reference to an Exhibit to the Registrant's Registration
  Statement on Form S-1 (File No. 333-32811) filed August 4, 1997

  b. Financial Statement Schedules

  All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        U.S. TIMBERLANDS COMPANY, L.P.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 26, 1997.

                                          U.S. Timberlands Company, L.P.

                                          By: New Services, L.L.C.*
                                              As General Partner

                                          By: /s/ John M. Rudey
                                             ----------------------------------
                                             Name: John M. Rudey
                                             Title: Chairman




--------
  * Upon the consummation of this offering, New Services, L.L.C. will change its name to "U.S. Timberlands Services Company, L.L.C."

                        U.S. TIMBERLANDS COMPANY, L.P.

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints John M. Rudey, John J. Stephens, Edward J. Kobacker and George R. Hornig, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND DATES INDICATED BELOW.

              SIGNATURE                        TITLE                 DATE

          /s/ John M. Rudey            Chairman and            August 26, 1997
-------------------------------------   Director
            JOHN M. RUDEY

        /s/ John J. Stephens           President, Chief        August 26, 1997
-------------------------------------   Executive Officer
          JOHN J. STEPHENS              and Director

       /s/ Edward J. Kobacker          Executive Vice          August 26, 1997
-------------------------------------   President, Chief
         EDWARD J. KOBACKER             Operating Officer
                                        and Director

        /s/ Michael J. Morgan          Vice President and      August 26, 1997
-------------------------------------   Chief Financial
          MICHAEL J. MORGAN             Officer

         /s/ John H. Beuter            Director                August 26, 1997
-------------------------------------
           JOHN H. BEUTER

         /s/ Aubrey L. Cole            Director                August 26, 1997
-------------------------------------
           AUBREY L. COLE

        /s/ George R. Hornig           Director                August 26, 1997
-------------------------------------
          GEORGE R. HORNIG

        /s/ Robert F. Wright           Director                August 26, 1997
-------------------------------------
          ROBERT F. WRIGHT

                        U.S. TIMBERLANDS FINANCE CORP.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 26, 1997.

                                          U.S. Timberlands Finance Corp.

                                          By: /s/ John M. Rudey
                                             ----------------------------------
                                             Name: John M. Rudey
                                             Title: Chairman

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints John M. Rudey and John J. Stephens, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

          /s/ John M. Rudey            Chairman and            August 26, 1997
-------------------------------------   Director
            JOHN M. RUDEY

        /s/ John J. Stephens           President and Chief     August 26, 1997
-------------------------------------   Executive Officer
          JOHN J. STEPHENS

        /s/ Michael J. Morgan          Vice President,         August 26, 1997
-------------------------------------   Secretary, Chief
          MICHAEL J. MORGAN             Financial Officer
                                        and Principal
                                        Accounting Officer

                               INDEX TO EXHIBITS

EXHIBITS

   1.1 --Form of Underwriting Agreement
  +3.1 --Form of Amended and Restated Agreement of Limited Partnership of U.S.
         Timberlands Company, L.P.
  +3.2 --Form of Amended and Restated Operating Agreement of U.S. Timberlands
         Klamath Falls, L.L.C.
   4.1 --Form of Notes Indenture between U.S. Timberlands Company, L.P. and
               , as trustee
   5.1 --Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
 +10.1 --Form of Credit Agreement among U.S. Timberlands Klamath Falls, L.L.C.
         and certain banks
 +10.2 --Form of Note Purchase Agreement among U.S. Timberlands Klamath Falls,
         L.L.C. and certain investors
 +10.3 --Form of Contribution, Conveyance and Assumption Agreement among U.S.
         Timberlands Company, L.P. and certain other parties
 +10.4 --Form of U.S. Timberlands Company, L.P. Long-Term Incentive Plan
 +10.5 --Forms of Employment Agreement for Messrs. Rudey, Stephens, Kobacker,
         Morgan and Lugus
 *12.1 --Statement re computation of ratio of earnings to fixed charges
  21.1 --List of Subsidiaries
 *23.1 --Consent of Arthur Andersen LLP
 *23.2 --Consent of Mason, Bruce & Girard, Inc.
  23.3 --Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
 *24.1 --Powers of Attorney (included on signature page)
 +27.1 --Financial Data Schedule

--------
* Filed herewith
+ Incorporated by reference to an Exhibit to the Registrant's Registration
  Statement on Form S-1 (File No. 333-32811) filed August 4, 1997